UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, no par value, of Buffalo Wild Wings, Inc.

(2)

Aggregate number of securities to which transaction applies:

The maximum number of shares of common stock to which this transaction applies is estimated to be 16,022,644, which consists of (A) 15,530,075 shares of common stock issued and outstanding as of December 15, 2017; (B) 144,220 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of December 15, 2017; (C) 68,563 shares of common stock underlying restricted stock units outstanding as of December 15, 2017; (D) 268,639 shares of common stock underlying performance-based restricted stock units outstanding as of December 15, 2017; and (E) 11,167 shares of common stock that we estimate as the maximum number of shares that could be issued under the Buffalo Wild Wings, Inc.’s Employee Stock Purchase Plan prior to the completion of the merger.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the maximum aggregate value of the transaction was determined based upon the sum of: (A) 15,530,075 shares of common stock multiplied by the merger consideration of $157.00 per share; (B) 112,930 shares of common stock issuable upon exercise of options to purchase shares of common stock with an exercise price of less than $157.00 per share multiplied by $25.1325 (the difference between the merger consideration of $157.00 and the weighted average exercise price of such options of $131.8675); (C) 68,563 shares of common stock underlying restricted stock units multiplied by the merger consideration of $157.00 per share; (D) 101,856 shares of common stock underlying performance-based restricted stock units based upon an assumed attainment of the target level of performance applicable thereto multiplied by the merger consideration of $157.00; and (E) 11,167 shares of common stock that we estimate as the maximum number of shares that could be issued under the Buffalo Wild Wings, Inc.’s Employee Stock Purchase Plan prior to the completion of the merger, multiplied by the merger consideration of $157.00 per share. In calculating the maximum aggregate value of the transaction, no value was attributed to (A) 31,290 shares of common stock issuable upon exercise of options to purchase shares of common stock with an exercise price of $157.00 or more, which will be cancelled in the merger without any consideration; (B) 65,095 shares of common stock underlying performance-based restricted stock units (assuming performance at the maximum level) that are to be forfeited prior to the special meeting to which this proxy statement relates due to failure of the performance considerations; or (C) 101,688 shares of common stock underlying other performance-based restricted stock units for which no consideration will be payable in the merger because they are in excess of the shares that would be issued based upon an assumed attainment of the target level of performance applicable thereto.

	(4)	Proposed maximum aggregate value of transaction: $2,469,568,990

	(5)	Total fee paid: $307,462

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

                    ,

To our shareholders:

Buffalo Wild Wings, Inc. has entered into an agreement to be acquired by way of a merger. If the proposed merger is completed, Buffalo Wild Wings, Inc. will become a wholly owned subsidiary of Arby’s Restaurant Group, Inc. and each share of our common stock will be converted into the right to receive $157.00 in cash, without interest and less any applicable withholding taxes.

Our board of directors unanimously approved the merger agreement and has called a special meeting of our shareholders at which shareholders will have the opportunity to consider and vote upon a proposal to approve the merger agreement. Shareholder approval is one of several conditions to the proposed merger. Our board of directors unanimously recommends that you vote “FOR” each of the proposals to be considered at the special meeting, including approval of the merger agreement. The attached notice of special meeting includes further details about the special meeting, which will be held at                 , Minneapolis, Minnesota, at          Central Standard Time on                 , 2018.

You’re invited to attend the special meeting in person but, whether or not you plan to attend, please vote your shares as promptly as possible. Depending on how you hold your shares, you’ll find voting instructions on page 21 of the enclosed proxy statement and on the enclosed proxy or voting instruction card. Your vote is very important, because the merger cannot be completed unless holders of a majority of all of the outstanding shares of our common stock vote in favor of the proposal to approve the merger agreement. A failure to vote your shares of our common stock on the proposal to approve the merger agreement will have the same effect as a vote against the proposal.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Appendix A. I encourage you to read the proxy statement, including its appendices and the documents incorporated by reference, carefully and in its entirety.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Morrow Sodali LLC, by telephone at +1 (800) 662-5200 or by email at BWLD@morrowsodali.com.

Thank you for your continued support.

Sincerely,

Sally J. Smith

Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                  and is first being mailed to shareholders on or about                 ,      .

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

BUFFALO WILD WINGS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS to be held                 , 2018

TO THE SHAREHOLDERS OF BUFFALO WILD WINGS, INC.:

You are cordially invited to attend a special meeting of shareholders, to be held at                     , Minneapolis, Minnesota, at          Central Standard Time on                 , 2018. The purpose of the special meeting is to consider and vote upon the following proposals:

1.	Merger Proposal. To approve the Agreement and Plan of Merger, dated as of November 27, 2017 (which, as it may be amended from time to time, we refer to as the “merger agreement”), by and among Buffalo Wild Wings, Inc., Arby’s Restaurant Group, Inc., and IB Merger Sub I Corporation, pursuant to which Buffalo Wild Wings, Inc. would be acquired by way of a merger and become a wholly owned subsidiary of Arby’s Restaurant Group, Inc., which we refer to as the “merger.”

2.	Golden Parachute Proposal. To approve, in a non-binding advisory vote, certain compensation that may be paid or become payable to our named executive officers in connection with the merger.

3.	Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting.

Accompanying this notice of special meeting of shareholders is a proxy statement, which describes these proposals in more detail, and a form of proxy, which allows you to vote on these proposals. Please carefully review these materials, including the information incorporated by reference into the proxy statement.

We welcome you to attend the meeting, but whether or not you plan to attend, please submit your completed proxy via phone, mail or internet as soon as possible. Proxies are revocable and will not affect your right to vote in person in the event you revoke the proxy and attend the meeting. Instructions on how to vote are found in the section titled “The Special Meeting—How to Cast your Vote” on page 21. Our board of directors unanimously recommends our shareholders vote “FOR” each of these proposals.

Only shareholders of record as shown on our books at the close of business on                 ,          will be entitled to vote at the special meeting. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Dated:	, Minneapolis, Minnesota	Emily C. Decker Senior Vice President, General Counsel and Secretary

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

BUFFALO WILD WINGS, INC. PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS to be held , 2018 The date of this Proxy Statement is ,

PREFACE	iii

ABOUT THIS PROXY STATEMENT	iii

ADDITIONAL INFORMATION	iii

FORWARD-LOOKING STATEMENTS	iii

DATE OF MAILING	v

PROXY STATEMENT SUMMARY	1

THE SPECIAL MEETING	1

PROPOSALS UNDER CONSIDERATION	1

THE PARTIES	2

THE MERGER PROPOSAL	3

THE MERGER	3

TIMING OF THE MERGER AND RELATED CONTINGENCIES	4

OUR BOARD’S RECOMMENDATION AND RELATED CONSIDERATIONS	5

CERTAIN OTHER TERMS OF THE MERGER AGREEMENT	7

GOLDEN PARACHUTE PAYMENTS	10

DISSENTERS’ RIGHTS	11

QUESTIONS AND ANSWERS	12

THE SPECIAL MEETING	20

i

APPENDICES
MERGER AGREEMENT	A
VOTING AGREEMENT	B
OPINION OF GOLDMAN SACHS & CO. LLC	C
DISSENTERS’ RIGHTS PROVISIONS	D

PREFACE

ABOUT THIS PROXY STATEMENT

This document is being sent by Buffalo Wild Wings, Inc., a Minnesota corporation, which we refer to as “we,” “us,” “our,” “Buffalo Wild Wings,” or the “company,” and our board of directors to solicit proxies from our shareholders to vote their shares of our common stock at the special meeting of our shareholders to be held on                 , 2018. At the special meeting, our shareholders will be asked, among other things, to approve the Agreement and Plan of Merger, which, as it may be amended from time to time, we refer to as the “merger agreement,” entered into on November 27, 2017, by and among Buffalo Wild Wings, Arby’s Restaurant Group, Inc., which we refer to as “Arby’s” or “Parent,” and IB Merger Sub I Corporation, which we refer to as “Merger Sub.” Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Buffalo Wild Wings, with Buffalo Wild Wings continuing as the surviving corporation and becoming a wholly owned subsidiary of Arby’s, which we refer to as the “merger.”

The merger agreement permits a party to assign the merger agreement in certain circumstances, as described under “The Merger Agreement—Assignment” on page 88. References in this proxy statement to a party to the merger agreement are also to its permitted successors and assigns.

For a description of the company and some of the other parties involved in the transactions described in this proxy statement, including Roark Capital Management LLC, which we refer to as “Roark,” please see “Parties” on page 24.

ADDITIONAL INFORMATION

We have elected to “incorporate by reference” certain information into this proxy statement, which means that we are disclosing important information to you by referring you to certain other documents that we have filed separately with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and certain other documents that we may file with the SEC after the date of this proxy statement but prior to the special meeting. Because these documents contain important information and may subsequently amend this proxy statement, you should monitor and review our SEC filings until the special meeting is completed. References to this proxy statement are meant to include not only the main body of this proxy statement, but also the accompanying notice of special meeting and proxy card, each of the appendices, and all of the information incorporated by reference. See “Where You Can Find More Information” on page 104.

We have not authorized anyone to provide any information other than what is contained in or incorporated by reference in this proxy statement, and take no responsibility for any information others may give you. See “Miscellaneous—Legal and Cautionary Disclosures—Other Information Not Authorized by Buffalo Wild Wings” on page 102.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, including statements related to our financial projections, the consequences of the outcome of the proposals to be considered and voted upon at the special meeting, the completion of the merger, or the consequences thereof. Forward-looking statements can usually be identified by the use of words such as “aim,”

“anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends.

These forward-looking statements are based upon certain expectations and assumptions and are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including:

(1)	Risks related to the consummation of the merger, including the risks that:

a.	The merger may not be consummated within the anticipated time period, or at all.

b.	We may fail to obtain shareholder approval of the merger agreement.

c.	We may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act.”

d.	Other conditions to the consummation of the merger under the merger agreement may not be satisfied.

e.	All or part of the financing to be obtained by Arby’s may become unavailable.

f.	The significant limitations on remedies contained in the merger agreement may limit or entirely prevent us from specifically enforcing Arby’s obligations under the merger agreement or recovering damages for any breach by Arby’s.

(2)	The effects that any termination of the merger agreement may have on us and our business, including the risks that:

a.	Our stock price may decline significantly if the merger is not completed.

b.	The merger agreement may be terminated in circumstances requiring us to pay Arby’s a termination fee of $74 million.

c.	The circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger.

(3)	The effects that the announcement or pendency of the merger may have on us and our business, including the risks that:

a.	Our business, operating results or stock price may suffer.

b.	Our current plans and operations may be disrupted.

c.	Our ability to retain or recruit key employees may be adversely affected.

d.	Our business relationships (including customers, franchisees and suppliers) may be adversely affected.

e.	Our management’s or other employees’ attention may be diverted from other important matters.

(4)	The effect of limitations that the merger agreement places on our ability to operate our business, return capital to shareholders or engage in alternative transactions.

(5)	The nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others.

(6)	The risk that the merger and related transactions may involve unexpected costs, liabilities or delays.

(7)	Other economic, business, competitive, legal, regulatory, and/or tax factors.

(8)	The risks described from time to time in our reports filed with the SEC under the heading “Risk Factors,” including Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, subsequent Quarterly Reports on Form 10-Q and in our other filings with the SEC.

All forward-looking statements are qualified by, and should be considered together with, these cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made.

Except as required by applicable law, we undertake no obligation to update forward-looking statements (whether as a result of new information, future events or otherwise). However, we do advise you to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

DATE OF MAILING

We expect that this proxy statement, the related form of proxy, and notice of special meeting will first be mailed to shareholders on or about                     ,          .

v

PROXY STATEMENT SUMMARY

Below is a very brief summary of certain of the information included in this proxy statement that we consider most significant. This summary does not address all of the material topics covered by this proxy statement, nor does it include all of the material information provided by this proxy statement on any topic. Please refer to the complete proxy statement for additional information and before you vote.

THE SPECIAL MEETING

Time:	Central Standard Time
Date:	, 2018
Place:	Minneapolis, Minnesota
Record Date:	,

Voting Eligibility:

Shareholders as of the close of business on the record date are entitled to vote, and each share of our common stock is entitled to one vote on all matters to be voted on. As of the close of business on the record date for the special meeting, there were                  shares of our common stock outstanding and expected to be entitled to vote at the special meeting. There are no other securities outstanding and entitled to vote at the special meeting.

Admission:

Only shareholders and authorized guests may attend the meeting and all attendees will be required to show a valid form of ID (such as a government-issued form of photo identification). If you hold your shares in street name (i.e., through a bank, broker or other nominee), you must also provide proof of share ownership, such as a letter from your bank, broker or other nominee or a recent brokerage statement.

PROPOSALS UNDER CONSIDERATION

The following table summarizes each of the proposals to be considered and voted upon at the special meeting, including for each the vote required for approval, the voting recommendation of our board of directors, and the page number in this proxy statement where you can begin to find more information.

No.	Proposal	Voting Requirement	Voting Recommendation	See Page
1	Merger Proposal. To approve the Agreement and Plan of Merger, dated as of November 27, 2017, by and among Buffalo Wild Wings, Inc., Arby’s Restaurant Group, Inc., and IB Merger Sub I Corporation, pursuant to which Buffalo Wild Wings would be acquired by way of a merger and become a wholly owned subsidiary of Arby’s, which we refer to as the “merger proposal.”	At least shares (which represents a majority of all shares of our common stock outstanding as of the record date)	FOR	92

2	Golden Parachute Proposal. To approve, in a non-binding advisory vote, certain compensation that may be paid or become payable to our named executive officers in connection with the merger, which we refer to as the “golden parachute proposal.”	More shares voted “FOR” than “AGAINST” (subject to the presence of a quorum)	FOR	93
3	Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting, which we refer to as the “adjournment proposal.”	The greater of (a) shares (which represents a majority of the minimum number of shares entitled to vote that would constitute a quorum) or (b) a majority of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting	FOR	95

THE PARTIES

Buffalo Wild Wings, Inc. (referred to in this proxy statement as “we,” “us,” “our,” “Buffalo Wild Wings,” or the “company”) is a Minnesota corporation. We are an established and growing owner, operator, and franchisor of restaurants featuring a variety of boldly-flavored, crave-able menu items, including our Buffalo, New York-style chicken wings.

Arby’s Restaurant Group, Inc. (referred to in this proxy statement as “Arby’s” or “Parent”) is a Delaware corporation. Arby’s is the parent company, owner-operator, and franchisor of the Arby’s brand.

IB Merger Sub I Corporation (referred to in this proxy statement as “Merger Sub”) is a wholly owned subsidiary of Arby’s formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

Roark Capital Management LLC (referred to in this proxy statement as “Roark”) is a Delaware limited liability company. Roark is not a party to the merger agreement, but funds advised by Roark are the majority owners of Arby’s and another fund advised by Roark has committed to provide Arby’s with a portion of the equity financing needed for the merger.

For more information about these parties, see “Parties” on page 24.

The merger agreement permits a party to assign the merger agreement in certain circumstances, as described under “The Merger Agreement—Assignment” on page 88. For example, Arby’s is generally permitted to assign the merger agreement to an affiliate. References in this proxy statement to a party to the merger agreement are also to its permitted successors and assigns.

THE MERGER PROPOSAL

We are asking you to approve a proposal to approve the merger agreement and thereby adopt the merger agreement as a plan of merger. The merger agreement provides, among other things, that at the effective time of the merger, Merger Sub will be merged with and into Buffalo Wild Wings. Buffalo Wild Wings will continue as the surviving corporation in the merger. As a result of the merger, Buffalo Wild Wings will be delisted from the Nasdaq Global Select Market, which we refer to as “Nasdaq,” and deregistered under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” and will become a wholly owned subsidiary of Arby’s. See “The Merger—The Merger and Its Effects” on page 27 and “The Merger Agreement—Structure and Corporate Effects of the Merger” on page 66.

A copy of the merger agreement is attached as Appendix A. For a discussion of certain terms and conditions of the merger agreement, see the section entitled “The Merger Agreement” on page 66. For a discussion of certain other considerations related to the merger, see the section entitled “The Merger” on page 27. For a discussion of the merger proposal see “The Merger Proposal (Proposal #1)” on page 92. The following subsections of this summary highlight certain information contained in these sections.

THE MERGER

Effects of the Merger on our Common Stock; Merger Consideration

As a result of the merger, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $157.00 in cash, without interest, which we refer to as the “merger consideration,” and less any applicable withholding taxes, except for (1) any shares subject to a restricted stock award, (2) any shares that are directly or indirectly owned by Arby’s, any of its subsidiaries, or any of our subsidiaries, which, collectively, we refer to as the “cancelled shares,” and (3) any dissenting shares (as described under “The Merger Agreement—Effect of the Merger on Our Common Stock” on page 67). The shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the merger consideration. See “The Merger—The Merger and Its Effects” on page 27 and “The Merger Agreement—Effect of the Merger on Our Common Stock” on page 67.

Payment for Common Stock in the Merger

Promptly after the effective time of the merger, Arby’s will cause a paying agent to mail to each holder of record of shares of our common stock whose shares were converted into the right to receive the merger consideration (1) a letter of transmittal and (2) instructions for effecting the surrender of certificates or book-entry shares formerly representing shares of our common stock in exchange for the merger consideration. Upon surrender of certificates or book-entry shares, as applicable, to the paying agent together with the letter of transmittal, completed and executed in accordance with the instructions to the letter of transmittal, and such other documents as may customarily be required by the paying agent, the holder of such certificates (or effective affidavits of loss in lieu of certificates) or book-entry shares will be entitled to receive the merger consideration for all such shares, and such shares will be cancelled. Do not send in your certificates now. See “The Merger Agreement—Payment for Common Stock in the Merger” on page 69.

Buffalo Wild Wings without the Merger

If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of our common stock. Instead, we will remain a public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. See “The Merger—Buffalo Wild Wings Without the Merger” on page 27.

Material United States Federal Income Tax Consequences

The exchange of our common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders (as defined under “The Merger—Material U.S. Federal Income Tax Consequences” on page 59) for United States federal income tax purposes. A more complete description of the U.S. federal income tax consequences of the merger is provided under “The Merger—Material U.S. Federal Income Tax Consequences” on page 60.

TIMING OF THE MERGER AND RELATED CONTINGENCIES

Timing of the Merger

The closing of the merger is to take place on the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement to be satisfied or waived. However, Arby’s and Merger Sub will not be obligated to consummate the closing until three business days following the end of the marketing period (as described under “The Merger Agreement—Financing Cooperation” on page 81). In any event, we and Arby’s will agree to a mutually acceptable closing date (as defined below). We currently expect to complete the merger in the first quarter of 2018. However, we cannot predict the exact timing of completion of the merger. The date on which the closing occurs is sometimes referred to as the “closing date.” See “The Merger Agreement—Timing of the Merger” on page 66.

Conditions to Completion of the Merger

The respective obligations of us, Arby’s and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our shareholders, receipt of certain regulatory approvals, the absence of any legal prohibitions to the consummation of the merger, the accuracy of the representations and warranties of the parties, a lack of a material adverse effect on the company and compliance by the parties with their respective obligations under the merger agreement. For a description of these conditions, see “The Merger Agreement—Conditions to Completion of the Merger” on page 82.

Financing of the Merger

We anticipate that the total amount of funds necessary to consummate the merger and the related transactions will be funded through a combination of (1) debt financing as contemplated by a debt commitment letter between Arby’s and Barclays Bank plc, which we refer to as “Barclays Bank,” pursuant to which Barclays Bank has agreed to provide Arby’s with up to $2.21 billion of borrowings under committed borrowing facilities subject to the terms and conditions set forth in such debt commitment letter (or financing raised in certain capital markets transactions in lieu of a portion of such committed debt financing), (2) equity financing to be provided by a fund advised by Roark, which has agreed to capitalize Arby’s with up to $783 million, subject to the terms and conditions set forth in an equity commitment letter entered into by such fund and Arby’s, and (3) cash on hand and other available financial resources. The merger is not conditioned upon receipt of financing by Arby’s. See “The Merger—Financing of the Merger” on page 51.

We have agreed to use our reasonable best efforts to provide all cooperation that is reasonably necessary, customary or advisable and reasonably requested by Arby’s to assist Arby’s in connection with it obtaining financing for the merger. The agreement also contains provisions intended to ensure Arby’s and its debt financing sources have sufficient time and information with which to syndicate debt financing of Arby’s. In particular, Arby’s and Merger Sub are not obligated to complete the merger until three business days after we have provided certain “required information” and a subsequent “marketing period” of at least 15 consecutive business days (which marketing period is subject to early termination in certain circumstances) has elapsed. See “The Merger Agreement—Financing Cooperation” on page 81.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

The consummation of the merger is not conditioned on any antitrust or competition law regulatory filings in the United States or in any other jurisdiction, other than that described above.

For more information about regulatory approvals relating to the merger, see “The Merger—Regulatory Approvals” on page 59.

OUR BOARD’S RECOMMENDATION AND RELATED CONSIDERATIONS

Board Recommendation

Our board of directors unanimously recommends that you vote “FOR” approval of the merger proposal, which we refer to as the “board recommendation.” In making the board recommendation, our board of directors considered a number of factors potentially weighing in favor of the merger, and also considered and balanced against these factors a number of uncertainties, risks, restrictions and other factors potentially weighing against the merger. For a summary of the reasons for our board of directors’ recommendation in favor of the merger, see “The Merger—Reasons for our Board’s Recommendation in Favor of the Merger” on page 34.

Additional information about the process leading to our board of directors’ approval of the merger and the execution of the merger agreement can be found under “The Merger—Background to the Merger” on page 28.

Opinion of Our Financial Advisor

Goldman Sachs & Co. LLC, which we refer to as “Goldman Sachs,” delivered its opinion to our board of directors that, as of November 27, 2017 and based upon and subject to the factors and assumptions set forth therein, the $157.00 in cash per share of our common stock to be paid to the holders (other than Arby’s and its affiliates) of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 27, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between us and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $27 million, all of which is payable upon consummation of the merger.

See “The Merger—Opinion of Our Financial Advisor” on page 39.

Change in Board Recommendation

The merger agreement provides that our board of directors may not withhold, withdraw or rescind (or modify in a manner adverse to Arby’s), or publicly propose to withhold, withdraw or rescind (or modify in a manner adverse to Arby’s), the board recommendation; approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any takeover proposal (as defined under “The Merger Agreement—No Solicitation; Alternative Proposals” on page 76); cause or permit us or our subsidiaries to execute or enter into, any acquisition agreement or other agreement related to any takeover proposal, other than confidentiality agreements executed pursuant to potential takeover proposals or superior offers under specified circumstances; or publicly propose or announce an intention to take any of the foregoing actions. Notwithstanding the foregoing, but subject to certain conditions (including Arby’s matching right described under “The Merger Agreement—Change in Board Recommendation” on page 78), at any time prior to the time the requisite company shareholder vote is obtained, our board of directors may, (x) make an adverse recommendation change in response to a superior proposal (as defined under “The Merger Agreement—No Solicitation; Alternative Proposals” on page 76) that did not result from a breach of the no-shop restrictions (as defined under “The Merger Agreement—No Solicitation; Alternative Proposals” on page 76) or in response to an intervening event (as defined under “The Merger Agreement—Change in Board Recommendation” on page 78) or (y) terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of a superior proposal that did not result from a breach of the no-shop restrictions. See “The Merger Agreement—Change in Board Recommendation” on page 78.

Interests of our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors that you vote for the merger proposal, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests are summarized under “The Merger—Interests of Our Directors and Executive Officers in the Merger” on page 54. Our board of directors was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the shareholders of the company.

The compensation that may become payable to our named executive officers in connection with the merger is subject to a non-binding advisory vote of the company’s shareholders, as described below in “The Golden Parachute Proposal (Proposal #2)” on page 93.

We currently expect that our directors and officers will vote their shares in favor of the merger proposal, the golden parachute proposal and the adjournment proposal, although they have no obligation to do so.

Voting Agreement with the Marcato Funds

Certain investment funds advised by Marcato Capital Management, LP, which collectively beneficially owned approximately 6.4% of our outstanding shares as of November 27, 2017, have entered into an agreement to vote the shares beneficially owned by such funds as of the record date in favor of approval of the merger agreement, subject to the terms and conditions of such agreement. See “Voting Agreement” on page 90.

CERTAIN OTHER TERMS OF THE MERGER AGREEMENT

The merger agreement contains a range of representations and warranties, covenants, and additional agreements. Certain of these terms are summarized below, and additional detail is provided in the section entitled “The Merger Agreement” on page 66. A copy of the merger agreement is attached as Appendix A. We encourage you to read the merger agreement carefully and in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

“No-Shop” Restrictions

The merger agreement provides that we are not permitted to, (1) directly or indirectly, solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any takeover proposal, (2) participate in discussions or negotiations regarding any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a takeover proposal, (3) furnish any non-public information concerning us or our subsidiaries related to, or to any person or group who would reasonably be expected to make, any takeover proposal, (4) approve, recommend or endorse any acquisition agreement or takeover proposal, (5) otherwise knowingly facilitate any such efforts or (6) resolve or agree to do any of the foregoing.

Notwithstanding these restrictions, we may enter into and participate in discussions or negotiations with such third party in response to a bona fide written takeover proposal made after the execution of the merger agreement and that did not result from a breach of the no-shop restrictions, and may furnish information to such third party if our board of directors has determined in good faith, after consultation with outside legal counsel and our financial advisor, that such takeover proposal is or is reasonably likely to result in a superior proposal and failure to take such action would be reasonably likely to be inconsistent with our board of directors’ fiduciary duties under applicable law.

For more information on these no-shop restrictions, see “The Merger Agreement—No Solicitation; Alternative Proposals” on page 76.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger proposal by our shareholders by the mutual written consent of us and Arby’s. Subject to certain conditions and exceptions, the merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either us or Arby’s, if:

○	the merger is not completed by 5:00 p.m., New York City time, on May 29, 2018 (which we refer to as the “outside date,” and which may be extended in certain circumstances to June 26, 2018);

○	a final and nonappealable order, injunction, judgment or law is in effect enjoining or otherwise prohibiting the merger; or

○	our shareholders do not approve the merger agreement when a final vote is taken on the merger proposal at the special meeting.

•	by us:

○	if (1) there is a breach or inaccuracy in Arby’s or Merger Sub’s representations and warranties, or if Arby’s or Merger Sub has failed to perform any of its covenants or agreements in the merger agreement, (2) such breach, inaccuracy or failure would give rise to the failure of certain closing conditions, and (3) such breach, inaccuracy or failure is not capable of being cured prior to the outside date or, if curable, is not cured within the earlier of 30 days of written notice to Arby’s of such breach, inaccuracy or failure or the outside date;

○	in order to accept a superior proposal that did not result from a breach of the no-shop restrictions and enter into a definitive agreement providing for such superior proposal immediately following or concurrently with the termination of the merger agreement; or

○	if, three business days following the completion of the marketing period specified in the merger agreement, (1) all of the mutual conditions precedent to the merger and the conditions to Arby’s and Merger Sub’s obligations to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing but which are then capable of being satisfied at the closing on such date) under the merger agreement, (2) we have confirmed to Arby’s in writing that our obligations to effect the merger have been satisfied or waived, and that we stand ready, willing and able to consummate the merger at such time, (3) Arby’s and Merger Sub fail to consummate the merger by the time the closing should have occurred in accordance with the merger agreement, (4) we have given Arby’s written notice at least 15 calendar days prior to such termination stating our intention to terminate the merger agreement and the basis for such termination, and (5) the closing has not been consummated by the end of such 15 calendar day period.

•	by Arby’s, if:

○	(1) there is a breach or inaccuracy in our representations and warranties, or if we have failed to perform any of our covenants or agreements in the merger agreement, (2) such breach, inaccuracy or failure would give rise to the failure of certain closing conditions, and (3) such breach, inaccuracy or failure is not capable of being cured prior to the outside date or, if curable, is not cured within the earlier of 30 days of written notice to us of such breach, inaccuracy or failure or the outside date;

○	our board of directors makes an adverse recommendation change, or we fail to include the board recommendation in this proxy statement; or

○	a tender or exchange offer relating to our securities is commenced (other than by Arby’s or its affiliates) and we do not announce, within ten business days after such commencement, a statement recommending rejection of such tender or exchange offer, or any other takeover proposal is publicly disclosed or announced and our board of directors fails to publicly reaffirm the board recommendation within ten business days after a request by Arby’s that we do so.

For more information on the circumstances in which the merger agreement may be terminated, and the effects of any such termination, see “The Merger Agreement—Termination” on page 84.

Termination Fees

We have agreed to pay Arby’s a termination fee of $74 million, if the merger agreement is terminated in certain circumstances, including:

(1)	if Arby’s terminates the merger agreement due to (or either Arby’s or we terminate the merger agreement because the requisite vote of approval of our shareholders is not obtained at the special meeting and at a time when Arby’s would be entitled to terminate the agreement due to) (a) our board of directors making an adverse recommendation change; (b) our failure to include the board recommendation in favor of the merger proposal in this proxy statement; (c) following the public disclosure or announcement of a takeover proposal (other than a tender or exchange offer described below), our board of directors fails to reaffirm publicly its recommendation within ten business days of Arby’s requesting such public affirmation; or (d) a tender or exchange offer relating to our securities is commenced (other than by Arby’s or its affiliates) and we do not announce, within ten business days after such commencement, a statement disclosing that we recommend rejection of such tender or exchange offer;

(2)	if we terminate the merger agreement in order to accept a bona fide superior proposal; or

(3)

if (a) the merger agreement is terminated by us or Arby’s for the failure to close before the outside date or for the failure to obtain shareholder approval, or the merger agreement is terminated by Arby’s for our material, uncured breach of the merger agreement, (b) after the execution and delivery of the merger agreement but before such termination, a takeover proposal is made to our board of directors or becomes publicly known and is not withdrawn, and (c) within 12 months after the termination, we enter into a definitive agreement providing for any transaction contemplated by any takeover proposal (regardless of when made) or consummate any takeover proposal (regardless of when made).

Arby’s has agreed to pay us a termination fee of $134 million, if the merger agreement is terminated in certain circumstances following Arby’s failure to consummate the merger when required to do so.

Limitation on Remedies

The merger agreement provides that any claim or cause of action based upon, arising out of, or related to the merger agreement (or any other agreement referenced therein) may only be brought against persons that are expressly named as parties to the merger agreement (or a party to any such other agreement referenced in the merger agreement). In addition, we have specifically waived any claims or rights against any financing source, agreed not to support any suit, action or proceeding made against any financing source, and agreed to cause dismissal or termination of any suit, action or proceeding against any financing source by or on behalf of the company, its subsidiaries and representatives, in each case, relating to the merger agreement, related financing documentation and related transactions.

If paid, the payment of any termination fees are deemed to be liquidated damages for any and all losses or damages suffered or incurred by the non-paying party in connection with the merger, merger agreement and related transactions. Upon payment of any such termination fee, the party paying such termination fee shall not have any further liability, whether pursuant to a claim in contract or tort, at law or in equity or otherwise.

For more information on the limitations on remedies in connection with the merger, see “The Merger Agreement—Limitations on Remedies” on page 88.

Specific Performance

Arby’s, Merger Sub and we are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement. However, we are not entitled to enforce or seek enforcement of Arby’s obligations to cause the equity financing to be consummated or to consummate the merger unless certain circumstances are satisfied as described in the section entitled “The Merger Agreement—Specific Enforcement” on page 88.

GOLDEN PARACHUTE PAYMENTS

In addition to the merger proposal, shareholders will be asked to advise in a non-binding vote to approve certain compensation that may be paid or become payable to our named executive officers in connection with the merger. We refer to this as the golden parachute proposal. The inclusion of this proposal is required by the SEC rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by shareholders and is not binding on Buffalo Wild Wings or Arby’s. If the merger agreement is approved by our shareholders and the merger is completed, the merger-related compensation will be paid to Buffalo Wild Wings’ named executive officers in accordance with the terms of their compensation agreements and arrangements even if our shareholders do not approve this proposal.

For more information on the golden parachute proposal, see “The Golden Parachute Proposal (Proposal #2)” on page 93. For more information on the payments that our named executive officers may receive in connection with the merger, see “Interests of Our Directors and Executive Officers in the Merger” on page 54.

DISSENTERS’ RIGHTS

If the merger agreement is approved by our shareholders at the special meeting and the merger is consummated, any of our shareholders who do not vote in favor of the merger agreement and who otherwise strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act will be entitled to demand payment for their shares and an appraisal of the value of those shares. The rights of dissenting shareholders under the Minnesota Business Corporation Act are discussed under “Dissenters’ Rights” on page 62. Any exercise of dissenters’ rights must be in accordance with the procedures set forth in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which sections are attached as Appendix D to this proxy statement.

QUESTIONS AND ANSWERS

Below are brief answers to some of the key questions that we anticipate you might have. These questions do not address all of the material topics covered by this proxy statement, nor do the answers include all of the material information provided by this proxy statement. Please refer to the complete proxy statement for additional information and before you vote.

Q:	Why am I receiving this document?

A:	On November 27, 2017, Buffalo Wild Wings entered into a definitive agreement providing for Buffalo Wild Wings to be acquired by way of a merger and become a wholly owned subsidiary of Arby’s. You are receiving this document in connection with the solicitation of proxies by our board of directors in favor of the proposal to approve the merger agreement, which we refer to as the merger proposal, and related proposals to be voted on at the special meeting. In addition, this document is our formal notice to you of your dissenters’ rights under Minnesota law.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “form of proxy” or “proxy card.” Our board of directors has designated each of Alexander H. Ware and Emily C. Decker, and each of them with full power of substitution, as proxies for the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held at , Minneapolis, Minnesota , on , 2018, at Central Standard Time.

In certain circumstances, the special meeting could be adjourned to another time or place. All references in our proxy materials to the special meeting include any adjournment or postponement of the special meeting.

Q:	Who can vote at the special meeting?

A:	Only holders of record of our common stock as of the close of business on , , the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. As of the close of business on the record date, there were shares of our common stock outstanding and entitled to vote at the special meeting, held by holders of record. Each share of our common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

A:	If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “shareholder of record.” In this case, we have sent this proxy statement and your proxy card to you directly.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger agreement (which we describe in greater detail on page 92);

•	to approve, in a non-binding advisory vote, certain compensation that may be paid or become payable to our named executive officers in connection with the merger (which we describe in greater detail on page 93); and

•	to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting (which we describe in greater detail on page 95).

Q:	What is the proposed merger and what effects will it have on Buffalo Wild Wings?

A:	The proposed merger is the acquisition of Buffalo Wild Wings by Arby’s pursuant to the merger agreement. If the merger proposal is approved by the holders of our common stock and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into Buffalo Wild Wings, with Buffalo Wild Wings continuing as the surviving corporation. As a result of the merger, Buffalo Wild Wings will become a wholly owned subsidiary of Arby’s. We would de-list our common stock from Nasdaq and de-register our common stock under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of common stock in connection with the merger. Instead, we will remain a public company, the common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may receive payment from or be required to pay to Arby’s a termination fee upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” on page 87.

Q:	What will I receive if the merger is completed?

A:	Upon completion of the merger, you will be entitled to receive the merger consideration of $157.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $15,700.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. Following the merger, you will not own shares in the surviving corporation.

Q:	How does the merger consideration compare to the market price of Buffalo Wild Wings common stock prior to the public announcement of the merger agreement?

A:	The merger consideration represents a premium of (1) approximately 34% to our closing stock price on November 13, 2017, the last trading day before the publication of articles suggesting that we and Arby’s were engaged in sale discussions, and (2) approximately 7% to our closing stock price on November 27, 2017, the last trading day before the public announcement of the merger agreement.

Q:	What will the holders of Buffalo Wild Wings equity awards, such as options and restricted stock units, receive in the merger?

A:	Until the effective time of the merger, equity awards will continue to be subject to vesting, exercise or forfeiture in accordance with their terms. At the effective time of the merger, all of our then-outstanding equity awards will be treated as summarized below and as described in more detail under “The Merger Agreement—Treatment of Buffalo Wild Wings Equity Awards” on page 68. These payments will be made shortly following the effective time of the merger, without interest and subject to any applicable withholding tax.

Stock Options. Each then-outstanding unexercised option to acquire shares of our common stock will be cancelled in exchange for an amount in cash equal to the excess, if any, of $157.00 over the exercise price per share of our common stock subject to such option multiplied by the number of shares of our common stock subject to such option. So-called “underwater” or out-of-the-money options, where the exercise price is more than or equal to $157.00, will be cancelled without consideration.

Time-Based Restricted Stock Units. Each then-outstanding restricted stock unit award subject solely to time-based vesting (sometimes referred to as an “RSU”) will be cancelled in exchange for an amount in cash equal to $157.00 multiplied by the number of shares of our common stock then subject to such time-based restricted stock unit award.

Performance-Based Restricted Stock Units. Each then-outstanding restricted stock unit award subject to performance-based vesting (sometimes referred to as a “PRSU” or “PSU”) will be cancelled in exchange for an amount in cash equal to $157.00 multiplied by the number of shares of our common stock attributable to such performance-based restricted stock unit award based upon an assumed attainment of the target level of performance applicable to such award, regardless of actual performance. Performance-based restricted stock unit awards that we granted in 2015 will be forfeited as of December 31, 2017 due to failure to satisfy the performance-based objectives for the applicable performance period and, therefore, no consideration will be payable in the merger for such performance-based restricted stock unit awards.

Restricted Stock. The merger agreement also provides that, at the effective time of the merger, each then-outstanding share of restricted stock will terminate and be cancelled in exchange for $157.00. However, we currently do not have and do not expect to have any shares of restricted stock outstanding.

Q:	What will happen to the Buffalo Wild Wings Employee Stock Purchase Plan?

A:	If the merger is completed, our Employee Stock Purchase Plan, which we refer to as the “ESPP,” will be terminated. The accumulated contributions of each participant will be used to purchase shares of our common stock on a special exercise date shortly prior to the merger, and any remaining contributions that are not used to purchase shares of our common stock will be refunded without interest.

Pending the merger, (1) we will not commence any new offering periods under the ESPP after the current offering period expires, (2) existing payroll deductions will continue in effect until shortly prior to the effective time of the merger (or, if earlier, the expiration of the current offering period), (3) payroll deductions may not be increased (other than increases made in accordance with payroll deduction elections that were in effect as of the date of the merger agreement), and (4) individuals cannot commence participation in the ESPP.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as soon as possible after the date of the special meeting, and currently expect to consummate the merger during the first quarter of 2018. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to conditions, including approval of the merger agreement by our shareholders and the receipt of regulatory approvals. See “The Merger Agreement—Timing of the Merger” on page 66 and “The Merger Agreement—Conditions to Completion of the Merger” on page 92.

Q:	Am I entitled to appraisal or dissenters’ rights under Minnesota law?

A:	Yes. As a holder of our common stock, you are entitled to exercise dissenters’ rights under the Minnesota Business Corporation Act in connection with the merger if you take certain actions and meet certain conditions. See “The Merger—Dissenters’ Rights” on page 62.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Buffalo Wild Wings common stock for cash pursuant to the merger?

A:	Generally, yes, if you are a U.S. holder. The exchange of our common stock for cash pursuant to the merger generally will require a U.S. holder to recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received by such U.S. holder pursuant to the merger plus the amount used to satisfy any applicable withholding taxes and (2) such U.S. holder’s adjusted tax basis in the shares of our common stock surrendered pursuant to the merger. Backup withholding may apply to the cash payment made pursuant to the merger unless the U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. A more complete description of the U.S. federal income tax consequences of the merger is provided under “The Merger—Material U.S. Federal Income Tax Consequences” on page 60.

This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under any state, local or non-U.S. tax laws or tax treaties.

Q:	How do I attend the special meeting?

A:	To attend the meeting, you will need to present valid photo identification, such as a driver’s license or passport, and proof of ownership of our common stock. If you hold your shares in street name (i.e. through a bank, broker or other nominee), you must also provide proof of share ownership as of the record date, such as a letter from your bank, broker or other nominee or a recent brokerage statement, in order to attend the meeting. If you are not a holder of record as of the record date, you will be permitted to vote at the meeting only if you have a valid legal proxy from a holder of record as of the record date.

Please do not bring weapons, cameras, recording equipment, electronic devices, large bags, briefcases or packages to the special meeting. You and your belongings may be subject to search prior to your admittance to the meeting. We may implement additional security procedures. If you do not comply with these procedures, you may not be admitted to the special meeting.

Q:	What vote of Buffalo Wild Wings shareholders is required to approve the merger agreement?

A:	Approval of the merger agreement requires that shareholders holding a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting and entitled to be cast on such proposal vote “FOR” the merger proposal. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” the merger proposal. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct such broker, bank or other nominee how to vote your shares, such failure to instruct your broker, bank or other nominee will have the same effect as a vote “AGAINST” the merger proposal.

Q:	How does Buffalo Wild Wings’ board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our shareholders vote “FOR” each of the proposals.

For a discussion of the factors that our board of directors considered in determining to recommend the approval of the merger agreement, please see the section entitled “The Merger—Reasons for our Board’s Recommendation in Favor of the Merger” on page 34. In addition, in considering the recommendations of our board of directors, you should be aware that some of our directors and executive officers have potential interests that may be different from, or in addition to, the interests of our shareholders generally. For a discussion of these interests, please see the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” on page 54.

Q:	How do Buffalo Wild Wings’ directors and officers intend to vote?

A:	We currently expect that our directors and officers will vote their shares in favor of the merger proposal and the golden parachute proposal, although they have no obligation to do so.

Q:	Have any shareholders already agreed to vote “FOR” approval of the merger agreement?

A:	Yes. Certain investment funds advised by Marcato Capital Management, LP, which collectively beneficially owned approximately 6.4% of our outstanding shares as of November 27, 2017, have entered into an agreement to vote the shares beneficially owned by such funds as of the record date in favor of the merger proposal, subject to the terms and conditions of such agreement. See “Voting Agreement” on page 90.

Q:	Why am I being asked to cast a non-binding advisory vote to approve certain “golden parachute” compensation that may be payable to the company’s named executive officers in connection with the consummation of the merger?

A:

The inclusion of this proposal is required by the SEC rules. However, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by shareholders and is not binding on Buffalo Wild Wings or Arby’s. If the merger agreement is approved by our shareholders and the merger is completed, the merger-related compensation will be paid to Buffalo Wild Wings’ named executive officers in accordance with the terms of their compensation agreements and arrangements even if shareholders do not approve this proposal. See the section entitled “The Golden Parachute Proposal (Proposal #2)” on page 93.

Q:	What do I need to do now? How do I vote my shares of Buffalo Wild Wings common stock?

A:	We urge you to read this entire document carefully, including its appendices and the documents incorporated by reference, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of our common stock you own. You’ll find voting instructions on page 21 of this proxy statement or on the enclosed proxy card. You can vote your shares in person or by proxy over the internet, by telephone or by mail.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must (1) submit a new proxy by internet or telephone no later than 11:59 p.m. Eastern Standard Time on , 2018; (2) complete, sign, date and return a new proxy card to us, which must be received by us before the time of the meeting; or (3) if you are a record shareholder (or a beneficial owner with a legal proxy from the record shareholder), attend the meeting in person and deliver a proper written notice of revocation of your proxy. Attendance at the meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, please revoke your prior proxy in the same way you initially submitted it—that is, by internet, telephone or mail.

Q:	Will my shares of Buffalo Wild Wings common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of our common stock you may hold in “street name” will be deemed to be held by a different shareholder (that is, your bank, broker or other nominee) than any shares of our common stock you hold of record, any shares of our common stock held in “street name” will not be combined for voting purposes with shares of our common stock you hold of record. Similarly, if you own shares of our common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of our common stock because they are held in a different form of record ownership. Shares of our common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of our common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the special meeting, you should read carefully any proxy materials received and follow the instructions included therewith.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of our common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the internet, if available to you) to ensure that all of your shares of our common stock are voted.

Q:	What happens if I sell my shares of Buffalo Wild Wings common stock before completion of the merger?

A:	In order to receive the merger consideration, you must hold your shares of our common stock through completion of the merger. Consequently, if you transfer your shares of our common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for shareholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of our common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration. We urge you to vote even if you have subsequently transferred your shares.

Q:	Should I send in my stock certificates or other evidence of ownership now?

No. If the merger is completed, the paying agent will send information to our shareholders of record explaining how to exchange shares of our common stock for the merger consideration. You should not send in your Buffalo Wild Wings stock certificates before you receive these transmittal materials. If your shares of our common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to receive the merger consideration. Do not send in your certificates now.

Q:	Where can I find the voting results of the special meeting?

A:	We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find More Information” on page 104.

Q:	Where can I find more information about Buffalo Wild Wings?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find More Information” on page 104.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, Morrow Sodali LLC, by telephone at +1 (800) 662-5200 or by email at BWLD@morrowsodali.com.

THE SPECIAL MEETING

THE SPECIAL MEETING

Date, Time, Place

We will hold a special meeting of shareholders, at                 , Minneapolis, Minnesota, at          Central Standard Time on                 , 2018.

Purpose

The purpose of the special meeting is to consider and vote upon the following proposals:

1.	Merger Proposal. To approve the Agreement and Plan of Merger, dated as of November 27, 2017 (as it may be amended from time to time), by and among Buffalo Wild Wings, Arby’s and Merger Sub, pursuant to which Buffalo Wild Wings would be acquired by way of a merger and become a wholly owned subsidiary of Arby’s. For more information on this proposal, see “The Merger Proposal (Proposal #1)” on page 92.

2.	Golden Parachute Proposal. To approve, in a non-binding advisory vote, certain compensation that may be paid or become payable to our named executive officers in connection with the merger. For more information on this proposal, see “The Golden Parachute Proposal (Proposal #2)” on page 93.

3.	Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. For more information on this proposal, see “The Adjournment Proposal (Proposal #3)” on page 95.

Our board of directors unanimously recommends our shareholders vote “FOR” each of these proposals.

Other Business

Our management knows of no other matters to be presented at the special meeting. Applicable Minnesota law and our bylaws prohibit the transaction at the special meeting of any business that is not stated in the notice of special meeting.

Admission

Only shareholders and authorized guests may attend the meeting and all attendees will be required to show a valid form of ID (such as a government-issued form of photo identification).

If you hold your shares in street name (i.e. through a bank, broker or other nominee), you must also provide proof of share ownership as of the record date, such as a letter from your bank, broker or other nominee or a recent brokerage statement, in order to attend the meeting.

Security Procedures

Please do not bring weapons, cameras, recording equipment, electronic devices, large bags, briefcases or packages to the special meeting. You and your belongings may be subject to search prior to your admittance to the meeting. We may implement additional security procedures. If you do not comply with these procedures, you may not be admitted to the special meeting.

Adjournment

Although it is not currently expected, we may adjourn the special meeting one or more times, including if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. The meeting may be adjourned either (1) by our chairperson without a vote of our shareholders or (2) pursuant to a vote of our shareholders on the adjournment proposal.

All references in our proxy materials to the special meeting include any adjournment or postponement of the special meeting.

RECORD DATE – WHO CAN VOTE – SHARES OUTSTANDING

Our board of directors has fixed                 ,          as the record date for the special meeting. Shareholders of record as shown on our books at the close of business on the record date will be entitled to vote at the special meeting. Persons who were not shareholders on the record date will not be eligible to vote.

At the close of business on the record date, there were                  shares of our common stock issued and outstanding. The common stock is our only outstanding class of capital stock.

HOW TO CAST YOUR VOTE

Your vote is important! Please cast your vote as soon as possible, using the instructions on the enclosed proxy card.

The Buffalo Wild Wings board of directors unanimously recommends that you vote “FOR” each of the proposals.

Instructions for voting your shares depend on how you hold them and whether you wish to vote in-person or by proxy:

•	Shareholders of record, who hold shares registered in their own name, can vote by signing, dating and returning the enclosed proxy card in the postage-paid return envelope, or by telephone or via the internet, following the easy instructions shown on the enclosed proxy card.

•	Beneficial owners, who own shares through a bank, broker or other nominee, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the internet, as provided by the bank, broker or other nominee. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.

•	If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the special meeting. Even if you plan to attend the special meeting in person, please cast your vote as soon as possible by using the proxy card.

If you have any questions or need assistance voting, please contact Morrow Sodali LLC, our proxy solicitor assisting us in connection with the special meeting, toll-free at +1 (800) 662-5200 or by email at BWLD@morrowsodali.com.

Proxies will be voted as directed therein. If you sign and return the enclosed proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

REVOKING YOUR PROXY

Any shareholder giving a proxy may revoke it any time prior to its use at the special meeting (1) by giving written notice of such revocation to our corporate secretary or any one of our other officers, (2) by submitting a timely, later dated written proxy (or voting instruction form if you hold shares through a broker, bank or other nominee), or (3) providing timely subsequent telephone or internet voting instructions.

Personal attendance at the special meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a later dated proxy is delivered to an officer before the revoked or superseded proxy is used at the special meeting.

VOTING INTENTIONS OF OUR DIRECTORS AND OFFICERS AND CERTAIN SHAREHOLDERS

We currently expect that each of our directors and executive officers will vote their shares in favor of the merger proposal and the golden parachute proposal, although they have no obligation to do so.

Certain investment funds advised by Marcato Capital Management, LP, which collectively beneficially owned approximately 6.4% of our outstanding shares as of November 27, 2017, have entered into an agreement to vote the shares beneficially owned by such funds as of the record date in favor of approval of the merger agreement, subject to the terms and conditions of such agreement. See “Voting Agreement” on page 90.

VOTING PROCEDURES AND TECHNICALITIES

One Vote per Share

Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting. Holders of our common stock are not entitled to cumulative voting rights.

Quorum

A “quorum” is the minimum number of shareholders who must be present at the special meeting for business to be conducted. The holders of least                  shares of our common stock (which represents a majority of the voting power of the shares expected to be entitled to vote at the special meeting) will be a quorum for a vote to be taken on the merger proposal and the golden parachute proposal.

If a quorum is present when the special meeting is convened, the shareholders present may continue to transact business until adjournment, even if the withdrawal of shareholders originally present leaves less than a quorum.

Abstentions

If a shareholder indicates on their proxy that they wish to abstain from voting, including banks, brokers or other nominees holding their customers’ shares who cause abstentions to be recorded, these shares are considered present and entitled to vote at the special meeting and those shares will count toward determining whether or not a quorum is present at the meeting. An abstention will have the same effect as a vote against the merger proposal and the adjournment proposal, but will have no effect on the golden parachute proposal.

Broker Non-Votes

If a shareholder who holds their shares through a bank, broker or other nominee does not give instructions to the bank, broker or other nominee as to how to vote the shares, the bank, broker or other nominee has authority under applicable stock exchange to vote those shares for or against “routine” proposals. However, banks, brokers and other nominees without discretionary authority cannot vote on their customers’ behalf on “non-routine” proposals. All of the proposals to be considered at the special meeting are “non-routine.”

If a bank, broker or other nominee does not receive voting instructions as to a non-routine proposal and does not have discretionary authority to vote on the proposal, a “broker non-vote” may occur. Shares that are subject to broker non-votes are considered not entitled to vote, and therefore will not count toward determining whether or not a quorum is present at the meeting and will be ignored for purposes of determining the outcome of any vote on the golden parachute proposal or the adjournment proposal. However, a broker non-vote will have the same effect as a vote against the merger proposal.

SOLICITATION OF PROXIES

Our board of directors is soliciting your proxy, and we will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock.

We have retained Morrow Sodali LLC, a proxy solicitation firm, which we refer to as “Morrow Sodali,” to assist our board of directors in the solicitation of proxies for the special meeting, and we expect to pay Morrow Sodali $        , plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, email, telephone, or via the internet by Morrow Sodali or, without additional compensation, by certain of our directors, officers and employees.

PARTIES

BUFFALO WILD WINGS

Buffalo Wild Wings, Inc. (referred to in this proxy statement as “we,” “us,” “our,” “Buffalo Wild Wings,” or the “company”) is a Minnesota corporation. This entity was incorporated in 1995, but our Buffalo Wild Wings brand was originally founded by a predecessor entity in 1982 at a location near The Ohio State University.

We are an established and growing owner, operator, and franchisor of restaurants featuring a variety of boldly-flavored, crave-able menu items, including our Buffalo, New York-style chicken wings. Buffalo Wild Wings restaurants create a welcoming neighborhood atmosphere that includes an extensive multi-media system, a full bar and an open layout, which appeals to sports fans and families alike. We differentiate our restaurants by the social environment we create and the connection we make with our team members, guests and the local community. Our guests have the option of watching sporting events or other popular programs on our projection screens and approximately 60 additional televisions, competing in Buzztime® Trivia or playing video games. The open layout of our restaurants offers dining and bar areas that provide distinct seating choices for sports fans and families. Our restaurants offer flexibility and allow our guests to customize their Buffalo Wild Wings experience to meet their time demands, service preferences or the experience they are seeking for a workday lunch, a dine-in dinner, a take-out meal, an afternoon or evening enjoying a sporting event or a late-night craving. Buffalo Wild Wings restaurants are the place people want to be, where any excuse to get together is a good one.

Our common stock is currently listed on Nasdaq under the ticker symbol “BWLD.” For more information about our common stock, see “Market Prices and Dividend Data” on page 99.

The members of our board of directors are:

•	Janice L. Fields, Chair

•	Scott O. Bergren

•	Cindy L. Davis

•	Andre J. Fernandez

•	Harry A. Lawton

•	Richard T. McGuire III

•	Jerry R. Rose

•	Sam B. Rovit

•	Harmit J. Singh

Our current executive officers are:

•	Sally J. Smith, Chief Executive Officer and President

•	Alexander H. Ware, Executive Vice President and Chief Financial Officer

•	Emily C. Decker, Senior Vice President, General Counsel and Secretary

•	Andrew D. Block, Senior Vice President, Talent Management Services

•	Santiago Abraham, Chief Information Officer

Our principal executive offices are located at 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416, and our telephone number is +1 (952) 593-9943. Our investor website is ir.buffalowildwings.com. The information contained on, or accessible through, our website is not incorporated into this proxy statement. More information about the company, our board of directors, and our executive officers is available as described under “Where You Can Find More Information” on page 104.

ARBY’S

Arby’s Restaurant Group, Inc. (referred to in this proxy statement as “Arby’s” or “Parent”) is a Delaware corporation. It was originally incorporated in Delaware in 2004.

Arby’s is the parent company, owner-operator, and franchisor of the Arby’s brand. The Arby’s brand, founded in 1964, is the second-largest sandwich restaurant brand in the world with more than 3,300 restaurants in seven countries. Arby’s is majority owned by funds advised by Roark and is headquartered in Atlanta, Georgia.

Arby’s principal executive offices are located at 1511 Perimeter Center West, Atlanta, Georgia, 30338, and its telephone number is +1 (678) 514-4100. Its website is www.arbys.com. The information contained on, or accessible through, Arby’s website is not incorporated into this proxy statement.

MERGER SUB

IB Merger Sub I Corporation (referred to in this proxy statement as “Merger Sub”) is a Minnesota corporation and a wholly owned subsidiary of Arby’s. Merger Sub was formed on November 22, 2017 solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and it currently has no other business or operations. Upon completion of the merger, Merger Sub will cease to exist and Buffalo Wild Wings will continue as the surviving corporation.

Merger Sub’s principal executive offices are located at 1511 Perimeter Center West, Atlanta, Georgia, 30338, and its telephone number is +1 (678) 514-4100.

ROARK

Roark Capital Management LLC (referred to in this proxy statement as “Roark”) is a Delaware limited liability company. Roark is a registered investment adviser and manages several private equity funds and other investment vehicles, including the fund that is the majority owner of Arby’s.

In connection with the merger, another fund advised by Roark, which we refer to as the “Roark fund,” has agreed to capitalize Arby’s with up to $783 million, subject to the terms and conditions set forth in an equity commitment letter entered into by the Roark fund and Arby’s. For more information about the equity commitment letter, see “The Merger—Financing of the Merger” on page 51.

Roark focuses on investing in franchised and multi-unit businesses in the retail, restaurant, consumer and business services sectors. Since inception, affiliates of Roark have invested in 62 franchise/multi-unit brands, which collectively generate approximately $27 billion in annual system revenues from approximately 29,000 locations in 50 states and 78 countries.

Roark’s and the Roark fund’s principal executive offices are located at 1180 Peachtree St NE, Suite 2500, Atlanta, Georgia 30309, and their telephone number is +1 (404) 591-5200. Roark’s website is www.roarkcapital.com. The information contained on, or accessible through, Roark’s website is not incorporated into this proxy statement.

THE MERGER

THE MERGER AND ITS EFFECTS

If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Buffalo Wild Wings, and the separate corporate existence of Merger Sub will cease. Buffalo Wild Wings will be the surviving corporation in the merger and will continue its corporate existence as a Minnesota corporation and a wholly owned subsidiary of Arby’s.

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each share of our common stock issued and outstanding immediately before the effective time of the merger (other than cancelled shares, dissenting shares and shares subject to restricted stock awards) will be converted into the right to receive $157.00 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, our current shareholders will cease to have ownership interests in the company or rights as its shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Exchange Act and is quoted on Nasdaq under the symbol “BWLD.” As a result of the merger, Buffalo Wild Wings will cease to be a publicly traded company and will be a wholly owned subsidiary of Arby’s. Following the consummation of the merger, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and Buffalo Wild Wings will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case in accordance with applicable law, rules and regulations.

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

BUFFALO WILD WINGS WITHOUT THE MERGER

If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares of our common stock. Instead, we will remain a public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, if the merger is not consummated, our board of directors will evaluate and review our business operations, properties, dividend policy and capitalization and, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated, under specified circumstances, we may receive from or be required to pay Arby’s a termination fee, as described under “The Merger Agreement—Termination Fees” on page 87.

BACKGROUND TO THE MERGER

The following chronology summarizes certain key events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among our board of directors, members of our management, or the company’s representatives and other parties.

During the past several years, as part of the company’s ongoing strategic-planning process, our board of directors and management regularly reviewed and assessed, among other things, the company’s long-term strategic goals and opportunities, competitive environment, and short- and long-term performance in light of the company’s strategic plan, with the goal of enhancing shareholder value.

During late February 2017, representatives of Roark, which advises funds that are majority owners of Arby’s, contacted Sally Smith, our chief executive officer, seeking to arrange a meeting between the two organizations.

On March 9, 2017, Neal Aronson, Roark’s managing partner, and Geoff Hill, a Roark principal, had an initial introductory meeting with Ms. Smith.

On March 23, 2017, Mr. Aronson and Ms. Smith held a meeting during which Mr. Aronson shared Roark’s long-term vision for Arby’s and Roark. Later that day, Ms. Smith connected Jerry Rose, then chair of our board of directors, with Mr. Aronson by e-mail to arrange a potential meeting.

On April 4, 2017, Mr. Aronson and Erik Morris, senior managing director of Roark, met with Mr. Rose to discuss Roark’s interest in learning more about the company and to explain Roark’s investment strategy.

On April 7, 2017, Mr. Aronson provided Ms. Smith with an initial due diligence request list of non-public company information that Roark would like to review in order to validate Roark’s interest in the company.

On April 8, 2017, Ms. Smith and Mr. Aronson had a telephone conversation about the nature of Roark’s interest in the company and the specific information requested by Roark.

On April 18, 2017, the company and Arby’s entered into a mutual non-disclosure agreement.

On May 4, 2017, the company provided Arby’s with certain of the non-public written information that Roark had requested regarding the company.

During the company’s annual meeting of shareholders held on June 2, 2017, our shareholders elected four new members to our board of directors, and Ms. Smith announced her intention to retire as the company’s chief executive officer when her successor was named, which was expected to occur prior to the end of the 2017 calendar year.

On June 27, 2017, our board of directors held an off-site orientation meeting for its new and continuing directors, during which Mr. Rose summarized for our board of directors his and Ms. Smith’s prior discussions with Roark as well as the nature of the non-public written information the company had provided to Arby’s.

On July 7, 2017, our board of directors held a meeting to discuss Roark’s continued interest in the company.

On July 14, 2017, Andre Fernandez, the chair of the governance committee of our board of directors, called Mr. Aronson seeking clarification of what additional company information was being requested by Arby’s.

On July 18, 2017, the company provided Roark with access to an electronic data repository containing certain limited information about the company.

On July 21, 2017, Emily Decker, the company’s general counsel, and Mick McGuire, a member of our board of directors, called Mr. Morris seeking further clarification of Roark’s information request and stated that the company would provide an additional subset of the requested information.

On July 28, 2017, Ms. Decker and Alex Ware, the company’s chief financial officer, provided certain additional information to Roark.

On August 18, 2017, Mr. Aronson, Mr. Morris, and Paul Brown, chief executive officer of Arby’s, met with our board of directors at a regularly-scheduled board meeting in Minneapolis and discussed with our board of directors Roark’s investment philosophy and Arby’s interest in the company.

On August 21, 2017, Mr. Aronson contacted Jan Fields, chair of our board of directors, to advise her that Arby’s would be submitting on the next day a written indication of interest regarding a potential acquisition of the company.

On August 22, 2017, Arby’s delivered a letter to our board of directors requesting certain additional non-public information from the company and conveying a non-binding indication of interest in acquiring the company at a per-share price between $145.00 and $150.00 in cash, subject to confirmatory due diligence and the negotiation of a mutually acceptable merger agreement. The company’s closing stock price on that date was $106.85 per share.

On several occasions following the submission by Arby’s of its August 22 proposal, a representative of Barclays Capital Inc., financial advisor to Arby’s, which we refer to as “Barclays Capital,” contacted Mr. McGuire, at the request of Arby’s, to explain Arby’s perspectives on certain transaction terms and to seek clarification on the company’s positions on those terms. During such discussions on several occasions, Mr. McGuire reiterated that he believed our board of directors likely would require a higher price per share than that stated in the applicable proposal by Arby’s before exploring a potential transaction with Arby’s. In response, the representative of Barclays reiterated the position of Arby’s that, among other things, additional due diligence information will be required before Arby’s could consider increasing the proposed purchase price.

On August 25, 2017, our board of directors held a meeting to discuss Arby’s indication of interest. Ms. Decker attended the meeting, as did representatives of Faegre Baker Daniels LLP, the company’s outside legal counsel, which we refer to as “FaegreBD.” At the end of the discussion, our board of directors directed Ms. Fields to advise Roark that our board of directors was focused on its ongoing search for a new chief executive officer and executing on the company’s strategic plan and was not interested in pursuing a sale of the company.

On August 29, 2017, Ms. Fields called Mr. Morris to advise him of our board of directors’ August 25 determination.

On September 13, 2017, Mr. Aronson called Ms. Fields to advise her that Arby’s would be submitting a revised non-binding indication of interest in acquiring the company. Later that day, Arby’s delivered a letter to our board of directors reiterating its August 22 request for certain non-public information from the company and conveying a revised non-binding indication of interest in acquiring the company at a per-share price between $150.00 and $157.00 in cash, subject to confirmatory due diligence and the negotiation of a mutually acceptable merger agreement. The company’s closing stock price on that date was $104.15 per share.

On September 14, 2017, our board of directors held a meeting to discuss the latest indication of interest from Arby’s, including whether the company should provide the additional non-public information that Arby’s requested. Mr. Ware and Ms. Decker attended the meeting, as did representatives of FaegreBD. The directors engaged in a discussion of the risks and opportunities facing the company as a stand-alone entity, including the status of our board of directors’ continuing search for a new chief executive officer and the implementation of other strategic initiatives. Our board of directors also discussed the potential merits and risks of engaging in substantive discussions with Arby’s that might lead to a potential sale of the company. At the conclusion of the meeting, our board of directors determined to take no action at the time but to continue its discussion at a meeting to be held the following week.

On September 22, 2017, our board of directors held a meeting to continue its discussion of Arby’s September 13 proposal, including Arby’s request for additional non-public information regarding the company. Mr. Ware and Ms. Decker attended the meeting, as did representatives of FaegreBD. At the conclusion of the discussion, our board of directors noted that it was not making any determination as to the advisability of selling the company but rather that it had decided to provide the requested information so as to enable Arby’s to submit a more refined indication of interest to our board of directors. In the two weeks following the meeting, Mr. Ware provided the requested information to Arby’s, as directed by our board of directors.

On October 13, 2017, Mr. Aronson called Ms. Fields to advise her that Arby’s would be submitting a further revised non-binding indication of interest in acquiring the company. Later that day, Arby’s delivered a letter dated October 12 to our board of directors conveying a revised non-binding indication of interest in acquiring the company at a per-share price of $152.00 in cash, subject to continued confirmatory due diligence and the negotiation of a mutually acceptable merger agreement. The proposal contained in the letter had a stated expiration date of October 20, 2017. The letter was accompanied by a draft merger agreement and debt and equity commitment letters. The company’s closing stock price on that date was $102.35 per share.

On October 16, 2017, our board of directors held a meeting to discuss Arby’s revised indication of interest. Ms. Smith, Mr. Ware and Ms. Decker attended the meeting, as did representatives of FaegreBD. At the end of the discussion, our board of directors directed Ms. Fields to advise Roark that our board of directors was considering the revised indication of interest but had not authorized our management to engage in substantive discussions with Roark regarding a potential transaction.

On October 17, 2017, following discussions with the other directors, Ms. Fields contacted representatives of Goldman Sachs to explore the possibility of Goldman Sachs serving as financial advisor to the company in connection with our board of directors’ review of strategic alternatives, including our board of directors’ evaluation of, and response to, indications of interest from Arby’s. The company subsequently engaged Goldman Sachs to serve as its financial advisor.

On October 20, 2017, Ms. Fields sent a letter to Arby’s on behalf of our board of directors. The letter stated that our board of directors was in receipt of Arby’s October 12 proposal letter and that our board of directors was in the process of considering the indication of interest.

After the close of the markets on October 25, 2017, the company publicly reported its third-quarter earnings and revised full-year forecast. On October 26, 2017, the company’s closing stock price was $120.95 per share, up from $101.15 the prior day.

On November 9, 2017, Messrs. Aronson and McGuire met, during which time Mr. Aronson expressed Roark’s continued interest in exploring a transaction with the company and inquired as to the status of our board of directors’ consideration of the October 12 proposal submitted by Arby’s. Mr. McGuire reiterated the position of our board of directors that had been previously communicated to Mr. Aronson regarding the status of our board of directors’ consideration of the proposal and noted that our board of directors planned to further consider Arby’s indication of interest at the regularly scheduled board meeting scheduled to be held the following week.

After the close of the markets on November 13, 2017, various media outlets reported unconfirmed speculation that Roark had made an offer to acquire the company for more than $150.00 per share. Consistent with its policy for such rumors, the company declined to comment in response to inquiries from media outlets and investors regarding these reports. On November 14, 2017, the company’s closing stock price was $145.35 per share, up from $117.25 the prior day. We did not receive any proposals to acquire the company from other potential acquirors in response to these reports, but three potential acquirors did contact Goldman Sachs following these reports.

On November 16 and 17, 2017, our board of directors held regularly scheduled meetings in Minneapolis, which Mr. Ware and Ms. Decker attended along with representatives of Goldman Sachs and FaegreBD. Our board of directors engaged in extensive discussions of the company’s historical and projected financial performance, operating initiatives, and strategic plans. Our board of directors also discussed its continuing efforts to hire a new chief executive officer and discussed information provided by an outside consulting firm that was engaged to assist us with an assessment of the costs and benefits associated with our current strategy as an independent public company. During the meetings, representatives of Goldman Sachs engaged in discussions with the board regarding general capital markets conditions, the performance of publicly traded restaurant companies generally, certain non-public, unaudited prospective financial information regarding the company prepared by our management, and preliminary, illustrative financial matters regarding the company. Representatives of Goldman Sachs also discussed with our board of directors the most recent indication of interest from Arby’s, including illustrative financing structures for the proposed acquisition. Representatives of FaegreBD advised the directors on their fiduciary duties under Minnesota law generally and with respect to a possible sale transaction. At the conclusion of the two-day meeting, our board of directors directed Goldman Sachs to engage with Barclays Capital, and to provide Arby’s and its representatives with additional due diligence information provided by the company, including access to Mr. Ware and Ms. Decker, in an effort to induce Arby’s to increase its proposed price per share. Our board of directors also directed Goldman Sachs to contact a limited number of potential alternative acquirors identified by our board of directors following discussions with Goldman Sachs. Finally, our board of directors directed FaegreBD to begin to review Arby’s proposed merger agreement and its debt and equity commitment letters. The company’s closing stock price on November 17 was $138.25 per share.

From November 17 through 20, 2017, representatives of Goldman Sachs, at the direction of our board of directors, contacted seven potential strategic and financial acquirors, including the three which had initiated contact with Goldman Sachs following the November 13 media reports. Citing the media reports but without providing any non-public information regarding the company, Goldman Sachs invited the potential acquirors to submit written indications of interest in acquiring the company. Each of the parties contacted by Goldman Sachs declined to submit such an indication of interest.

Beginning on November 19, 2017, the company granted Arby’s and its representatives access to certain additional due diligence information requested by Arby’s.

On November 20, 2017, Arby’s and its representatives conducted a due diligence call with Mr. Ware and Ms. Decker, which call was also attended by representatives of Barclays Capital and Goldman Sachs. Later that day, our board of directors held a meeting, which Mr. Ware and Ms. Decker attended along with representatives of Goldman Sachs and FaegreBD. During the meeting, our management, Goldman Sachs, and FaegreBD provided the directors with an update regarding the recent interactions with Arby’s and its representatives and other potential acquirors and discussed potential next steps. Mr. Ware also provided the directors with an update on the company’s recent financial and operational performance and recent downward trends in chicken wing prices.

On November 21, 2017, Arby’s and its representatives conducted a due diligence meeting in Minneapolis with Mr. Ware and Ms. Decker, which meeting was also attended by representatives of Barclays Capital and Goldman Sachs. Later that evening, Arby’s delivered a letter to the board containing a revised non-binding indication of interest in acquiring the company at a per-share price of $155.00 in cash. The proposal contained in the letter had a stated expiration date of November 26. The company’s closing stock price on that date was $142.60 per share.

On November 22, 2017, our board of directors held a meeting, which Mr. Ware and Ms. Decker attended along with representatives of Goldman Sachs and FaegreBD. Prior to the meeting, Goldman Sachs provided our board of directors a draft disclosure letter regarding certain of its relationships with Roark and portfolio companies owned by funds advised by Roark. During the meeting, the board discussed Arby’s revised indication of interest with representatives of Goldman Sachs and directed Goldman Sachs to continue to seek a higher per share price and to advise Arby’s that our board of directors would require that any definitive merger agreement would contain a go-shop provision.

On the morning of November 23, 2017, at the direction of Arby’s, Barclays Capital called representatives of Goldman Sachs to convey the message that Arby’s would consider raising its proposed price to $157.00 per share in cash if our board of directors agreed to engage promptly with Arby’s on the draft merger agreement and other legal documentation. That afternoon, our board of directors held a meeting, which Mr. Ware and Ms. Decker attended along with representatives of Goldman Sachs and FaegreBD. During the meeting, our board of directors discussed Arby’s revised indication of interest with representatives of Goldman Sachs and directed Goldman Sachs to make a counterproposal that our board of directors would move forward either at $157.00 per share in cash, with the understanding that the definitive merger agreement would contain a go-shop provision, or at $158.00 per share in cash with no go-shop provision. Later that day, FaegreBD submitted comments on the draft merger agreement and other legal documentation to Arby’s and its representatives.

From November 23 through November 27, 2017, Ms. Decker, FaegreBD, Stephen Aronson, Roark’s general counsel and counsel to Arby’s, and White & Case LLP, outside legal counsel to Arby’s, negotiated the terms and conditions of the merger agreement and other legal documentation in connection with the merger.

On November 24, 2017, our board of directors held a meeting, which Mr. Ware and Ms. Decker attended along with representatives of Goldman Sachs and FaegreBD. During the meeting, Goldman Sachs updated our board of directors regarding its discussions with Barclays Capital over the past day, and FaegreBD provided an update regarding an illustrative timetable for entry into the merger agreement and the status of other legal documentation.

On November 25, 2017, our board of directors held a meeting, which Mr. Ware and Ms. Decker attended along with representatives of Goldman Sachs and FaegreBD. During the meeting, FaegreBD updated our board of directors regarding the material open points in the merger agreement, including the absence of a go-shop provision, the existence of a reverse termination fee and the magnitude thereof, and the magnitude of the company termination fee.

On Sunday evening, November 26, 2017, certain media outlets reported unconfirmed speculation that the company was engaged in discussions with Roark and that Roark had made an improved proposal to acquire the company for approximately $155.00 per share. When contacted by media outlets and investors, the company continued to abide by its policy not to comment on such rumors. We did not receive any proposals to acquire the company from other potential acquirors in response to these reports.

Midday on November 27, 2017, Arby’s delivered a letter to our board of directors containing what Arby’s stated was its last, best, and final indication of interest in acquiring the company at a per-share price of $157.00 in cash. The proposal contained in the letter had a stated expiration date of November 28 and was accompanied by fully-negotiated debt and equity commitment letters and a proposed merger agreement that did not contain a go-shop provision but that did increase the amount of the reverse termination fee payable by Arby’s in certain circumstances from 4.0% to 5.4% of the company’s equity value.

Later in the afternoon of November 27, 2017, our board of directors held a meeting, which Mr. Ware and Ms. Decker attended along with representatives of Goldman Sachs and FaegreBD. During the meeting, Goldman Sachs discussed with our board of directors certain preliminary financial aspects of Arby’s final proposal and FaegreBD reviewed the material legal terms of Arby’s indication of interest.

During the evening of November 27, 2017, our board of directors held a second meeting of the day, which Ms. Smith, Mr. Ware, and Ms. Decker attended along with representatives of Goldman Sachs and FaegreBD. Prior to the meeting, the members of our board of directors were provided with materials relating to the proposed acquisition, including, among other things, a summary of the material terms of the merger agreement prepared by FaegreBD and certain financial analyses of the merger consideration prepared by Goldman Sachs. At the meeting:

•	Representatives of Goldman Sachs reviewed with our board of directors Goldman Sachs’ financial analysis of the merger consideration and delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated November 27, 2017, to our board of directors that, as of that date and based upon and subject to factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Arby’s and its affiliates) of shares of the company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

•	Representatives of FaegreBD presented a summary of the material terms of the merger agreement.

•	Representatives of FaegreBD reviewed with the directors their fiduciary duties under Minnesota law in connection with their consideration of the merger.

Following consideration and discussion of the proposed merger agreement and the transactions contemplated thereby:

•	The compensation committee of the board unanimously approved the acceleration and cash-out of the company’s equity awards, as contemplated by the merger agreement.

•	Our board of directors unanimously (1) approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement, (2) declared the merger agreement, the merger, and the other transactions contemplated by the merger agreement to be fair, advisable, and in the best interests of the company and its shareholders; (3) directed that the approval of the merger agreement be submitted to a vote at a meeting of our shareholders; and (4) recommended to our shareholders that they approve the merger agreement.

The parties executed the merger agreement late in the evening of November 27, 2017, and Arby’s and the company issued a joint press release early on November 28, 2017, announcing the parties’ entry into the merger agreement. The company’s closing stock price on November 27, 2017 was $146.40 per share.

REASONS FOR OUR BOARD’S RECOMMENDATION IN FAVOR OF THE MERGER

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our executive management, our outside legal counsel (FaegreBD) and an outside financial advisor (Goldman Sachs). Our board of directors also considered the results of an assessment of the costs and benefits associated with our current strategy as an independent public company, which we conducted with the assistance of an outside consulting firm in the fall of 2017.

In recommending that our shareholders vote in favor of the merger proposal, our board of directors also considered a number of factors potentially weighing in favor of the merger, including the following (which are not presented in order of relative importance):

•	The belief of our board of directors, after a review of our current and historical financial condition, results of operations, prospects, business strategy, management team, competitive position, and the broader industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of our common stock, that the value offered to our shareholders under the merger agreement is more favorable to our shareholders than the potential value that might have resulted from the possible alternatives to the merger, including continuing execution of our current strategy as an independent public company.

•	The challenges and risks that we have faced, and would likely continue to face, if we remained an independent company, including:

○	turnover in our management, including the pending retirement of our chief executive officer, the recent departures of several of our other senior officers and the challenges of timely hiring qualified replacements, and concerns relating to the remaining management team’s ability to execute on our strategic plan;

○	increases and volatility in the ingredient costs, particularly chicken wing prices;

○	industry trends, including higher labor costs, increased litigation, lower traffic and shifting consumer preferences;

○	the excess supply of restaurants and competitive landscape in our industry;

○	increased need for significant investment in technology, menu improvement, supply chain processes, consumer research and marketing;

○	the additional costs and burdens involved with being a public company; and

○	the volatility in our financial performance resulting from various factors, including the factors described above.

•	The risks and uncertainties inherent in our ability to execute on our strategic plan and achieve management’s related financial projections, including those relating to our proposed refranchising plan, those relating to our ability to align our franchisees with any shifts in our strategy, and the other risks and uncertainties described in the section entitled “risk factors” set forth in our Form 10-K for the fiscal year ended December 25, 2016.

•	The relationship of the merger consideration to the historic trading ranges of our common stock and the potential trading range of the common stock absent announcement of the merger agreement, and the possibility that absent such announcement it could take a considerable period of time before our common stock would trade at a price in excess of the merger consideration on a present-value basis, including considering the fact that the merger consideration constitutes:

○	a premium of approximately 36.5% over the volume-weighted average price per share of our common stock over the one-month period ended on November 13, 2017, the last trading day prior to media reports of speculation that Roark had made an offer to acquire our company;

○	a premium of 16.1% over the volume-weighted average price per share of our common stock over the one-year period ended on November 13, 2017; and

○	a premium of approximately 7.2% over the closing price of our common stock on November 27, 2017, the date the merger agreement was executed.

•	Our board of director’s belief that the merger consideration was the best price reasonably attainable for our shareholders, considering:

○	the absence of any expression of interest in acquiring the company on terms competitive with the proposals made by Arby’s, despite media reports speculating about a potential transaction in advance of its announcement and our financial advisor’s efforts (at the direction of our board of directors) to solicit competing proposals from other potential acquirors;

○	the improvement in the merger consideration proposed by Arby’s from a range of $145.00 to $150.00 per share at the time of its initial indication of interest on August 22, 2017 to $157.00 per share when it delivered its final indication of interest on November 27, 2017; and

○	our board of directors’ belief, based on the nature of the negotiations and the fact that Arby’s referred to the per-share price and key terms as its “last, best and final offer,” that the price to be paid by Arby’s is the highest price per share that Arby’s was willing to pay and that the terms and conditions of the merger agreement were, in our board of directors’ view, the most favorable to us and our shareholders to which Arby’s was willing to agree.

•	The fact that the all-cash merger consideration will provide certainty of value and liquidity to our shareholders.

•	The oral opinion, provided to our board at its meeting on November 27, 2017 by representatives of Goldman Sachs and subsequently confirmed in writing, that, as of that date, the $157.00 in cash per share of our common stock to be paid to our shareholders (other than Arby’s and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such shareholders, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of such opinion. The opinion of Goldman Sachs is more fully described below under “Opinion of Our Financial Advisor” on page 39, and full text of their written opinion is attached hereto as Appendix C.

•	The likelihood that the merger would be completed based on, among other things:

○	our board of directors’ belief that there were not likely to be significant antitrust or other regulatory impediments to the closing;

○	the agreement of Arby’s to use reasonable best efforts to take, all actions necessary, proper or advisable to consummate the merger as promptly as reasonably practicable, subject to certain exceptions;

○	our board of directors’ belief that the outside date provisions of the merger agreement allow for sufficient time to complete the merger;

○	the fact that the conditions to the closing of the merger are specific and limited in scope and that the definition of “material adverse effect” in the merger agreement contains certain carve-outs that make it less likely that adverse changes in our business between announcement and closing of the merger will provide a basis for Arby’s to refuse to consummate the merger;

○	our board of directors’ perception that Roark and Arby’s are willing to devote the resources necessary to complete the merger in an expeditious manner based upon, among other things, the business reputation and capabilities of Roark and Arby’s and the provisions of the merger agreement requiring Arby’s to pay us a termination fee of $134 million if the merger agreement is terminated in certain circumstances following Arby’s failure to consummate the merger when required to do so;

○	the fact that there is no financing condition to the completion of the merger in the merger agreement;

○	the representation of Arby’s that it has, through a combination of committed financing and existing cash and cash equivalents, all funds necessary for the payment of the aggregate merger consideration; and

○	the receipt of debt and equity commitment letters, the terms thereof and the reputation of the parties providing the commitment, which increase the likelihood of the financing being available.

•	Our board of directors’ view that the terms of the merger agreement would not preclude or unreasonably restrict a superior offer from another party, considering:

○	our board of directors’ right under the merger agreement to respond to third parties submitting unsolicited acquisition proposals by providing non-public information subject to an acceptable confidentiality agreement, and to engage in negotiations or substantive discussions with any such person, if our board of directors, prior to taking any such actions, determines in good faith (after consultation with its financial advisor and legal counsel) that (i) the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law and (ii) the competing proposal either constitutes a superior proposal or is reasonably likely to constitute a superior proposal;

○	our ability to terminate the merger agreement to enter into an alternative acquisition agreement that our board of directors determines to be a superior proposal, subject to certain conditions, including Arby’s matching right and payment of a termination fee to Arby’s; and

○	our board of directors’ belief that the termination fee of $74 million, or approximately 3% of the equity value of our company, is reasonable in light of, among other things, the benefits of the merger to our shareholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not be preclusive or unreasonably restrictive of other offers.

•	The other terms of the merger agreement.

•	The fact that the merger is subject to approval by our shareholders, and our board of directors’ right, under certain circumstances, to withhold, withdraw, rescind or adversely modify its recommendation that our shareholders approve the merger agreement.

•	The availability of dissenters’ rights to our shareholders who comply with specified procedures under Minnesota law.

In its deliberations concerning the merger and the other transactions contemplated by the merger agreement, our board of directors also considered and balanced against the factors potentially weighing in favor of the merger a number of uncertainties, risks, restrictions and other factors potentially weighing against the merger, including the following (not necessarily in order of relative importance):

•	The fact that the merger would preclude our shareholders from having the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company or to otherwise participate in any future earnings or growth or in any future appreciation in value of shares of our common stock.

•	The fact that receipt of the all-cash merger consideration would be taxable to those of our shareholders that are treated as U.S. holders for U.S. federal income tax purposes.

•	The fact that, under specified circumstances, we may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on us, including:

○	the possibility that the $74 million termination fee payable by us to Arby’s upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making a competing proposal, although our board of directors believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in acquiring us; and

○	if the merger is not consummated, we will generally be required to pay our own expenses associated with the merger agreement and the transactions contemplated thereby.

•	The restrictions in the merger agreement on our ability to actively solicit competing bids to acquire our company.

•	The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt our business operations.

•	The potential harm that the announcement and pendency of the merger, or the failure to complete the merger, may cause to our relationships with our franchisees, employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), vendors and customers.

•	The restrictions on our conduct of business prior to completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise or taking other actions with respect to our operations during the pendency of the merger, whether or not the merger is completed.

•	The fact that, although we expect the merger to be consummated if the merger proposal is approved by our shareholders, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied.

•	The risks and potential delays related to the financing of the merger.

•	The terms of the merger agreement and financing commitment letters that significantly limit our remedies if Arby’s fails to complete the merger when required to do so, whether as a result of a failure of its financing or otherwise.

•	The fact that the market price of our common stock could be affected by many factors, including: (1) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting us; (2) the possibility that, as a result of the termination of the merger agreement, possible acquirors may consider us to be an unattractive acquisition candidate; and (3) the possible sale of our common stock by short-term investors following an announcement that the merger agreement was terminated.

•	The fact that certain of our directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, those of our shareholders.

•	The fact that the completion of the merger would require antitrust clearance in the United States.

After taking into account all of the factors set forth above, as well as others, our board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to our shareholders.

The foregoing discussion of factors considered by our board of directors is not intended to be exhaustive, but summarizes the material factors considered by our board of directors. In light of the variety of factors considered in connection with its evaluation of the merger, our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of our board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. Our board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Our board of directors based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, our executive management, financial advisor and legal counsel. It should be noted that this explanation of the reasoning of our board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth under “Preface—Forward-Looking Statements” on page iii.

OPINION OF OUR FINANCIAL ADVISOR

Goldman Sachs rendered its opinion to our board of directors that, as of November 27, 2017 and based upon and subject to the factors and assumptions set forth therein, the $157.00 in cash per share of our common stock to be paid to the holders (other than Arby’s and its affiliates) of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 27, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to our shareholders and Annual Reports on Form 10-K of the company for the five fiscal years ended December 25, 2016;

•	certain interim reports to our shareholders and Quarterly Reports on Form 10-Q of the company;

•	certain other communications from us to our shareholders;

•	certain publicly available research analyst reports for the company; and

•	certain internal financial analyses and forecasts for the company prepared by our management, as approved for Goldman Sachs’ use by the company (which are referred to as our projections and are described below under “Certain Prospective Financial Information” on page 47).

Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition and future prospects of the company; reviewed the reported price and trading activity for shares of our common stock; compared certain financial and stock market information for the company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the U.S. restaurant industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with our consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with our consent that our projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the company or any of our subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address our underlying business decision to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than Arby’s and its affiliates) of shares of our common stock, as of the date of the opinion, of the $157.00 in cash per share of our common stock to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or class of such persons, in connection with the merger, whether relative to the $157.00 in cash per share of our common stock to be paid to the holders (other than Arby’s and its affiliates) of shares of our common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the company, Arby’s or Merger Sub or the ability of the company, Arby’s or Merger Sub to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 24, 2017, the last trading day before the day on which the merger agreement was executed, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs analyzed the merger consideration to be paid to holders of shares of our common stock pursuant to the merger agreement in relation to (1) the closing price per share of our common stock on November 24, 2017, the last trading day before the day on which the merger agreement was executed, (2) the undisturbed trading price per share of our common stock, which is the closing price per share of our common stock on November 13, 2017, the last full trading day prior to published reports that Roark had submitted a proposal to acquire the company, (3) the high and low trading prices per share of our common stock over the 52-week period ended November 13, 2017 and (4) the volume weighted average price per share of our common stock, which we refer to as “VWAP,” for the preceding one-month period ended November 13, 2017. This analysis indicated that the merger consideration to be paid to our shareholders pursuant to the merger agreement represented:

•	a premium of 7.6% based on the closing price per share of our common stock of $145.85 on November 24, 2017;

•	a premium of 33.9% based on the closing price per share of our common stock of $117.25 on November 13, 2017;

•	a premium of 65.3% based on $95.00 per share of our common stock, the lowest trading price per share of our common stock over the 52-week period ended November 13, 2017;

•	a discount of 10.3% based on $175.10 per share of our common stock, the highest trading price per share of our common stock over the 52-week period ended November 13, 2017; and

•	a premium of 36.5% based on the VWAP for the one-month period ended November 13, 2017 of $115.05.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the U.S. casual dining industry, which we collectively refer to as the “selected companies”:

•	Bloomin’ Brands, Inc.;

•	BJ’s Restaurants, Inc.;

•	Brinker International, Inc.;

•	The Cheesecake Factory Incorporated;

•	Cracker Barrel Old Country Store, Inc.;

•	Darden Restaurants, Inc.;

•	Dave & Buster’s Entertainment, Inc.;

•	Red Robin Gourmet Burgers, Inc.; and

•	Texas Roadhouse, Inc.

Although none of the selected companies is directly comparable to the company, the selected companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our operations, in Goldman Sachs’ professional judgment and experience.

Goldman Sachs calculated and compared various financial multiples based on information obtained from SEC filings, market data, Institutional Brokers’ Estimate System, which we refer to as “IBES,” estimates and research analyst reports available as of November 24, 2017 and, in the case of the company, both IBES estimates and our projections. With respect to its analysis, Goldman Sachs calculated the following financial multiples for the company, including as implied by the merger consideration, and the selected companies:

•	Enterprise value (which is defined as fully diluted equity value plus total debt and noncontrolling interests, less total cash and cash equivalents), which we refer to as “EV,” as a multiple of earnings before interest, income taxes, depreciation and amortization, which we refer to as “EBITDA” (which, in the case of the company, excludes loss on asset disposals and impairments, proxy costs for contested election, and certain advisory, consulting and restructuring fees) for the years ended December 2017 and December 2018, which we refer to as “2017 EV/EBITDA” and “2018 EV/EBITDA,” respectively; and

•	Closing price per share, as of November 24, 2017, in the case of the selected companies (except in the case of Bloomin’ Brands, Inc., the closing price per share as of November 17, 2017, the last full trading day prior to the public filing by Jana Partners LLC of a Schedule 13D with the SEC with respect to Bloomin’ Brands, Inc.), and, for the company, the undisturbed trading price per share of our common stock of $117.25, as a multiple of calendarized estimated earnings per share, which we refer to as “EPS” (which, in the case of the company, excludes loss on asset disposals and impairments, proxy costs for contested election, advisory, consulting and restructuring fees, gain on sale of investment in affiliate, and other), for the years ended December 2017 and December 2018, which we refer to as “2017 P/E” and “2018 P/E,” respectively. The results of these analyses are summarized as follows:

	2017 EV/EBITDA	2018 EV/EBITDA	2017 P/E	2018 P/E
Selected Companies
Range	6.7x–11.6x	6.2x–10.7x	10.2x–25.0x	9.9x–22.8x
Median	8.8x	7.9x	18.8x	17.1x

Company
Projections	8.0x	8.2x	23.4x	21.9x
IBES	8.2x	7.9x	23.6x	21.0x

Merger Consideration ($157.00)
Projections	10.3x	10.5x	31.4x	29.4x
IBES	10.5x	10.1x	31.6x	28.2x

Illustrative Discounted Cash Flow Analysis. Using our projections, Goldman Sachs performed an illustrative discounted cash flow analysis of the company. Using discount rates ranging from 7.50% to 8.50%, reflecting estimates of our weighted average cost of capital, Goldman Sachs discounted to present value as of September 24, 2017 (1) estimates of unlevered free cash flow for the company from September 24, 2017 through December 26, 2021 as reflected in our projections and (2) a range of illustrative terminal values for the company, which were calculated by applying perpetuity growth rates ranging from 2.50% to 3.50%, to a terminal year estimate of the free cash flow to be generated by the company, as reflected in our projections (which analysis implied terminal year exit LTM EV/EBITDA multiples ranging from 6.9x to 10.4x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including our target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. In addition, stock based compensation expense was treated as a cash expense for purposes of determining unlevered free cash flow. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account our projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for the company by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for the company, the amount of net debt and noncontrolling interests as of September 24, 2017, in each case, as per our latest reported figures to derive a range of illustrative equity values for the company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the company, as provided by our management, to derive a range of illustrative implied present values per share ranging from $111 to $167.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of our common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of (1) such company’s estimated future EBITDA and its assumed next 12-month EV to EBITDA multiple and (2) such company’s estimated future earnings per share of common stock and its assumed next 12-month price to future earnings per share multiple. For this analysis, Goldman Sachs used our projections for each of the fiscal years 2018 through 2021 to calculate a range of implied present values per share of our common stock as of September 24, 2017. Goldman Sachs first calculated illustrative implied future equity values per share of our common stock as of December 2020 by (a) applying the next 12-month enterprise value to EBITDA multiples, which we refer to as “NTM EV/EBITDA,” ranging from 8.0x to 10.0x to estimated EBITDA for the fiscal year 2021 and subtracting estimated net debt as of December 2020, each as reflected in our projections, and (b) applying the next 12-month price to earnings per share, which we refer to as “NTM P/E,” ranging from 20.0x to 25.0x to estimated EPS for the fiscal year 2021, as reflected in our projections. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, historical average NTM P/E and NTM EV/EBITDA multiples for our common stock during the three-year period ended November 13, 2017 and the undisturbed and current NTM P/E and NTM EV/EBITDA multiples for the company and the selected companies, respectively. These implied per share values were then discounted back to September 24, 2017, using an illustrative discount rate of 9.5%, reflecting an estimate of our cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative implied present values per share of our common stock of (i) $119 to $154 based on NTM EV/EBITDA multiples and (ii) $141 to $176 based on NTM P/E multiples.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following 13 selected transactions in the U.S. restaurant industry with an EV above $500 million since May 1, 2010, including the U.S. casual dining industry (indicated in italics). For each of the selected transactions, Goldman Sachs calculated and compared the transaction EV as a multiple of last 12-month EBITDA, which we refer to as “LTM EBITDA,” based on publicly available information and research analyst reports, which resulted in the following:

Announcement Date	Target	Acquiror	EV / LTM EBITDA
Apr-17	Panera Bread Company	JAB Holdings B.V.	18.5x
Mar-17	Cheddar’s Restaurant Holding Corp.(1)	Darden Restaurants, Inc.	10.8
Mar-17	Checkers Drive-In Restaurants, Inc.	Oak Hill Capital Partners	11.0
Feb-17	Popeye’s Louisiana Kitchen, Inc.	Restaurant Brands International Inc.	20.6
Mar-15	Del Taco Restaurants, Inc.	Levy Acquisition Corp.	8.7
May-14	Red Lobster	Golden Gate Capital	9.2
Feb-14	CEC Entertainment, Inc.	Apollo Global Management, LLC	7.9
Jul-12	Yard House USA, Inc.(2)	Darden Restaurants, Inc.	15.0
May-12	P.F. Chang’s China Bistro, Inc.	Centerbridge Partners, L.P.	8.7
Nov-11	NPC International, Inc.	Olympus Partners, L.P.	7.5
Sep-10	Burger King Holdings, Inc.	3G Capital Partners, Ltd.	9.0
Jul-10	CKE Restaurants, Inc.	Apollo Global Management, LLC	6.8
May-10	Dave & Buster’s	Oak Hill Capital	7.3

Note: LTM EBITDA excludes adjustments for stock-based compensation and preopening costs, where applicable.

(1) Transaction EV before expected tax benefits.

(2) LTM EBITDA as of December 2011. Transaction EV before expected tax benefits.

While none of the companies that participated in the selected transactions are directly comparable to the company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, in Goldman Sachs’ professional judgment and experience, may be considered similar to certain of our results, market size and product profile.

Based on its review of the selected transactions, Goldman Sachs applied an illustrative range of EV/LTM EBITDA multiples of 8.0x to 11.0x to the LTM EBITDA of the company, as of September 24, 2017, as derived from our reported figures, which resulted in a range of illustrative implied prices per share of our common stock of $112 to $163.

Transaction Premia Analysis.   Using publicly available information, Goldman Sachs reviewed and analyzed the acquisition premia for publicly disclosed U.S. all-cash acquisitions announced during the period from January 1, 2010 through November 24, 2017 with an EV above $500 million. Goldman Sachs calculated, for this period, the premia represented by the prices per share paid in these transactions relative to the target companies’ closing share prices (1) one day and (2) one week prior to announcement. Using such data, Goldman Sachs calculated the 25th percentile, median, and 75th percentile acquisition premia for these transactions as 16.5%, 28.2%, and 44.2%, respectively, for these one-day premia and 17.4%, 30.9%, and 45.6%, respectively, for these one-week premia. Goldman Sachs then applied an illustrative range of acquisition premia of 15% to 45% to $117.25, the undisturbed trading price per share of our common stock, to derive a range of illustrative implied prices per share of our common stock of $135 to $170.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view of the $157.00 in cash per share of our common stock to be paid to the holders (other than Arby’s and its affiliates) of shares of our common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between us and Arby’s and was approved by our board of directors. Goldman Sachs provided advice to us during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the company, Arby’s, any of their respective affiliates and third parties, including Roark, an affiliate of Arby’s, and any of its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to us in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking services to Roark and its affiliates and/or portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted (1) as joint bookrunner with respect to a public offering of 5,750,000 shares of common stock of Wingstop Inc., a former portfolio company of Roark, in March 2016; and (2) as joint lead arranger and joint bookrunner with respect to senior secured credit facilities (aggregate principal amount $725,000,000) of International Car Wash Group Limited, a portfolio company of Roark, in September 2017. During the two-year period ended November 27, 2017, Goldman Sachs has received compensation for the financial advisory and/or underwriting services provided by its Investment Banking Division of approximately $6.5 million in aggregate. Goldman Sachs may also in the future provide investment banking services to our company, Arby’s and their respective affiliates, and Roark and any of its affiliates and portfolio companies, for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Roark and its affiliates from time to time and may have invested in limited partnership units of affiliates of Roark from time to time and may do so in the future.

Our board of directors selected Goldman Sachs as our financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 21, 2017, we engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between us and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $27 million, all of which is contingent upon consummation of the merger. In addition, we have agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

CERTAIN PROSPECTIVE FINANCIAL INFORMATION

We do not, as a matter of course, develop or publicly disclose long-term projections or internal projections of our future financial performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with our board of directors’ evaluation of the merger, our board of directors considered certain non-public unaudited prospective financial information provided by our management relating to Buffalo Wild Wings for the fiscal years ending 2017 through 2021, which we refer to as our “projections.” Our projections were also provided to Goldman Sachs for its use and reliance in connection with its financial analyses and opinion summarized under “Opinion of Our Financial Advisor” on page 39.

Limitations on Our Projections

Our projections were not prepared with a view to public disclosure, but are included in this proxy statement because such information was made available to our board of directors and Goldman Sachs and used in the process leading to the execution of the merger agreement. Our projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, our independent auditors have not examined, reviewed, compiled or otherwise applied procedures to our projections and, accordingly, assume no responsibility for, and express no opinion on, them.

Although a summary of our projections is presented with numerical specificity, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. Our projections are forward-looking statements. Important factors that may affect actual results and cause our projections not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws, and the other factors described under “Preface—Forward-Looking Statements” on page iii. In addition, our projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that our projections will be realized, and actual results may be materially better or worse than those contained in our projections. The inclusion of this information should not be regarded as an indication that our board of directors, our financial advisor or any other recipient of this information considered, or now considers, our projections to be material information of the company or necessarily predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of our projections is not included in this proxy statement in order to induce any shareholder to vote in favor of the merger proposal or other proposals to be voted on at the special meeting or to influence any shareholder to make any investment decision with respect to the merger, including whether or not to seek dissenters’ rights with respect to shares of our common stock.

Our projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Buffalo Wild Wings contained in our public filings with the SEC.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise our projections to reflect circumstances existing after the date when we prepared our projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying our projections are shown to be in error. We can give no assurance that, had our projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Neither Buffalo Wild Wings nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any of our shareholders regarding the ultimate performance of Buffalo Wild Wings compared to the information contained in our projections or that our projections will be achieved.

In light of the foregoing factors and the uncertainties inherent in our projections and considering that the special meeting will be held several months after our projections were prepared, shareholders are cautioned not to rely on our projections included in this proxy statement.

Certain Underlying Assumptions

Our projections reflect numerous assumptions and estimates as to future events made by our management using information available to them at the time. Among other things, some of these assumptions include:

•	Our overall store count would continue to grow, with the openings of new U.S. company-owned restaurants, U.S. franchised restaurants, and international franchised restaurants exceeding closures of such restaurants in each year throughout the period.

•	We would successfully execute on our refranchising program, selling approximately 153 of our company-owned restaurants to franchisees during the four fiscal year period ending in 2021.

•	Traffic would modestly decline in 2018, then modestly increase each year thereafter.

•	Chicken wing prices would remain constant throughout the period at our 2017 forecast, and overall our gross menu pricing would increase at a faster rate than our costs of goods throughout the four fiscal year period ending in 2021.

•	Excess cash flow would be used to repurchase shares of our common stock.

•	The U.S. tax laws in effect on the date the projections were prepared would remain in effect throughout the period.

Our Projections

Our projections included the following estimates of our future financial performance:

	Fiscal year
(amounts in millions, except per share figures)	2017E	2018E	2019E	2020E	2021E
Revenue	$2,072	$2,023	$1,950	$1,882	$1,861
Earnings before income tax	$99	$104	$119	$147	$173
Net earnings including noncontrolling interests	$71	$74	$79	$96	$111
EBITDA(1)	$259	$266	$265	$277	$296
Adjusted EBITDA(1)	$279	$274	$269	$281	$300

Cash flows from operations	$232	$226	$226	$219	$222

Capital expenditures	$(80)	$(94)	$(117)	$(117)	$(114)
Sale of franchise units	$0	$19	$78	$95	$42
Cash flows from investing activities	$(80)	$(74)	$(39)	$(22)	$(71)

Unlevered free cash flow(1)(2)	$148	$151	$187	$200	$159

Net debt at end of period(3)	$384	$377	$369	$387	$565

Earnings per share (EPS)	$4.44	$4.97	$5.65	$7.27	$9.25
Adjusted earnings per share (Adjusted EPS)(1)	$5.01	$5.35	$5.83	$7.45	$9.44

(1)	Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

(2)	Goldman Sachs calculated unlevered free cash flows using our projections and such unlevered free cash flows were reviewed and approved by us for Goldman Sachs’ use in connection with its financial analyses and opinion.

(3)	We define net debt as gross indebtedness, net of cash and marketable securities.

Reconciliation of Non-GAAP Financial Measures

Certain of the measures included in our projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies. These non-GAAP measures are included in this proxy statement because such information was made available to our board of directors and Goldman Sachs and used in the process leading to the execution of the merger agreement, as described elsewhere in this proxy statement.

Reconciliations of certain of these measures are provided below. The figures included in the reconciliation are part of our projections, and are subject to and should be read together with the disclosures above.

EBITDA, Adjusted EBITDA and Unlevered Free Cash Flow

EBITDA, adjusted EBITDA and unlevered free cash flow are non-GAAP financial measures. We define EBITDA as net earnings including noncontrolling interests plus interest expense, income tax expense, and depreciation and amortization minus other income (expenses). We define adjusted EBITDA as EBITDA plus loss on asset disposals and impairment, proxy costs for contested election, and certain advisory, consulting and restructuring fees. Unlevered free cash flow was calculated as adjusted EBITDA minus unlevered cash taxes and capital expenditures; plus proceeds from the sale of franchise units; and adjusted for changes in working capital. For purposes of the calculation of unlevered free cash flow, stock based compensation expense was treated as a cash expense. A reconciliation of net earnings including noncontrolling interests to EBITDA, adjusted EBITDA and unlevered free cash flow is provided below:

	Fiscal year
(amounts in millions)	2017E	2018E	2019E	2020E	2021E
Net earnings including noncontrolling interests(1)	$71	$74	$79	$96	$111
Plus: Interest expense(1)	13	19	19	19	24
Plus: Income tax expense(1)	28	30	40	51	62
Plus: Depreciation and amortization(1)	152	143	127	112	99
Minus: Other income (expenses)(2)	4	—	—	—	—

EBITDA (non-GAAP)	$259	$266	$265	$277	$296

Plus: Loss on asset disposals and impairment(1)	11	8	4	4	4
Plus: Proxy costs for contested election(3)	6	—	—	—	—
Plus: Certain advisory, consulting and restructuring fees(4)	3	—	—	—	—

Adjusted EBITDA (non-GAAP)	$279	$274	$269	$281	$300

Minus: Unlevered cash taxes(5)	45	46	50	59	70
Minus: Capital expenditures(6)	80	94	117	117	114
Plus: Sale of franchise units(7)	—	19	78	95	42
Minus: Decrease (increase) in net working capital(8)	(7)	(3)	7	1	—

Unlevered free cash flow (non-GAAP)	$148	$151	$187	$200	$159

(1)	As would be shown on our consolidated statement of earnings.

(2)	Other income (expenses) generally consists of our gain (loss) on our minority investment in Pie Squared Holdings, changes in the valuation of our contingent consideration, and changes in the valuation of our investments held for our deferred compensation plan.

(3)	Represents costs related to the advisory fees and preparation of proxy materials in a contested election for the board of directors.

(4)	Represents costs related to consulting services pertaining to the identification of best practices and improving efficiencies, and organizational restructuring costs.

(5)	Represents an approximation of unlevered cash taxes used solely for purposes of this calculation, and was calculated as 35% of adjusted EBIT (adjusted EBITDA minus depreciation and amoritization).

(6)	Represents acquisition of property and equipment as would be shown on our consolidated statements of cash flows.

(7)	Represents sale of businesses as would be shown on our consolidated statements of cash flows.

(8)	Represents decrease (increase) of current assets minus current liabilities as would be shown on our consolidated balance sheets.

Adjusted Net Earnings and Adjusted Earnings per Diluted Share

Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP measures. We define adjusted EPS as adjusted net earnings attributable to Buffalo Wild Wings divided by our weighted average diluted shares outstanding. Adjusted net earnings attributable to Buffalo Wild Wings is calculated as earnings before income taxes plus loss on asset disposals and impairment, proxy costs for contested election, certain advisory, consulting and restructuring fees and divestiture costs; minus gain on sale of investment in affiliate; and adjusted for income tax expense and net earnings (loss) attributable to noncontrolling interests.

	Fiscal year
(amounts in millions, except per share figures)	2017E	2018E	2019E	2020E	2021E
Earnings before income tax(1)	$99	$104	$119	$147	$173
Plus: Loss on asset disposals and impairment(1)	11	8	4	4	4
Plus: Proxy costs for contested election(2)	6	—	—	—	—
Plus: Certain advisory, consulting and restructuring fees(3)	3	—	—	—	—
Plus: Divestitures costs(4)	0	—	—	—	—
Minus: Gain on sale of investment in affiliate(5)	6	—	—	—	—

Adjusted earnings before income taxes	$112	$112	$123	$150	$177

Minus: Income tax expense(6)	32	32	42	52	63

Adjusted earnings including noncontrolling interests	$80	$79	$82	$98	$113

Minus: Net earnings (loss) attributable to noncontrolling interests(1)	(1)	(1)	(1)	(0)	—

Adjusted net earnings attributable to Buffalo Wild Wings	$81	$80	$82	$98	$113

Weighted average shares outstanding — diluted(1)	16	15	14	13	12

Adjusted earnings per share (Adjusted EPS)	$5.01	$5.35	$5.83	$7.45	$9.44

(1)	As would be shown on our consolidated statement of earnings.

(2)	Represents costs related to the advisory fees and preparation of proxy materials in a contested election for the board of directors.

(3)	Represents costs related to consulting services pertaining to the identification of best practices and improving efficiencies, and organizational restructuring costs.

(4)	Represents costs associated with the proposed divestiture of company-owned stores.

(5)	Represents gain recorded from the sale of our investment in affiliate, Pie Squared Holdings.

(6)	Our projected effective tax rates for the years ending 2017, 2018, 2019, 2020, and 2021 are 28.6%, 28.6%, 34.1%, 34.7%, and 35.6%, respectively. The calculated estimated income tax expense is based on these rates.

FINANCING OF THE MERGER

We anticipate that the total amount of funds necessary to consummate the merger and the related transactions (including the funds needed to pay our shareholders the amounts due to them under the merger agreement, make payments in respect of our outstanding equity awards, refinance our existing long-term indebtedness and to pay related fees and expenses) will be funded through a combination of (1) debt financing as contemplated by a debt commitment letter, dated as of November 27, 2017, between Arby’s and Barclays Bank, which we refer to as the “debt commitment letter,” pursuant to which Barclays Bank has agreed to provide Arby’s with up to $2.21 billion of borrowings under committed borrowing facilities subject to the terms and conditions set forth in such debt commitment letter (or financing raised in certain capital markets transactions in lieu of a portion of such committed debt financing), (2) equity financing to be provided by the Roark fund, which has agreed to capitalize Arby’s with up to $783 million, subject to the terms and conditions set forth in an equity commitment letter, dated as of November 27, 2017, entered into by the Roark fund and Arby’s, which we refer to as the “equity commitment letter,” and (3) cash on hand and other available financial resources. The merger is not conditioned upon receipt of financing by Arby’s.

Equity Commitment Letter

In connection with entry into the merger agreement, Parent has entered into the equity commitment letter with the Roark fund pursuant to which the Roark fund has committed, on the terms and subject to the conditions set forth in the equity commitment letter, to provide equity financing, directly or indirectly, in an aggregate amount of up to $783 million, or such lesser amount to the extent that such amount is not required for Parent to consummate the transactions contemplated by the merger agreement.

Funding of the equity financing is subject to the conditions provided in the equity commitment letter, which include:

•	the satisfaction or waiver in accordance with the merger agreement of all conditions to Parent’s obligation to consummate the merger set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing of the merger, but subject to such conditions being capable of and actually being satisfied at closing of the merger);

•	Parent’s debt financing sources being ready and willing on the closing date to provide the debt financing to Parent pursuant to the terms and conditions set forth in the debt commitment letter; and

•	the substantially concurrent closing of the merger in accordance with the merger agreement.

Buffalo Wild Wings is an express third party beneficiary of the equity commitment letter for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of the Roark fund’s obligation to fund the equity commitment to Parent (as further described in “The Merger Agreement—Specific Enforcement” on page 88).

Subject to certain limitations, the obligations of the Roark fund to fund the equity financing under the equity commitment letter will terminate upon the earliest to occur of:

•	the termination of the merger agreement in accordance with its terms;

•	the closing of the merger;

•

commencement by the company, any of its subsidiaries or any of their respective representatives of a lawsuit or other proceeding against the Roark fund or its permitted assignees (excluding Parent and Merger Sub and their respective successors and assignees) to fund the equity commitment or for any other claim in respect of the merger agreement, the equity commitment letter, or the transactions contemplated thereby, other than in connection with enforcing the company’s rights as a third party beneficiary under the equity commitment letter; and

•	commencement by the company, any of its subsidiaries or any of their respective representatives of a lawsuit or other proceeding asserting any claim for payment or other liabilities under or in respect of the merger agreement, the equity commitment letter or the transactions contemplated thereby against any former, current or future director, officer, agent, affiliate, manager, assignee or employee of the Roark fund (or any of their respective successors or permitted assignees), against any former, current or future general or limited partner, manager, shareholder or member of the Roark fund (or any of their respective successors or permitted assignees) or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, assignee, general or limited partner, shareholder, manager or member of any of the foregoing, in each case, other than the Roark fund, Parent, Merger Sub and their respective successors and permitted assignees.

Upon the valid termination of the equity commitment letter, the Roark fund shall not have any further obligations or liabilities thereunder.

Debt Commitment Letter

In connection with entry into the merger agreement, Arby’s has obtained from Barclays Bank the debt commitment letter, pursuant to which Barclays Bank has committed to provide Arby’s with (1) a $1,725,000,000 senior secured credit facility, which we refer to as the “senior secured facility,” consisting of a $1,575,000,000 term loan B facility, which would be fully funded on the closing date, and a $150,000,000 revolving credit facility, which will be available on the closing date and from time to time thereafter to fund a portion of the merger consideration and/or for general corporate purposes, and (2) a $485,000,000 senior unsecured bridge facility, which we refer to as the “bridge facility.” In lieu of borrowing under the bridge facility on the closing date, Arby’s may fund a portion of the merger consideration with the proceeds of senior unsecured notes issued by Arby’s. Arby’s may fund a portion of the merger consideration with the proceeds of up to $124 million of variable funding notes issued by Arby’s Funding, LLC, a subsidiary of Arby’s, under its existing securitization facility. The senior secured credit facility would be secured by a lien on substantially all of the assets of Arby’s and its restricted subsidiaries.

The availability of the senior secured credit facility and the bridge facility is subject to the following conditions:

•	consummation of the merger in all material respects in accordance with the merger agreement (without giving effect to any amendment, modification or waiver of the merger agreement that is materially adverse to the lenders or lead arrangers, unless consented to by Barclays Bank);

•	refinancing of all of our existing third-party indebtedness for borrowed money other than indebtedness permitted to remain outstanding or be incurred under the merger agreement, certain ordinary course indebtedness and other customary exceptions;

•	since the date of the merger agreement, except as set forth in the disclosure schedules to the merger agreement, there shall not have occurred a “Material Adverse Effect” (as defined in the merger agreement);

•	the loan parties shall have furnished to Barclays Bank certain specified collateral and security documentation;

•	receipt by the lenders and lead arrangers of information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;

•	the execution and delivery of the definitive documentation with respect to the senior secured facility and the bridge facility, together with customary closing deliverables;

•	receipt by the lead arrangers of a pro forma consolidated balance sheet and related pro forma statement of income of Arby’s, prepared after giving effect to the merger and related transactions, and certain historical financial statements;

•	payment of all fees and expenses of the lenders and lead arrangers required to be paid on the closing date under the debt commitment letter;

•	Arby’s use of commercially reasonable efforts to deliver a customary offering document to market senior unsecured notes for a period of not less than 15 consecutive business days prior to the closing date; and

•	certain specified representations by Arby’s and representations and warranties by us in the merger agreement shall be true and correct in all material respects.

Barclays Bank’s commitment under the debt commitment letter will expire upon the earlier of (a) June 4, 2018 (or, if the outside date under the merger agreement is extended pursuant to the terms thereof, July 2, 2018) and (b) the consummation of the merger with or without the use of the senior secured credit facility or the bridge facility.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

When considering the recommendation of our board of directors that you vote for the proposal to approve the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. Our board of directors was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the shareholders of the company.

Our current executive officers are:

•	Sally J. Smith, Chief Executive Officer and President

•	Alexander H. Ware, Executive Vice President and Chief Financial Officer

•	Emily C. Decker, Senior Vice President, General Counsel and Secretary

•	Andrew D. Block, Senior Vice President, Talent Management Services

•	Santiago Abraham, Chief Information Officer

For purposes of determining Golden Parachute Compensation, our “named executive officers” are:

•	Sally J. Smith, Chief Executive Officer and President

•	Alexander H. Ware, Executive Vice President and Chief Financial Officer

•	Emily C. Decker, Senior Vice President, General Counsel and Secretary

•	Jeffrey B. Sorum, Senior Vice President and Controller

•	James M. Schmidt, former Chief Operating Officer

•	Judith A. Shoulak, former Executive Vice President, President North America Buffalo Wild Wings

The compensation that may become payable to our named executive officers in connection with the merger is subject to a non-binding advisory vote of the company’s shareholders, as described below in “The Golden Parachute Proposal (Proposal #2)” on page 93.

Arrangements with Arby’s

Agreements with Executive Officers

No executive officer of the company has entered into an agreement with Arby’s or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Prior to or following the closing of the merger, however, these executive officers may discuss or enter into such agreements with Arby’s, Merger Sub and/or any of their respective affiliates.

Under the merger agreement, the equity-based awards held by our directors and executive officers under our equity incentive plans will be treated as described in “The Merger Agreement—Treatment of Buffalo Wild Wings Equity Awards” starting on page 68.

For an estimate of the amounts that would be payable to each of our named executive officers in settlement of their outstanding equity awards, see the “Equity” column in the “Golden Parachute Compensation” table on page 57. None of our current directors are currently party to any outstanding equity awards.

Payments to Company Executives upon Termination Following Change in Control

Employment Agreements

The company is party to an employment agreement with each of our executive officers who are current employees, other than Mr. Sorum. Each of these agreements provides for an automatic extension for successive one-year periods, each ending on the last day of the fiscal year, unless the agreement is terminated earlier or either party gives the other a non-renewal notice, and the agreements have thus been extended. The agreements set forth the position and duties of the executive officer, and describe the compensation and benefits programs provided by the company.

As provided in each agreement, the executive officer has agreed to restrictions on the uses of confidential information and intellectual property, and also has agreed to not compete with us and not hire or solicit our team members or customers, as those terms are defined, for one year following termination of employment. The agreements also provide for certain payments and benefits for certain termination of employment events. Upon an involuntary termination not for cause, our failure to renew an employment agreement, or resignation for good reason which, collectively, we refer to as “qualified terminations,” an executive officer is entitled to receive the following provided that he or she agrees to sign a release of claims against the company and honors the restrictive covenants of the agreement:

•	Base salary continuation for up to six months (subject to certain limits), plus a supplemental salary continuation for either six months (if less than five years of service) or 12 months (if five years of service or more).

•	Pro-rated annual cash incentive for the year of termination based on actual performance against established goals, with at least a target payout on individual performance.

•	Reimbursement for the company cost portion of medical benefits for as long as the executive if eligible to continue coverage past termination under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and for a period not to exceed the executive’s total number of months of salary continuation.

•	Payment of salary continuation will be in a lump sum if the qualified termination occurs within one year of a change in control.

Upon termination for cause (generally involving criminal conduct, gross misconduct, material violation of company policies or material breach of the employment agreements) or resignation without good reason(generally involving a material diminution in base salary; a material diminution in authority, duties or responsibilities; relocation of the executive’s principal office by more than 50 miles; or a material breach of the employment agreement by us), the executive officer would not be entitled to any additional payments or benefits, other than those earned or accrued but not yet paid at the date of termination.

On November 27, 2017, the compensation committee of our board of directors approved the payment of bonuses for individual performance during 2017 under our annual cash incentive program. Accordingly, our named executive officers are not entitled to additional payments relating to the annual cash incentive program for 2017 and no such amounts are reflected in the Golden Parachute Compensation table below. The committee has not yet established, but may establish, a cash incentive program for 2018.

Retention Agreements

The compensation committee of our board of directors has approved retention bonus arrangements with certain employees, including all of our current executive officers, except Sally J. Smith. These arrangements will be evidenced in retention agreements to be entered into by us and each respective executive officer. The retention agreements will provide a cash retention bonus of $593,800 in the case of Mr. Ware, $471,900 in the case of Ms. Decker, $332,500 in the case of Mr. Block, $300,000 in the case of Mr. Abraham and $183,800 in the case of Mr. Sorum. In order for their respective cash retention bonuses to be paid, the executive officer must remain employed with the company as of the closing of the merger or through May 29, 2018, whichever is earlier, agree to a general release of claims against the company, and not be in breach of obligations under any written agreement with the company. The cash retention bonus will be paid if the executive officer is terminated without cause by us prior to the earlier of the closing of the merger or May 29, 2018. In addition, Mr. Ware is eligible to receive a portion of his cash retention bonus for remaining employed with the company through the end of the fiscal year ended December 31, 2017. If he remains employed through the end of the fiscal year ended December 31, 2017, he will earn $150,000 of his cash retention bonus, which amount will be payable on December 29, 2017.

Quantification of Payments and Benefits to Named Executive Officers

The table below and its footnotes show the estimated amounts of payments and benefits that each named executive officer would receive if the individual experiences a qualifying termination in connection with a hypothetical closing of the merger on December 7, 2017, based on their compensation levels and outstanding equity awards.

The amounts reflected in the table and the footnotes are determined using a per share price for the company’s common stock of $157.00, the merger consideration as specified in the merger agreement. The compensation summarized in the table and footnotes below in respect of the named executive officers is subject to a non-binding advisory vote of the company’s shareholders, as described below in “The Golden Parachute Proposal (Proposal #2)” on page 93.

The calculations in the tables below do not include amounts the officers were already entitled to receive or that were vested as of December 7, 2017, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of an officer and that are available generally to all of the salaried employees of the company. The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts will vary depending on the actual date of closing of the merger, which is presently expected to occur in the first quarter of 2018. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth in the following table and accompanying footnotes.

GOLDEN PARACHUTE COMPENSATION

Named Executive Officer	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
Sally J. Smith	1,312,500	3,744,526	12,798	5,069,824
Alexander H. Ware	1,068,800	1,727,385	8,532	2,804,717
Emily C. Decker	1,038,150	1,044,353	12,798	2,095,301
Jeffrey B. Sorum	428,800	495,754	–	924,554
James M. Schmidt(4)	–	979,844	–	979,844
Judith A. Shoulak(5)	–	631,983	–	631,983

(1)

Amounts shown include lump sum payments equal to 18 months of base salary (for Ms. Smith and Ms. Decker) or 12 months of base salary (for Mr. Ware and Mr. Sorum) that each current named executive officer would be entitled to receive as the result of a qualifying termination within one year following a change in control either pursuant to their respective employment agreement or other severance arrangements. The amounts shown in this column are based on the base salaries in effect on December 15, 2017 and the resulting salary continuation payments each as set forth below. Because shareholder approval is a closing condition for the merger, it is not possible for a closing to occur before the date of the meeting to which this proxy statement relates, which is scheduled to occur in the fiscal year ending December 30, 2018. Accordingly, because a cash incentive program has not been established for that fiscal year, severance amounts based on cash incentive program terms, if any, are not available for inclusion. Amounts shown also include amounts payable pursuant to retention bonus arrangements with Mr. Ware, Ms. Decker and Mr. Sorum, described further above.

Named Executive Officer	Base Salary ($)	Salary Continuation ($)	Retention Payment ($)
Sally J. Smith	875,000	1,312,500	–
Alexander H. Ware	475,000	475,000	593,800
Emily C. Decker	377,500	566,250	471,900
Jeffrey B. Sorum	245,000	245,000	183,800

If base salary levels or cash incentive arrangements change before the closing of the merger occurs, then actual payments may differ materially from those provided herein.

(2)	Amounts shown represent aggregate merger consideration that each named executive officer would receive with respect to shares subject to unvested stock options, unvested restricted stock units subject solely to time-based vesting (“RSUs”) and unvested restricted stock units subject to performance-based vesting (“PRSUs”) that are subject to accelerated vesting in connection with the merger. Because shareholder approval is a closing condition for the merger, it is not possible for a closing to occur before the date of the meeting to which this proxy statement relates. Accordingly, PRSUs scheduled to vest on their terms upon the completion of the fiscal year ending December 31, 2017 have been omitted from this presentation. Depending on when the closing date of the merger actually occurs, additional stock options, or restricted stock units that are currently outstanding may vest in accordance with their terms prior to the closing of the merger.

Named Executive Officer	Shares Subject to Unvested Options (#)	Total Value of Shares Subject to Unvested Options ($)	Shares Subject to Unvested RSUs (#)	Total Value of Shares Subject to Unvested RSUs ($)	Shares Subject to Unvested PRSUs (#)	Total Value of Shares Subject to Unvested PRSUs ($)	Total ($)
Sally J. Smith	22,902	244,996	–	–	22,290	3,499,530	3,744,526
Alexander H. Ware	5,952	69,936	5,206	817,342	5,351	840,107	1,727,385
Emily C. Decker	5,825	64,516	2,509	393,913	3,732	585,924	1,044,353
Jeffrey B. Sorum	1,776	18,631	1,317	206,769	1,722	270,354	495,754
James M. Schmidt	7,039	75,995	–	–	5,757	903,849	979,844
Judith A. Shoulak	4,617	49,827	–	–	3,708	582,156	631,983

(3)	Amounts represent reimbursement for company cost portion of medical benefits for duration of eligibility to continue coverage past termination under COBRA and for a period not to exceed total number of months of salary continuation. For Ms. Smith and Ms. Decker, amount represents reimbursement for 18 months. For Mr. Ware, amount represents reimbursement for 12 months. Medical insurance premiums are estimated to be approximately $711 per month.

(4)	Mr. Schmidt retired from the company effective August 14, 2017.

(5)	Ms. Shoulak retired from the company effective June 30, 2017.

Insurance and Indemnification of Directors and Executive Officers

See “The Merger Agreement—Indemnification and Insurance,” starting on page 80, for a summary of the obligations of Arby’s and the surviving corporation with respect to insurance indemnification of directors and executive officers after the effective time of the merger.

Voting Agreement

Richard T. McGuire III, one of our directors, is the managing partner of Marcato Capital Management LP, which is the investment manager of certain funds that collectively beneficially owned approximately 6.4% of our outstanding shares as of November 27, 2017, and which have entered into an agreement to vote the shares beneficially owned by such funds as of the record date in favor of the merger proposal, subject to the terms and conditions of such agreement. See “Voting Agreement” on page 90.

REGULATORY APPROVALS

HSR Waiting Period

Under the HSR Act and the rules promulgated thereunder, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the U.S. Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the U.S. Department of Justice, which we refer to as the “DOJ,” and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act.

Under the HSR Act, the merger may not be completed until the expiration of a 30-calendar day waiting period, which began when Buffalo Wild Wings and a fund advised by Roark filed Premerger Notification and Report Forms under the HSR Act with the FTC and the DOJ on December 11, 2017. The waiting period is expected to expire at 11:59 p.m., Eastern Time, on January 10, 2018, unless earlier terminated by the FTC and the DOJ or extended by a Request for Additional Information and Documentary Material, which we refer to as a “second request.” If prior to the expiration or termination of the waiting period either the FTC or the DOJ issues a second request from the filing parties, the waiting period with respect to the merger will be extended until the 30th calendar day following the date of the filing parties’ substantial compliance with that second request. After that time, absent agreement from the filing parties, the acquisition can be blocked only by court order. The FTC and the DOJ may terminate the applicable waiting period at any time before its expiration.

At any time (regardless of whether before or after the expiration or termination of the statutory waiting periods under the HSR Act, or before or after the effective time of the merger), the FTC or the DOJ may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger, or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although we do not believe that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Other Approvals

Applicable law or the terms and conditions of certain of our licenses and permits, including liquor and gaming licenses, may impose requirements to notify or obtain approval of the applicable regulator in connection with the merger. However, the merger is not conditioned upon making or obtaining any such notices or approvals.

EXCLUSIVE FORUM BYLAW

On November 27, 2017, our board of directors amended our bylaws to add a new exclusive-forum bylaw, which provides that, unless we otherwise consent, the state or federal courts in

Hennepin County, Minnesota, will be the sole and exclusive forum for (1) derivative actions brought by others on behalf of the company, (2) actions claiming a breach fiduciary duty owed by any of our directors, officers, employees, or agents to us or our shareholders, (3) actions arising pursuant to any provision of the Minnesota Business Corporation Act, the articles of incorporation, or our bylaws, and (4) other actions governed by the “internal affairs” doctrine. This amendment was effective immediately and should apply to any actions of these types that may be brought in connection with the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “tax code,” applicable U.S. Treasury Regulations promulgated under the tax code, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, which we refer to as the “IRS,” each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. Congress is currently considering certain legislative proposals that, if enacted, would result in significant changes to U.S. federal tax laws, including the rate of tax applicable to income received in 2018. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of shares of our common stock in light of such holder’s particular circumstances. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. We have not sought, and no ruling will be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of our common stock who hold such shares as a capital asset within the meaning of Section 1221 of the tax code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or non-U.S. currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, U.S. expatriates or former citizens or long term residents of the United States, S corporations, or other pass-through entities, or investors in such S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of our common stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in Arby’s immediately after the merger, U.S. holders who acquired their shares of our common stock through the exercise of employee stock options, through a tax qualified retirement plan or other compensation arrangements, and dissenters (as defined under “Dissenters’ Rights” below)).

If a partnership (including for this purpose any entity or arrangement treated as a partnership or flow-through entity for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of our common stock, you should consult your tax advisor.

This summary of U.S. federal income tax consequences is intended only as a general summary of certain material U.S. federal income tax consequences of the merger to U.S. holders and is not tax advice. Holders of our common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including federal estate, gift and other non-income tax consequences, the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, and tax consequences under state, local, non-U.S. or other tax laws, including tax treaties.

Tax Consequences of the Merger

The receipt of cash by U.S. holders in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received plus the amount used to satisfy any applicable withholding taxes and (2) the U.S. holder’s adjusted tax basis in such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of our common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of our common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of our common stock pursuant to the merger generally will be subject, to information reporting and backup withholding at the applicable rate. A U.S. holder can avoid backup withholding if it provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

DISSENTERS’ RIGHTS

The following is a summary of certain material terms of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. The summary is not complete and must be read together with the actual statutory provisions, copies of which are attached as Appendix D. We encourage you to read Sections 302A.471 and 302A.473 carefully and in its entirety because the rights and obligations of the company and our shareholders are governed by the express terms of these statutory provisions and other applicable law, and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about these statutory provisions that is important to you.

Applicability

As a Minnesota corporation, Buffalo Wild Wings is governed by the Minnesota Business Corporation Act. The Minnesota Business Corporation Act provides a shareholder who is entitled to vote and who objects to a merger with the right to dissent from such action and instead obtain payment for the “fair value” of his or her shares of our common stock. This right is set forth in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.

Exercising Dissenters’ Rights

Any Buffalo Wild Wings shareholder contemplating an attempt to assert and exercise dissenters’ rights in connection with the merger should review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (copies of which are attached as Appendix D), particularly the specific procedural steps required to perfect such rights. Dissenters’ rights are lost if the procedural requirements of Section 302A.473 are not fully and precisely satisfied.

In view of the complexity of these statutory provisions, any shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

Filing Initial Notice of Dissent before the Special Meeting

Under Section 302A.473, subdivision 3, a shareholder who wishes to exercise dissenters’ rights, which we refer to as a “dissenter,” must file with us, before the vote on the merger proposal, a written notice of intent to demand the “fair value” of shares of our common stock owned by the shareholder.

The written notice of intent should be sent to the attention of Emily Decker, Senior Vice President, General Counsel and Secretary, at Buffalo Wild Wings, Inc., 5500 Wayzata

Boulevard, Suite 1600, Minneapolis, Minnesota 55416 and a copy (which copy will not constitute notice) should also be sent to the attention of Brandon Mason at Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

To be effective, the notice must be filed with us before the vote on the merger proposal. In addition, the shareholder must not vote his or her shares in favor of the merger. A vote against the merger does not in itself constitute such a written notice and a failure to vote does not affect the validity of a timely written notice. However, the submission of a properly signed blank proxy will constitute a vote in favor of approving the merger and a waiver of statutory dissenters’ rights.

Under Section 302A.471, subdivision 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due.

Notice of Procedure from Buffalo Wild Wings after Shareholder Approval

If the merger is approved by our shareholders, we will send to all dissenters who timely filed the necessary notice of intent to demand the fair value of their shares and who did not vote their shares in favor of such proposal a notice, which we refer to as a “notice of procedure,” containing certain information required by Section 302A.473, subdivision 4, including the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received and a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment.

Demand for Payment and Deposit of Shares

In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 days after our notice of procedure is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the United States mail. A shareholder who fails to timely make demand for payment and to deposit certificates as required by Section 302A.473, subdivision 4, loses the right to receive the fair value of his or her shares under such section notwithstanding the timely filing of notice of intent to demand payment under Section 302A.473, subdivision 3.

Determination and Payment of “Fair Value”

Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter as required by the notice, then after our receipt of such demand or the effective date of the merger, whichever is later, we must pay the dissenter an amount which we estimate to be the fair value of the dissenter’s shares of our common stock, with interest, if any. For the purpose of a dissenter’s rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of stock immediately before the effective date of such merger. It is possible that the fair value of shares of our common stock as determined pursuant to dissenters’ rights procedures may be determined to be less than the value of the merger consideration. Additionally, “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09 subdivision 1, paragraph (c), clause (1), which is currently 4.0%.

If a dissenter believes this payment is less than the fair value of the shares of our common stock, with interest, if any, such dissenter must give written notice to us of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date we mail the payment, and must demand payment of the difference between his or her estimate and our payment. If such dissenter fails to give written notice of such estimate to us, or fails to demand payment of the difference, within the 30 day time period, such dissenter is entitled only to the amount of our payment.

We may withhold such payment with respect to shares of our common stock for which a dissenter demanding payment (or persons on whose behalf such dissenter acts) was not the beneficial owner as of the first public announcement date of the merger, which is November 28, 2017. As to each such dissenter who has validly demanded payment, following the effective date of such merger or the receipt of demand, whichever is later, we must mail our estimate of the fair value of such dissenter’s shares of stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. If such dissenter believes that our offer is for less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to us of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to us within 30 days after the mailing of our offer. If the dissenter fails to make this demand within the 30-day time period, such dissenter is entitled only to the amount we offered.

If we and a dissenter (including both a dissenter who held shares of our common stock on or prior to November 28, 2017, which was the date the merger was first publicly announced, and a dissenter who purchased shares of our common stock after such date who have complied with their respective demand requirements) do not settle the dissenter’s demand within 60 days after we receive the dissenter’s estimate of the fair value of his or her shares of stock, then we must file a petition in a court of competent jurisdiction in the county in which our registered office is located, requesting that the court determine the statutory fair value of stock with interest, if any. Our registered office is currently located in Hennepin County, Minnesota, but is subject to change at any time. All dissenters whose demands are not settled within the applicable 60 day settlement period must be made parties to this proceeding.

The court will then determine whether each dissenter in question has fully complied with the provisions of Section 302A.473, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by us or a dissenter. The fair value of the shares as determined by the court is binding on all dissenters. However, under the statute, dissenters are not liable to us for the amount, if any, by which payments remitted to the dissenters exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against us, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Under Section 302A.471, subdivision 2, a shareholder may not assert dissenters’ rights with respect to less than all of the shares of our common stock registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.

Limitation of Other Rights

Under Section 302A.471, subdivision 4, a shareholder has no right at law or in equity to have the merger agreement set aside or rescinded, except if approval or consummation of such merger agreement is fraudulent with respect to such shareholder or us.

THE MERGER AGREEMENT

The following is a summary of certain material terms of the merger agreement. The summary is not complete and must be read together with the actual merger agreement, a copy of which is attached as Appendix A. We encourage you to read the merger agreement carefully and in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about the merger agreement that is important to you.

Please note that the representations, warranties, covenants and agreements in the merger agreement were made only for purposes of the merger agreement, and may not represent the actual state of facts. See “Legal and Cautionary Disclosures—Context for Assertions Embodied in Agreements” on page 103.

STRUCTURE AND CORPORATE EFFECTS OF THE MERGER

At the effective time of the merger, Merger Sub will merge with and into Buffalo Wild Wings, and the separate corporate existence of Merger Sub will cease. Buffalo Wild Wings will be the surviving corporation in the merger and will continue its corporate existence as a Minnesota corporation and a wholly owned subsidiary of Arby’s.

At the effective time of the merger, the articles of incorporation of the company will be amended and restated in their entirety to be identical to the articles of incorporation of Merger Sub, and such articles will be the articles of incorporation of the surviving corporation; provided that the name and date of incorporation of the corporation shall be the name and date of incorporation of the company. Also at the effective time of the merger, the bylaws of the company will be amended and restated in their entirety to be identical to the bylaws of Merger Sub, and such bylaws will be the bylaws of the surviving corporation; provided that the name of the surviving corporation shall be the name of the company.

At the effective time of the merger, the individuals holding positions as directors of Merger Sub immediately before the effective time of the merger will become the directors of the surviving corporation, and the individuals holding positions as officers of the company immediately before the effective time of the merger will continue as the officers of the surviving corporation, in each case until their resignation or removal or their respective successors are duly elected and qualified.

TIMING OF THE MERGER

The closing of the merger is to take place on the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions). These conditions are described under “Conditions to Completion of the Merger” on page 82). However, Arby’s and Merger Sub will not be obligated to consummate the closing until three business days following the end of the marketing period, described below under “Financing Cooperation” on page 81. In any event, we and Arby’s may mutually agree on another date or time for the closing to take place. The date on which the closing occurs is sometimes referred to as the closing date.

At the closing, we will file articles of merger with the Secretary of State of the State of Minnesota. The merger will become effective at the time when the articles of merger are filed or at such later date or time as may be agreed by us and Arby’s and specified in the articles of merger.

As of the date of the filing of this proxy statement, we expect to complete the merger in the first quarter of 2018, within several business days following the approval of the merger agreement by our shareholders. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, and factors outside of our control or the control of Arby’s may delay the completion of the merger, or prevent it from being completed at all. There can be no assurances as to whether or when the merger will be completed.

EFFECT OF THE MERGER ON OUR COMMON STOCK

Each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $157.00 in cash, without interest and less any applicable withholding taxes, except for (1) any shares subject to a restricted stock award, (2) any shares that are directly or indirectly owned by Arby’s, any of its subsidiaries, or any of our subsidiaries (which we refer to as cancelled shares), and (3) any dissenting shares. At the effective time of the merger, the shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the merger consideration.

Any shares subject to a restricted stock award will be treated as described under “Treatment of Buffalo Wild Wings Equity Awards” on page 68.

At the effective time of the merger, each cancelled share will be cancelled and cease to exist, and no consideration will be delivered in exchange for such cancellation.

In this proxy statement, we use the term “dissenting shares” to describe shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by a holder who (1) has not voted in favor of approval of the merger agreement, (2) has demanded and perfected such holder’s right to dissent from the merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, and (3) as of the effective time of the merger, has not effectively withdrawn or lost such dissenters’ rights. At the effective time of the merger, any dissenting shares will not be converted into or represent the right to receive the merger consideration, but if such holder complies in all respects with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, such holder will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (including interest determined in accordance with Section 302A.473 of the Minnesota Business Corporation Act). However, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under such statutory provisions, then the right of such holder to be paid the fair value of such holder’s dissenting shares will cease and such dissenting shares will be deemed to have been converted as of the effective time of the merger into, and to have become exchangeable solely for the right to receive, the merger consideration, without interest thereon and subject to any applicable withholding taxes. For more information regarding dissenters’ rights, see “The Merger—Dissenters’ Rights” on page 62.

At the effective time of the merger, each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

TREATMENT OF BUFFALO WILD WINGS EQUITY AWARDS

Stock Options.   At the effective time of the merger, each option to acquire shares of our common stock outstanding immediately prior to the effective time of the merger will be cancelled with the holder becoming entitled to receive a cash payment, without interest, equal to the product of (1) the excess, if any, of $157.00 over the exercise price per share of our common stock subject to such option multiplied by (2) the number of shares of our common stock subject to such option immediately prior to the effective time of the merger (subject to any applicable withholding tax). So-called “underwater” or out-of-the-money options, where the exercise price is greater than or equal to $157.00, will be cancelled without consideration.

Time-Based Restricted Stock Units.   At the effective time of the merger, each restricted stock unit award subject solely to time-based vesting (sometimes called an “RSU”) outstanding immediately prior to the effective time of the merger will be cancelled with the holder becoming entitled to receive a cash payment, without interest, equal to the product of (1) $157.00 multiplied by (2) the number of shares of our common stock subject to such restricted stock unit award at the effective time of the merger (subject to any applicable withholding tax).

Performance-Based Restricted Stock Units.   At the effective time of the merger, each award of restricted stock unit award subject to performance-based vesting (sometimes called a “PRSU” or “PSU”) outstanding immediately prior to the effective time of the merger, will be cancelled in exchange for an amount in cash equal to the product of (1) $157.00 multiplied by (2) the number of shares of our common stock attributable to such award based upon an assumed attainment of the target level of performance applicable to such award, regardless of actual performance (subject to any applicable withholding tax). Performance-based restricted stock unit awards that we granted in 2015 will be forfeited as of December 31, 2017 due to failure to satisfy the performance-based objectives for the applicable performance period and, therefore, no consideration will be payable in the merger for such awards.

Restricted Stock.   At the effective time of the merger, each award of restricted stock that is outstanding immediately prior to the effective time of the merger will be cancelled with the holder becoming entitled to receive a cash payment, without interest, equal to the product of (1) $157.00 multiplied by (2) the number of shares of our common stock subject to such company restricted stock award at the effective time of the merger (subject to any applicable withholding tax). However, we currently do not have and do not expect to have any shares of restricted stock outstanding.

TREATMENT OF BUFFALO WILD WINGS EMPLOYEE STOCK PURCHASE PLAN

With respect to our Employee Stock Purchase Plan, or ESPP, the merger agreement provides that:

•	No new offering periods under the ESPP will commence after the date of the merger agreement.

•	There will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP (except those already in effect) after the date of the merger agreement.

•	No individuals may commence participation in the ESPP after the date of the merger agreement.

•	If the closing occurs prior to the end of the offering period in existence under the ESPP as of the date of the merger agreement, a new exercise date will be established under the ESPP that is no later than the business day immediately prior to the anticipated closing date (at which time the accumulated contributions of the participants in the current offering periods will be used to purchase shares of our common stock, and the participants’ purchase rights under such offerings will terminate immediately thereafter).

•	The amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the effective time of the merger, to the extent not used to purchase shares of our common stock in accordance with the terms and conditions of the ESPP, will be refunded (without interest).

•	The ESPP will be terminated no later than the business day immediately prior to the effective time of the merger.

PAYMENT FOR COMMON STOCK IN THE MERGER

At or prior to the effective time of the merger, Arby’s will deposit cash in U.S. dollars sufficient to pay the aggregate merger consideration with Continental Stock Transfer & Trust Company or another reputable bank or trust company reasonably approved in advance by us, which we refer to as the “paying agent,” in trust for the benefit of the holders of our common stock. Arby’s will also enter into an agreement with the paying agent in a form reasonably satisfactory to us.

Promptly after the effective time of the merger, Arby’s will cause the paying agent to mail to each holder of record of shares of our common stock whose shares were converted into the right to receive the merger consideration (1) a letter of transmittal and (2) instructions for effecting the surrender of certificates or book-entry shares formerly representing shares of our common stock in exchange for the merger consideration. Upon surrender of certificates (or effective affidavits of loss in lieu of certificates and, if required, the posting of a bond) or book-entry shares, as applicable, to the paying agent together with the letter of transmittal, completed and executed in accordance with the instructions to the letter of transmittal, and such other documents as may customarily be required by the paying agent, the holder of such certificates (or effective affidavits of loss in lieu of certificates) or book-entry shares will be entitled to receive the merger consideration for all such shares, and such shares will be cancelled.

REPRESENTATIONS AND WARRANTIES; MATERIAL ADVERSE EFFECT

The merger agreement contains representations and warranties of ours, subject to certain exceptions in the merger agreement, in the confidential disclosure letter delivered to Arby’s in connection with the merger agreement and in certain of our public filings, as to, among other things:

•	organization, good standing and qualification to do business with respect to us and our subsidiaries in each of their jurisdictions of organization;

•	capitalization and ownership of our subsidiaries;

•	capital structure, including shares issued and outstanding and obligations pursuant to equity awards;

•	absence of preemptive or similar rights or debt securities that give their holders the right to vote with our shareholders;

•	corporate authority to enter into the merger agreement and the enforceability of the merger agreement against us;

•	resolutions adopted by our board of directors declaring the merger agreement, the merger, and the transactions contemplated by the merger agreement to be fair, approving the merger agreement, the merger, and the transactions contemplated by the merger agreement, and containing their recommendation that our shareholders approve the merger agreement;

•	absence of violations or conflicts with our or any of our subsidiaries’ governing documents;

•	governmental and third party consents, and other governmental filings and approvals relating to the execution, delivery and performance of the merger agreement;

•	our SEC filings, financial statements and the absence of undisclosed liabilities or obligations;

•	internal disclosure controls and procedures;

•	the absence of certain events, including changes having, or which would reasonably be expected to have, a material adverse effect, since December 25, 2016;

•	litigation matters and investigations;

•	material contracts;

•	compliance with applicable laws, including franchise, alcohol, and anti-corruption;

•	labor and employment matters;

•	employee benefit matters;

•	tax matters;

•	real property matters;

•	intellectual property matters;

•	environmental matters;

•	insurance policies and coverage;

•	certain franchise matters, including agreements with our franchisees and compliance with certain franchise laws;

•	food and beverage quality and safety matters;

•	the absence of undisclosed material transactions with affiliates during the preceding three years;

•	the absence of certain business practices in violation of anti-bribery and anti-money laundering laws;

•	our use of interest rate swaps and currency exchange swaps;

•	this proxy statement;

•	suppliers;

•	the inapplicability of anti-takeover statutes;

•	sanctions laws;

•	broker’s or advisor’s fees; and

•	the receipt by our board of directors of an opinion from Goldman Sachs.

The merger agreement also contains representations and warranties of Arby’s and Merger Sub, subject to certain exceptions in the merger agreement, as to, among other things:

•	organization, good standing and authority to do business with respect to Arby’s and Merger Sub in each of their respective jurisdictions;

•	corporate authority to enter into the merger agreement and the enforceability of the merger agreement against Arby’s and Merger Sub;

•	absence of violations or conflicts with Arby’s or Merger Sub’s governing documents;

•	governmental and third party consents, and other governmental filings and approvals relating to the execution, delivery and performance of the merger agreement;

•	the availability of funds, taking into account funds available to Arby’s from the debt financing and equity financing, to consummate the merger and pay related fees;

•	litigation matters and investigations;

•	information supplied for the purposes of this proxy statement;

•	affirmation that Merger Sub has been formed solely for the purposes of the merger and has not engaged in any business activities other than pursuant to the merger agreement;

•	Arby’s, Merger Sub’s and their affiliates’ absence of ownership interest in us and the absence (other than the merger agreement) of any agreements with company management, our board of directors or Goldman Sachs;

•	broker’s or advisor’s fees; and

•	Arby’s acknowledgment of limitations on representations and warranties of us and non-reliance on forward-looking information, estimates and projections provided by us.

Some of the representations and warranties in the merger agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to either us or Arby’s, as discussed below.

For purposes of the merger agreement, a “material adverse effect” with respect to us means any change, effect, event, occurrence or fact that, individually or in the aggregate with all other changes, effects, events, occurrences or facts has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of us and our subsidiaries, taken as a whole, or would reasonably be expected to prevent, materially impede or materially delay our consummation of the merger or any of the other transactions contemplated by the merger agreement or our ability to perform our obligations under the merger agreement. However, no change, effect, event, occurrence or fact that relates to, arises out of or results from the following will (either alone or in combination) constitute, or be taken into account in determining whether there has been, a material adverse effect (except, in the case of the items described in the first five bullets below, to the extent such condition has had a disproportionate effect on us and our subsidiaries, taken as a whole, compared to other participants in the industries in which we and our subsidiaries primarily conduct business, incremental disproportionate impacts may be taken into account to determine whether there has been, or there is reasonably expected to be, a material adverse effect):

•	general economic, credit, capital or financial markets or political conditions in the United States or elsewhere, including with respect to interest rates or currency exchange rates;

•	any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism;

•	any natural or man-made disaster occurring after the date of the merger agreement;

•	any change in laws or accounting policies (or authoritative interpretation or enforcement thereof) after the date of the merger agreement;

•	general conditions in the industries in which we and our subsidiaries primarily operate;

•	our failure to meet internal or published projections, forecasts, estimates, or predictions in respect of financial or operating metrics, or changes in the market price or trading volume of our common stock or our credit rating, in each case occurring after the date of the merger agreement; provided that the underlying facts relating to these changes may be taken into account in determining whether there has been a material adverse effect in some circumstances;

•	actions, or the failure to take action, as requested by or consented to by Arby’s or Merger Sub or as set forth in the merger agreement; or

•	the announcement and pendency of the merger agreement and the transactions contemplated thereby or the identity of, or any facts or circumstances relating to, Arby’s, Merger Sub or their affiliates, including the impact of the foregoing (including any loss or impairment of) on any relationships, contractual or otherwise, of us or our subsidiaries with employees, franchisees, labor unions, customers, suppliers or partners (including any fiduciary duty or disclosure litigation or any litigation with respect, or pursuant, to any contract with a third party in connection with the merger agreement, the merger, or the other transactions contemplated by the merger agreement).

For purposes of the merger agreement, a “material adverse effect” with respect to Arby’s means any change, effect, event, occurrence or fact that would reasonably be expected to prevent, materially impede or materially delay the consummation by Arby’s of the merger or any of the other transactions contemplated by the merger agreement or the ability of Arby’s to perform its obligations under the merger agreement.

CONDUCT OF THE BUSINESS PENDING THE MERGER

The merger agreement provides that, during the pre-closing period, except as Arby’s otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required pursuant to the merger agreement or set forth in the confidential disclosure letter, or required by applicable law or judgment or the terms of any existing contract or company benefit plan as of the date of the merger agreement, we will use, and cause our subsidiaries to use, reasonable best efforts to, consistent with past practice:

•	conduct our businesses in the ordinary course of business;

•	preserve in all material respects our current business organization;

•	preserve in all material respects our relationships with significant franchisees and the franchise system as a whole, key employees, and our material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with us or our subsidiaries or franchisees; and

•	comply in all material respects with applicable laws.

The merger agreement also provides that, during the period from the date of the merger agreement to the closing date, except as Arby’s otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required pursuant to the merger agreement or set forth in the confidential disclosure letter or as required by applicable law or judgment, we will not, and will cause our subsidiaries not to, subject in each case to certain specified exceptions:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of our capital stock or set any record date therefor, other than dividends or distributions by one of our direct or indirect wholly owned subsidiaries to its parent;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of our capital stock;

•	repurchase, redeem or otherwise acquire any shares of our capital stock or any options, warrants or other rights to acquire any such shares, other than (1) acquiring our own shares in connection with the surrender of shares of our common stock by our shareholders in order to pay the exercise price of our stock options, (2) the withholding of shares of our common stock to satisfy tax obligations with respect to awards granted pursuant to our stock plans, and (3) our acquiring of company equity awards in connection with the forfeiture of such awards;

•	issue, deliver or sell any shares of our capital stock, or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, other voting securities, equity interests, or convertible or exchangeable securities, any stock based performance units, any voting company debt, or any other rights that give any person the right to receive any economic interest of a nature accruing to our shareholders, other than (1) upon the exercise or settlement of awards under our stock plans outstanding on the date of the merger agreement in accordance with their terms, (2) pursuant to the ESPP, and (3) as required to comply with any company benefit plan as in effect on the date of the merger agreement;

•	amend our charter documents or those of our subsidiaries;

•	acquire, directly or indirectly, any material assets other than in the ordinary course of business, or make any investment (other than acquisitions of raw materials, supplies, equipment, inventory and third party software in the ordinary course of business);

•	sell, transfer, lease, license, sublicense, allow to lapse, encumber, or abandon or otherwise dispose of any of the tangible or intangible properties or assets material to our business and that of our subsidiaries, taken as a whole, other than (1) sales of products and inventory in the ordinary course of business, (2) dispositions of equipment or intellectual property that is no longer used or useful to our operations, or (3) non-exclusive licenses of intellectual property in the ordinary course of business;

•	incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any of our debt securities, guarantee any such indebtedness or any debt securities of another person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person other than (1) indebtedness incurred in the ordinary course of business not exceeding $1,000,000 in the aggregate and (2) intercompany indebtedness;

•	make any loans or capital contributions to, or investments in, any third party (other than any of our subsidiaries) in excess of $1,000,000 in the aggregate;

•	increase the compensation or bonus payable or that could become payable by us or our subsidiaries to current or former directors, officers or employees, except as required by the terms of any company benefit plan in effect on the date of the merger agreement;

•	increase the pension, welfare, severance or termination pay calculation, fringe or other benefits payable to current or former directors, officers or employees;

•	pay any bonus to any of the current or former directors, officers, employees or consultants, except as required by the terms of any company benefit plan in effect on the date of the merger agreement;

•	establish, adopt, enter into, amend, modify in any way or terminate any company benefit plan, other than renewals of health, welfare and insurance plans in the ordinary course of business on terms not materially more favorable to employees than those in effect on the date of the merger agreement;

•	promote any employee who is an officer to a position more senior than such employee’s position as of the date of the merger agreement, or promote a non-officer employee to an officer position;

•	grant any new awards under any company benefit plan;

•	take any action to amend, waive or accelerate any rights or benefits under any company benefit plan (unless otherwise required by the terms of the company benefit plan in effect as of the date of the merger agreement);

•	grant, amend or modify any equity or equity-based awards;

•	hire or terminate without cause any officer, employee, independent contractor or consultant, other than in the ordinary course of business with respect to any such person who (1) has annual base salary or wages of less than $200,000 and (2) is not a vice president or more senior employee;

•	take any action to accelerate the payment of or fund or in any other way secure the payment of, compensation or benefits under any company benefit plan, to the extent not already provided in any such company benefit plan;

•	forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business), to directors, officers, contractors or employees;

•	enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•	implement any plant closing or layoff of employees that implicates the Worker Adjustment and Retraining Notification Act of 1988 or any similar law;

•	settle any claim or litigation, in each case made or pending against us or any of our subsidiaries, other than (1) in the ordinary course of business in amounts not exceeding $1,500,000 individually or in the aggregate, and (2) the settlement of claims or litigation disclosed, reflected or reserved against in our most recent financial statements (or the notes thereto) as filed with the SEC for an amount not materially in excess of the amount so disclosed, reflected or reserved (excluding the settling of any claim or litigation that would involve injunctive or equitable relief, impose any restrictions or changes on our business or operations, involve any admission of any wrongdoing by us or our subsidiaries, involve any license, cross license or similar arrangement with respect to any of our material intellectual property, or any litigation relating to the merger);

•	make any material change in our accounting methods, principles or practices except as required by GAAP or applicable laws;

•	adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than among our wholly owned subsidiaries;

•	make, change, revoke or rescind any material election relating to our taxes, make any material amendment with respect to any material tax return, settle or compromise any material tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in our publicly filed financial statements, request any rulings from or the execution of any closing agreement with any governmental authority (except in connection with a settlement of a tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in our publicly filed financial statements), surrender any right to claim a material tax refund, change an annual accounting period for tax purposes, or change any material accounting method for tax purposes, except, in each case, for actions taken in the ordinary course of business;

•	make any capital expenditures, other than maintenance capital expenditures and required repairs, capital expenditures for new restaurants under construction in the ordinary course of business, for remodels of existing restaurants in the ordinary course of business, or capital expenditures under leases entered into prior to the date of the merger agreement;

•	terminate, amend, modify, or waive material rights or claims under, or enter into, certain types of contracts, subject to certain exceptions;

•	make any material change to the terms of our policies or procedures with respect to our relationships with our franchisees;

•	except as required by any contract entered into prior to the date of merger agreement, open any restaurant or otherwise engage in operations in a country in which we do not currently operate;

•	commence any new line of business or new franchise system;

•	unless required by applicable law, reclassify any independent contractor as an employee having an annual base salary exceeding $200,000;

•	fail to use commercially reasonable efforts to renew or maintain insurance policies other than in the ordinary course of business or form any captive insurance company or program; or

•	authorize any of, or commit or agree to take any of the foregoing actions.

NO SOLICITATION; ALTERNATIVE PROPOSALS

We and our board of directors will generally not be permitted to solicit or participate in discussions regarding any inquiry, indication of interest or proposal that would reasonably be expected to lead to a takeover proposal. For purposes of the merger agreement:

•	“takeover proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Arby’s or Merger Sub), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by the merger agreement, with a person or group relating to (1) the issuance to such person or group or acquisition by such person or group of at least 15% of the equity interests in Buffalo Wild Wings, or (2) the acquisition by such person or group of at least 15% of the consolidated assets of Buffalo Wild Wings (including indirectly through ownership of equity our subsidiaries) and our subsidiaries, taken as a whole, pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction.

•	“superior proposal” means any bona fide, written takeover proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (1) more than 50% of the outstanding shares of our common stock or (2) more than 50% of our assets and those of our subsidiaries, taken as a whole, in either case that our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable to our shareholders from a financial point of view than the merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such takeover proposal (including the person or group making the takeover proposal) and of the merger agreement deemed relevant by our board of directors.

Except as permitted by the merger agreement, during the pre-closing period, the merger agreement requires that we will not and will cause our controlled affiliates and our and their directors and executive officers not to, and will use our reasonable best efforts to cause our other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any takeover proposal;

•	provide any non-public information concerning us or our subsidiaries related to, or to any person or group who would reasonably be expected to make, any takeover proposal;

•	engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a takeover proposal;

•	approve, support, adopt, endorse or recommend any takeover proposal or any acquisition agreement with respect thereto;

•	otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations; or

•	resolve or agree to do any of the foregoing.

Furthermore, during the pre-closing period, the merger agreement requires us to cause our controlled affiliates and our and their directors and executives officers to, and to use our reasonable best efforts to cause our other representatives to:

•	immediately cease and cause to be terminated all existing discussions or negotiations with any person or group with respect to any takeover proposal, or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal;

•	immediately terminate access by any third party to any data room relating to any takeover proposal or any inquiry, proposal or offer that is or would reasonably be expected to lead to a takeover proposal; and

•	promptly (and in any event within 24 hours after the date of the merger agreement) request the prompt return or destruction of any confidential information provided to third parties within the twelve months immediately preceding the date of the merger agreement in connection with any takeover proposal or any inquiry, proposal or offer that is or may reasonably be expected to lead to a takeover proposal.

Notwithstanding these restrictions, which we refer to as the “no-shop restrictions,” prior to the time, but not after, the requisite shareholder vote is obtained, we and our representatives may enter into and participate in discussions or negotiations with such third party in response to a bona fide written takeover proposal made after the execution of the merger agreement and that did not result from a breach of the no-shop restrictions, and may furnish information to such third party if (1) our board of directors has determined in good faith, after consultation with outside legal counsel and our financial advisor, that such takeover proposal is or is reasonably likely to result in a superior proposal and failure to take such action would be inconsistent with our board of directors’ fiduciary duties under applicable law, (2) we enter into a confidentiality agreement with such third party in a form that is no less favorable to us than the confidentiality agreement with Arby’s and that does not contain any provision that would prevent us from complying with any of our obligations pursuant to the merger agreement, and (3) any non-public information furnished to a third party not previously provided to Arby’s is promptly furnished to Arby’s (but not more than 24 hours after). We may also engage in discussions or negotiations with such third party and its representatives regarding the takeover proposal.

During the pre-closing period, we are also required to promptly (and, in any event, within 24 hours after the occurrence thereof) advise Arby’s of the receipt of any takeover proposal or any initial requests for non-public information concerning us related to a takeover proposal, or any discussions or negotiations sought to be initiated regarding such takeover proposal that are made or submitted by any person during such period, specifying the material terms and conditions thereof (including the identity of the party making the takeover proposal or request).

Thereafter, we are required to keep Arby’s reasonably informed, on a prompt basis (and, in any event, within 24 hours after the occurrence thereof), regarding any material changes to the status or material terms and details of any such takeover proposal or request (including copies of any written requests, proposals, offers or agreements).

Notwithstanding anything to the contrary in the merger agreement, we are prohibited from granting any waiver or release under, or failing to enforce, any standstill or similar agreement, provided, that, prior to the time, but not after the requisite shareholder vote is obtained, we may grant a waiver or release under any standstill agreement if our board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with our board of directors’ fiduciary duties under applicable law. We must provide written notice to Arby’s of any waiver or release of any standstill by us, including disclosure of the identities of the parties thereto and circumstances relating thereto.

CHANGE IN BOARD RECOMMENDATION

As described under “The Merger—Reasons for our Board’s Recommendation in Favor of the Merger” on page 34, and subject to the provisions described below, our board of directors has unanimously recommended that our shareholders vote “FOR” the proposal to approve the merger agreement.

The merger agreement provides that, except as described below, our board of directors may not (any of the following, an “adverse recommendation change”):

•	withhold, withdraw or rescind (or modify in a manner adverse to Arby’s), or publicly propose to withhold, withdraw or rescind (or modify in a manner adverse to Arby’s), the board recommendation;

•	approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any takeover proposal;

•	cause or permit us or our subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement related to any takeover proposal, other than confidentiality agreements executed pursuant to potential takeover proposals or superior offers; or

•	publicly propose or announce an intention to take any of the foregoing actions.

Notwithstanding the restrictions described above and in “No Solicitation; Alternative Proposals” on page 76, at any time prior to the time the requisite company shareholder vote is obtained, our board of directors may, (x) make an adverse recommendation change in response to a superior proposal that did not result from a breach of the no-shop restrictions or in response to an intervening event or (y) terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of a superior proposal that did not result from a breach of the no-shop restrictions. Our board of directors is permitted to take these actions solely if:

•	we have provided Arby’s prior written notice at least four business days in advance advising Arby’s that we intend to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such superior proposal or details of such intervening event, as applicable);

•	during such four business day period, if requested by Arby’s in good faith, we have engaged in good faith negotiations with Arby’s regarding changes to the terms of the merger agreement intended by Arby’s so that an adverse recommendation change would no longer be necessary or to cause such takeover proposal to no longer constitute a superior proposal, as applicable; and

•	our board of directors has considered any adjustments to the merger agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Arby’s no later than 11:59 p.m., New York City time, on the last business day of the four business day period noted above, and has determined in good faith (after consultation with its outside legal counsel and financial advisors) that, after giving effect to such proposed changed terms, the failure to make the adverse recommendation change or terminate the merger agreement, would be reasonably likely to be inconsistent with its fiduciary obligations of our board of directors under applicable law.

As used in the merger agreement, “intervening event” means a change, effect, event, occurrence or fact that materially affects us and our subsidiaries, taken as a whole (other than any change, effect, event, occurrence or fact resulting from a material breach of the merger agreement by us and other than any takeover proposal) that was not known or reasonably foreseeable to our board of directors as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by our board of directors as of the date of the merger agreement), which change, effect, event, occurrence or fact becomes known to our board of directors prior to obtaining shareholder approval.

COMPANY SHAREHOLDERS’ MEETING

Subject to the relevant provisions of the merger agreement, including our board of directors’ right to change its recommendation in favor of the merger and our right to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, as described in the section entitled “Change in Board Recommendation” on page 78 we have agreed to (1) convene and hold the special meeting as promptly as practicable, (2) recommend that our shareholders vote to approve the merger agreement, and (3) use our commercially reasonable efforts to solicit from our shareholders proxies in favor of the approval of the merger agreement. The adoption of the merger agreement and related transactions and a non-binding advisory vote on executive compensation will be the only matters (other than procedural matters) that we may propose to be acted on by you at the special meeting, unless other items are proposed and consented to by Arby’s.

EMPLOYEE MATTERS

The merger agreement provides for the following treatment with respect to those of our employees who continue to be employed by the surviving corporation or one of its subsidiaries after the effective time of the merger, whom we refer to as “company employees”:

•	From and after the effective time of the merger through December 31, 2018, Arby’s will cause its subsidiaries to provide the following to company employees:

○	base compensation and cash incentive opportunities that are substantially comparable in the aggregate to what was provided immediately prior to the effective time of the merger; and

○	all other compensation and employee benefits that are substantially comparable in the aggregate to those provided immediately prior to the effective time of the merger (excluding equity-based compensation).

•	From and after the effective time of the merger through the first anniversary thereof, Arby’s will honor our severance plan as in effect prior to the closing.

•	From and after the effective time of the merger, Arby’s will honor all company benefit plans, including employment agreements with our executives, except as otherwise provided specifically in the merger agreement and described herein.

•	From and after the effective time of the merger, Arby’s will use commercially reasonable efforts to give each company employee credit for all service with us and our subsidiaries and their respective predecessors under any employee benefit plan of Arby’s or its subsidiaries to the extent past service was recognized by us under our comparable employee benefit plans immediately prior to the effective time of the merger.

•	If changes are made to the welfare benefits after the effective time of the merger, then Arby’s will or it will cause us to use commercially reasonable efforts to cause (1) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under applicable welfare benefit plans, and (2) for the plan year in which the effective time of the merger occurs, the crediting of each company employee and their dependents with any payments made that accumulated towards all deductibles and out-of-pocket maximums paid prior to such change.

These agreements were included for the sole benefit of the parties to the merger agreement and do not create any third party beneficiary or other rights in favor of any other person, including any current or former company employee. Arby’s will generally be permitted to amend, terminate, and/or modify employee benefit plans after closing and to terminate the employee or service of any employee or service provider at any time and for any or no reason.

INDEMNIFICATION AND INSURANCE

Arby’s and we have agreed to use reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the effective time of the merger covering our directors and officers currently covered by our officers’ and directors’ liability insurance policy. The new policy will be no less favorable than our policy currently in effect with respect to coverage, deductibles and amounts and will last for six years following the effective time of the merger. The price will not exceed 300% of the amount per annum we paid in our last full fiscal year prior to the date of the merger agreement.

From and after the effective time of the merger, Arby’s will cause the surviving corporation to fulfill and honor all obligations of the company and our subsidiaries pursuant to (1) each indemnification agreement in effect between us and our officers and directors that was made available to Arby’s, and (2) any indemnification provision and any exculpation provision set forth in our charter documents in effect on the date of the merger agreement, in each case, to the fullest extent permitted by applicable law. Any beneficiaries of such indemnification are the “indemnified parties.”

From the effective time of the merger through the sixth anniversary thereof, the charter documents of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each indemnified party as are set out in our charter documents in effect as of the date of the merger agreement.

Except as otherwise required by applicable law, from and after the effective time of the merger, the surviving corporation (and any successor corporation) will indemnify and hold harmless, and provide advancement of expenses to, each indemnified party in respect of acts or omissions in their capacity as a director or officer of the company or our subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the indemnified party was serving in such capacity at our request, to the fullest extent permitted by applicable law or provided under our charter documents, any indemnification agreements and any other governing documents of the company and our subsidiaries in effect on the date of the merger agreement.

FINANCING COOPERATION

In order to complete the merger, Arby’s is pursuing various financing options. We and our subsidiaries will use reasonable best efforts to provide, and cause our representatives to provide, all cooperation that is reasonably necessary, customary or advisable and reasonably requested by Arby’s to assist Arby’s in connection with obtaining financing for the merger.

The agreement also contains provisions intended to ensure Arby’s and its debt financing sources have sufficient time and information with which to market and/or syndicate its debt financing. In particular, Arby’s and Merger Sub are not obligated to complete the merger until three business days after we have provided certain “required information” and a subsequent “marketing period” of at least 15 consecutive business days has elapsed (which marketing period is subject to early termination in certain circumstances).

The “required information” that must be delivered to Arby’s for the marketing period to commence consists of (1) audited consolidated balance sheets and related statements of income and cash flows of Buffalo Wild Wings and our consolidated subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the closing date and (2) unaudited consolidated balance sheets and related statements of income of Buffalo Wild Wings and our consolidated subsidiaries for the subsequent fiscal quarter ended at least 45 days prior to the closing date (but excluding the fourth quarter of any fiscal year). Our filing of the financial statements with our Annual Report on Form 10-K or Quarterly Report on Form 10-Q within such time periods will satisfy these requirements.

In general, the “marketing period” will commence on the latest of (1) January 2, 2018, (2) the date antitrust approval is obtained, and (3) the date we provide the required information to Arby’s. Once commenced, the marketing period will generally end after 15 consecutive business days (or, if earlier, upon consummation of Arby’s debt financing). However, the marketing period will only be deemed to have commenced if the following conditions are met throughout such period:

•	The required information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such required information not misleading, in light of the circumstances under which the statements contained in such required information were made.

•	Any required information delivered in connection with the offering of any debt securities as part of Arby’s debt financing complies, and continues to comply throughout the marketing period, in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act of 1933, as amended, that are applicable to such required information (other than such provisions for which compliance is not customary in a Rule 144A offering of such debt securities).

•	Our independent accountants have not have withdrawn their audit opinion with respect to any annual audited financial statements contained in the required information.

•	We have not indicated an intent to restate any financial statements included in the required information.

•	We have not failed to timely file any Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

EFFORTS TO COMPLETE THE MERGER

We and Arby’s have each agreed to use our respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the merger and the other transactions contemplated by the merger agreement.

These reasonable best efforts include taking certain steps to secure necessary consents, approvals, waivers and authorizations of governmental authorities and third parties. However, neither we nor Arby’s are required to (1) take any actions that would be reasonably likely to result in a material adverse effect on our business, financial condition or results of operations, taken as a whole, (2) take any action with respect to the business or operations of Arby’s or its affiliates, or (3) take any action in connection with obtaining the expiration or termination of the applicable waiting periods under the HSR Act or obtaining any other governmental approvals, unless the effectiveness of such action is conditioned upon the occurrence of the closing of the merger.

COORDINATION ON LITIGATION

We and Arby’s have agreed to promptly advise the other of any material developments regarding any litigation that may be commenced or threatened against any party to the merger agreement or any of its affiliates relating to the merger agreement, the merger, or any of the other transactions contemplated by the merger, which we refer to as the “transaction litigation.” We will be entitled to control the defense or settlement of any transaction litigation brought against us, any of our subsidiaries or any of their or our representatives, but the merger agreement prohibits us from compromising, settling or coming to a settlement arrangement regarding any transaction litigation without Arby’s written consent (which may not be unreasonably withheld, conditioned or delayed).

OTHER COVENANTS AND AGREEMENTS

The merger agreement contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, public announcements relating to the merger, elimination of any applicable takeover statutes, and exemptions of dispositions of our securities in connection with the merger under Rule 16b-3 of the Exchange Act.

CONDITIONS TO COMPLETION OF THE MERGER

Each party’s obligation to complete the transactions contemplated by the merger agreement is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•	the approval of the merger agreement by our shareholders;

•	the expiration or early termination of the waiting period applicable to the consummation of the merger under the HSR Act; and

•	the absence of any temporary restraining order, preliminary or permanent injunction or judgment issued by any court of competent jurisdiction or law that would restrain, enjoin or otherwise prevent or prohibit the consummation of the merger.

The obligations of Arby’s and Merger Sub to complete the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) at the effective time of the merger of the following additional conditions:

•	the accuracy of the representations and warranties of the company, subject to the following standards:

○	being true and correct in all respects as of the date of the merger agreement, with regard to the absence, since December 25, 2016, of any change, effect, event, occurrence or fact that has had or would reasonably be expected to have a material adverse effect with respect to the company;

○	being true and correct in all material respects both at and as of the date of the merger agreement and at and as of the closing date (except for any such representations and warranties expressly made as of an earlier date, which representations and warranties must be true on and as of that earlier date), with regard to our authorization to enter into the merger agreement;

○	being true and correct in all respects except for inaccuracies that are de minimis both at and as of the date of the merger agreement and at and as of the closing date (except for any such representations and warranties expressly made as of an earlier date, which representations and warranties must be true on and as of that earlier date), with regard to our outstanding capitalization; and

○	with regard to all other representations and warranties, being true and correct in all respects both at and as of the date of the merger agreement and at and as of the closing date (except for any such representations and warranties expressly made as of an earlier date, which representations and warranties must be true on and as of that earlier date), other than as have not (alone or in the aggregate with other failures of our representations and warranties to be true and correct) had a material adverse effect (disregarding any qualifications based on the word “material” in any representations and warranties).

•	our having performed and complied in all material respects with our obligations required to be performed or complied with under the merger agreement at or prior to the closing;

•	the absence, since the date of the merger agreement, of a continuing change, event or occurrence that had, has had, or would reasonably be expected to have a material adverse effect; and

•	our having delivered to Arby’s and Merger Sub a certificate, dated as of the closing date and signed by our chief executive officer or chief financial officer, certifying to the satisfaction of the foregoing conditions.

Our obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) at the effective time of the merger of the following additional conditions:

•	the accuracy of the representations and warranties of Arby’s and Merger Sub both at and as of the date of the merger agreement and at and as of the closing date (except for any such representations and warranties expressly made as of an earlier date, which representations and warranties must be true and on and as of that earlier date), subject to the following standards:

○	being true and correct in all material respects, with regard to Arby’s and Merger Sub’s authorization to enter into the merger agreement; and

○	with regard to all other representations and warranties, being true and correct in all respects other than as have not (alone or in the aggregate with other failures of our representations and warranties to be true and correct) had a material adverse effect (disregarding any qualifications based on the word “material” in any representations and warranties).

•	Arby’s and Merger Sub having performed and complied in all material respects with their obligations required to be performed or complied with under the merger agreement at or prior to the closing; and

•	Arby’s and Merger Sub having delivered to us a certificate, dated as of the closing date and signed by an officer, certifying to the satisfaction of the foregoing conditions.

In addition, Arby’s and Merger Sub will not be obligated to consummate the merger until three business days after the marketing period has expired, as described under “Financing Cooperation” on page 81.

EXPENSES

In general, all fees and expenses incurred in connection with the merger, the merger agreement, and all related transactions shall be paid by the party incurring such fees or expenses, whether or not the merger or any of the other related transactions are consummated. However, Arby’s has agreed to pay all filing fees and other charges for the filings under the HSR Act and any other merger control law that may be applicable and will reimburse us for any costs or liabilities we incur complying with our obligation under the merger agreement to provide assistance for Arby’s financing, subject to the cap on Arby’s and Merger Sub’s liabilities, as described under “Limitations on Remedies” on page 88.

TERMINATION

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve the merger agreement by our shareholders, (1) by the mutual written consent of us and Arby’s or (2) by written notice of either us or Arby’s in certain circumstances as summarized in the table below:

If this circumstance occurs....	Then the merger agreement may be terminated by...

1.   If the merger is not completed by 5:00 p.m., New York City time, on the outside date

(The outside date is May 29, 2018, but if the marketing period has not expired by that date, then either we or Arby’s may extend the outside date to June 26, 2018.)

Either us or Arby’s, except this termination right is not available to a party whose failure to perform its obligations under the merger agreement has been a principal cause of the failure of the merger to be consummated on or before such date

If this circumstance occurs....	Then the merger agreement may be terminated by...

2. If a final and nonappealable order, injunction, judgment or law is in effect enjoining or otherwise prohibiting the merger	Either us or Arby’s, except this termination right is not available to a party who failed to comply with its obligation to use reasonable best efforts in connection with seeking to prevent, oppose or remove such restraint

3. Ifour shareholders do not approve the merger agreement when a final vote is taken on the merger proposal at the special meeting	Either us or Arby’s

4.   If(a) there is a breach or inaccuracy in Arby’s or Merger Sub’s representations and warranties, or if Arby’s or Merger Sub has failed to perform any of its covenants or agreements in the merger agreement, (b) such breach, inaccuracy or failure would give rise to the failure of certain closing conditions, and (c) such breach, inaccuracy or failure is not capable of being cured prior to the outside date or, if curable, is not cured within the earlier of 30 days of written notice to Arby’s of such breach, inaccuracy or failure or the outside date

Us, except this termination right is not available to us at any time when there is also a material breach or inaccuracy in any of our representations, warranties, covenants or agreements

5.   If(a) there is a breach or inaccuracy in our representations and warranties, or if we have failed to perform any of our covenants or agreements in the merger agreement, (b) such breach, inaccuracy or failure would give rise to the failure of certain closing conditions, and (c) such breach, inaccuracy or failure, is not capable of being cured prior to the outside date or, if curable, is not cured within the earlier of 30 days of written notice to us of such breach, inaccuracy or failure or the outside date

Arby’s, except this termination right is not available to Arby’s at any time when there is also a material breach or inaccuracy in any of its representations, warranties, covenants or agreements.

6.   Ifour board of directors makes an adverse recommendation change (as described above under “Change in Board Recommendation” on page 78), or we fail to include the board recommendation in this proxy statement

Arby’s, unless our shareholders have approved the merger proposal

7.   Ifa tender or exchange offer relating to our securities is commenced (other than by Arby’s or its affiliates) and we do not announce, within ten business days after such commencement, a statement recommending

Arby’s, unless our shareholders have approved the merger proposal

If this circumstance occurs....	Then the merger agreement may be terminated by...

rejection of such tender or exchange offer, or any other takeover proposal is publicly disclosed or announced and our board of directors fails to publicly reaffirm the board recommendation within ten business days after a request by Arby’s that we do so

8.   Inorder to accept a superior proposal that did not result from a breach of the no-shop restrictions and enter into a definitive agreement providing for such superior proposal immediately following or concurrently with the termination of the merger agreement, subject to having complied with certain procedures

Us, unless our shareholders have approved the merger proposal

9.   If, three business days following the completion of the marketing period specified in the merger agreement, (a) all of the mutual conditions precedent to the merger and the conditions to Arby’s and Merger Sub’s obligations to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing but which are then capable of being satisfied at the closing on such date) under the merger agreement, (b) we have confirmed to Arby’s in writing that our obligations to effect the merger have been satisfied or waived, and that we stand ready, willing and able to consummate the merger at such time, (c) Arby’s and Merger Sub fail to consummate the merger by the time the closing should have occurred in accordance with the merger agreement, (d) we have given Arby’s written notice at least 15 calendar days prior to such termination stating our intention to terminate the merger agreement and the basis for such termination, and (e) the closing has not been consummated by the end of such 15-calendar-day period

Us

If the merger agreement is terminated as described above, the merger agreement will become void and of no effect, without any obligation or liability of any party to any other party, except for certain specified provisions of the merger agreement that survive such termination, and subject to the limitations set forth in the provisions of the merger agreement related to termination fees, specific performance and non-recourse for non-parties, nothing in the merger agreement will relieve any party from liability for any intentional and material breach of the merger agreement by such party of any of its representations, warranties, covenants or agreements set forth in the merger agreement prior to such termination.

TERMINATION FEES

In certain circumstances, we or Arby’s may be obligated to pay the other a fee in connection with the termination of the merger agreement.

We will be required to pay Arby’s a termination fee in an amount equal to $74 million:

•	if Arby’s terminates the merger agreement for any of the following (i.e., circumstances 6 or 7 in the table above under “Termination” on page 84):

○	our board of directors makes an adverse recommendation change (as described above under “Change in Board Recommendation” on page 78);

○	we fail to include the board recommendation in this proxy statement;

○	following the public disclosure or announcement of a takeover proposal (other than a tender or exchange offer described below), our board of directors fails to reaffirm publicly its recommendation within ten business days of Arby’s requesting such public affirmation; or

○	a tender or exchange offer relating to securities of the company has been commenced (other than by Arby’s or its affiliates) and the company has not announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the company recommends rejection of such tender or exchange offer;

•	if either Arby’s or we terminate the merger agreement because the requisite vote of approval of our shareholders is not obtained at the special meeting (i.e., circumstance 3 in the table above under “Termination” on page 84) and at a time when Arby’s would be entitled to terminate for one of the four bullet points listed above (i.e., circumstances 6 or 7 in the table above under “Termination” on page 84);
•	if we terminate the merger agreement in order to accept a bona fide superior proposal (i.e., circumstance 8 in the table above under “Termination” on page 84); or

•	if (1) the merger agreement is terminated by us or Arby’s for the failure to close before the outside date (i.e., circumstance 1 in the table above under “Termination” on page 82) or for the failure to obtain shareholder approval (i.e., circumstance 3 in the table above under “Termination” on page 84), or the merger agreement is terminated by Arby’s for our material, uncured breach of the merger agreement (i.e., circumstance 5 in the table above under “Termination” on page 84), (2) after the execution and delivery of the merger agreement but before such termination, a takeover proposal is made to our board of directors or becomes publicly known and is not withdrawn, and (3) within 12 months after the termination, we enter into a definitive agreement providing for any transaction contemplated by any takeover proposal (regardless of when made) or consummate any takeover proposal (regardless of when made).

Arby’s will be required to pay us a termination fee in an amount equal to $134 million:

•	if we terminate the merger agreement for Arby’s failure to close (i.e., circumstance 9 in the table above under “Termination” on page 84); or

•	if either Arby’s or we terminate the merger agreement because the merger is not completed by the outside date (i.e., circumstance 1 in the table above under “Termination” on page 84) at a time when we would have been entitled to terminate for the bullet point listed immediately above (i.e., circumstance 9 in the table above under “Termination” on page 84).

LIMITATIONS ON REMEDIES

The merger agreement provides that any claim or cause of action based upon, arising out of, or related to the merger agreement (or any other agreement referenced therein) may only be brought against persons that are expressly named as parties to the merger agreement (or a party to any such other agreement referenced in the merger agreement). In addition, we have specifically waived any claims or rights against any financing source, agreed not to support any suit, action or proceeding made against any financing source, and agreed to cause dismissal or termination of any suit, action or proceeding against any financing source by or on behalf of the company, its subsidiaries and representatives, in each case, relating to the merger agreement, related financing documentation and related transactions. No financing source will have any liability to us for any claims or damages, or will have any liability for any indirect, incidental, special, punitive, exemplary, or consequential damages in connection with the merger agreement, related financing documents and other related transactions.

If paid, the payment of any termination fees (as described above under “Termination Fees” on page 87) are deemed to be liquidated damages for any and all losses or damages suffered or incurred by the non-paying party in connection with the merger, merger agreement, and related transactions. Upon payment of any such termination fee, the party paying such termination fee shall not have any further liability, whether pursuant to a claim in contract or tort, at law or in equity or otherwise. Regardless of whether the termination fees are payable, the aggregate liability of Arby’s and Merger Sub under the merger agreement is limited to an amount equal to $134 million.

SPECIFIC ENFORCEMENT

Arby’s, Merger Sub and we are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement. Importantly, however, we are not entitled to enforce or seek enforcement of Arby’s obligations to cause the equity financing to be consummated or to consummate the merger unless certain circumstances are met, including (1) all of the mutual conditions precedent to the merger and the conditions to Arby’s and Merger Sub’s obligations to effect the merger having been satisfied and remaining satisfied at the time when the closing would have occurred but for the failure of the financing to be funded (other than those conditions that by their nature are to be satisfied at the closing but which are then capable of being satisfied at the closing), (2) the debt financing being available to be funded at the closing, and either having been funded or going to be funded if the equity financing is funded, (3) we having irrevocably confirmed to Arby’s in writing that if specific performance is granted and the debt and equity financing is funded, then the closing will occur, and (4) Arby’s and Merger Sub having failed to consummate the merger by the date the merger is required to have occurred pursuant to the merger agreement.

ASSIGNMENT

Except as provided in the following sentence, the merger agreement may not be assigned, in whole or in part, by any of the parties to the merger agreement without the prior written consent of the other parties to the merger agreement.

Prior to the closing of the merger, Arby’s and Merger Sub may assign the merger agreement (in whole but not in part) to Arby’s or any of its affiliates and/or to parent’s debt financing sources so long as such assignment would not reasonably be expected to prevent, materially impede or materially delay the consummation by Arby’s of the merger or any of the other transactions contemplated by the merger agreement or the ability of Parent to perform its obligations under the merger agreement.

No assignment by any party to the merger agreement will relieve such party of any of its obligations under the merger agreement.

AMENDMENT AND MODIFICATION

The merger agreement may be amended at any time by an instrument in writing signed on behalf of each of Arby’s, Merger Sub, and us, except that after the merger agreement has been adopted by our shareholders, any amendment that requires further shareholder approval may not be made without such further approval. At any time prior to the effective time of the merger, the parties may extend the time for performance of any obligations, to the extent permitted by law, waive any inaccuracies in the representations and warranties of the parties, and to the extent permitted by law, waive compliance with any of the agreements or conditions in the merger agreement.

Amendments or waivers to certain sections of the merger agreement that may be materially adverse to the financing sources of Arby’s and Merger Sub must be approved by such financing sources.

GOVERNING LAW

The merger agreement will be governed by and construed in accordance with the laws of the State of Minnesota, except that any right or obligation with respect to the financing of the merger will be governed by and construed in accordance with the laws of the State of New York.

VOTING AGREEMENT

The following is a summary of certain material terms of the voting agreement. The summary is not complete and must be read together with the actual voting agreement, a copy of which is attached as Appendix B. We encourage you to read the voting agreement carefully and in its entirety because the rights and obligations of the parties are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about the voting agreement that is important to you.

Please note that the representations, warranties, covenants and agreements in the voting agreement were made only for purposes of the merger agreement, and may not represent the actual state of facts. See “Legal and Cautionary Disclosures—Context for Assertions Embodied in Agreements” on page 103.

PARTIES AND BACKGROUND

Each of Marcato Capital Management LP, Marcato International Master Fund Ltd., and Marcato Special Opportunities Master Fund LP, which we refer to as the “Marcato funds,” and Arby’s has entered into a voting agreement dated as of the date of the merger agreement, which we refer to as the “voting agreement.” The Marcato funds collectively beneficially owned approximately 6.4% of our outstanding shares as of November 27, 2017.

The voting agreement expressly does not limit or restrict any affiliate of the Marcato funds from taking any action in his or her capacity as director or officer of the company.

VOTING

Pursuant to the voting agreement, each Marcato fund has agreed to vote all shares of our common stock beneficially owned by them as of the record date (1) in favor of the adoption and approval of the merger, the merger agreement and each of the other transactions contemplated thereby, and any other action reasonably requested by Arby’s in furtherance thereof, (2) against the approval of any competing takeover proposal or the adoption of any agreement relating to any competing takeover proposal, and (3) against any amendment of our organizational documents or other actions which amendment or action would, or would reasonably be expected to, result in a breach of the merger agreement or in any manner compete or interfere with the merger, the merger agreement or any of the other transactions contemplated by the merger agreement.

WAIVER OF APPRAISAL RIGHTS

Each Marcato fund has irrevocably and unconditionally waived any rights of appraisal, dissenters’ rights or similar rights that such shareholder may have in connection with the merger.

OTHER OBLIGATIONS

The Marcato funds also agreed in the voting agreement not to:

•	take any action that would, or would reasonably be expected to, in any manner compete or interfere with the merger, the merger agreement or any of the other transactions contemplated by the merger agreement;

•	directly or indirectly, enter into any voting agreement, voting trust or other voting arrangements with respect to any of the shares beneficially owned by Marcato; or

•	(1) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any takeover proposal, (2) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a takeover proposal, (3) otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations, or (4) resolve or agree to do any of the foregoing.

TERMINATION

The voting agreement will remain in effect until the earliest of (1) the effective time of the merger, (2) the termination or amendment (in a manner adverse to our shareholders) of the merger agreement in accordance with its terms, or (3) the termination of the voting agreement with mutual written consent of the Marcato funds and Arby’s.

THE MERGER PROPOSAL (PROPOSAL #1)

The information below regarding the merger proposal should be read together with the rest of this Proxy Statement, especially “The Special Meeting” on page 20, “The Merger” on page 27, “The Merger Agreement” on page 66, and the copy of the merger agreement attached as Appendix A.

VOTE ON APPROVAL OF THE MERGER AGREEMENT

We are asking you to approve a proposal to approve the merger agreement and thereby adopt the merger agreement as a plan of merger and approve the transactions contemplated thereby, including the merger. A copy of the merger agreement is attached as Appendix A. For a discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement” on page 66. For a discussion of other considerations related to the merger, see the section entitled “The Merger” on page 27.

VOTE REQUIRED FOR APPROVAL

To be approved, the merger proposal must receive the affirmative vote of holders of at least                  shares of our common stock, which represents a majority of all shares of our common stock outstanding as of the record date.

Abstentions, broker non-votes, and shares not present will all have the effect of a vote against this proposal.

BOARD RECOMMENDATION

Our board of directors unanimously recommends that you vote “FOR” approval of the merger proposal. For a summary of the reasons for our board of directors’ recommendation, see “The Merger—Reasons for our Board’s Recommendation in Favor of the Merger” on page 34.

THE GOLDEN PARACHUTE PROPOSAL (PROPOSAL #2)

The information below regarding the golden parachute proposal should be read together with the rest of this Proxy Statement, especially “The Special Meeting” on page 20 and “The Merger—Interests of Our Directors and Executive Officers in the Merger” on page 54.

NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION OF NAMED EXECUTIVE OFFICERS

We seek a non-binding advisory vote from our shareholders to approve certain compensation that may be paid or become payable to certain named executive officers in connection with the merger.

For purposes of this proposal, our named executive officers are the persons identified in the table under the “Golden Parachute Compensation” on page 57. Their merger-related compensation that is the subject of the golden parachute proposal is set forth in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers,” including the footnotes to the table and related narrative discussion.

In particular, our shareholders are being asked to consider and vote upon a proposal to approve the following resolution:

RESOLVED, that the shareholders approve, on a nonbinding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed in our proxy statement for the special meeting.

The vote on this proposal is separate and apart from the vote on the proposal to approve the merger agreement, and is not a condition to completion of the merger. Accordingly, you may vote to approve the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa.

This proposal gives our shareholders the opportunity to express their views on the merger-related compensation of our named executive officers. Because the vote on this proposal is advisory only, if the merger agreement is approved and the merger is completed, the merger-related compensation will be paid to our named executive officers in accordance with the terms of their compensation agreements and arrangements, regardless of the outcome of this non-binding advisory vote.

The disclosure of the merger-related compensation subject to this proposal is required to be disclosed pursuant to Item 402(t) of Regulation S-K under the Exchange Act. The non-binding advisory vote on this proposal is required by Section 14A of the Exchange Act and the SEC rules thereunder (which implements Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

VOTE REQUIRED FOR APPROVAL

Because the golden parachute proposal is a non-binding advisory vote, and not a binding act of our shareholders, we will consider the proposal to be approved if more shares are voted “FOR” the proposal than “AGAINST.” For the vote to occur, a quorum must be present at the convening of the special meeting.

An abstention will have no effect on this proposal. Assuming a quorum is present, a broker non-vote or a failure to vote shares will have no effect on this proposal.

BOARD RECOMMENDATION

Our board of directors unanimously recommends that you vote “FOR” approval of the golden parachute proposal.

THE ADJOURNMENT PROPOSAL (PROPOSAL #3)

The information below regarding the adjournment proposal should be read together with the rest of this proxy statement, particularly “The Special Meeting—Adjournment” on page 20.

VOTE ON ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE OR DATES

We are asking our shareholders to approve adjournment of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. The adjournment proposal is in addition to, and not in lieu of, the authority of our chairperson to adjourn the meeting without a vote of shareholders in appropriate circumstances.

If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to approve the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

VOTE REQUIRED FOR APPROVAL

For the adjournment proposal to be approved, the proposal must receive the affirmative vote of holders of greater of (a)             shares (which represents a majority of the minimum number of shares entitled to vote that would constitute a quorum) or (b) a majority of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting. A quorum may, but need not, be present.

An abstention will have the effect of a vote against this proposal, but a broker non-vote or a failure to vote shares will have no effect on this proposal.

BOARD RECOMMENDATION

Our board of directors unanimously recommends that you vote “FOR” approval of the adjournment proposal.

In making its recommendation, our board of directors considered a variety of factors including:

•	In certain circumstances, an adjournment of the special meeting may be the most efficient way to obtain the shareholder approval necessary for the consummation of the merger, which our board of directors believes is in the best interests of our company and our shareholders, as described under “Reasons for our Board’s Recommendation in Favor of the Merger” on page 34.

•	If a quorum is not present at the meeting for logistical or other reasons, the adjournment proposal could allow us to postpone the votes on the merger proposal and golden parachute proposal without needing to incur the costs or delay associated with calling another, separate special meeting.

•	If defeat of the merger proposal appears likely, an adjournment could be used to ensure that our shareholders have had an adequate opportunity to consider the consequences of the vote, particularly given the adverse effects that defeat of the merger proposal could have on our company, including as described under “Buffalo Wild Wings Without the Merger” on page 27.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table provides information as of December 14, 2017 (except as otherwise noted below), concerning the beneficial ownership of our common stock by (1) our named executive officers, (2) each of our directors, (3) all directors and current executive officers as a group, and (4) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. Based on information furnished by such shareholders and Schedules 13D and 13G, as applicable, filed with the SEC, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated.

Unless otherwise indicated below in the footnotes to the table, (1) no director or executive officer has pledged as security any shares shown as beneficially owned, and (2) the address of each officer and director is c/o Buffalo Wild Wings, Inc., 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. Note that the following table excludes fractional shares held by any listed beneficial owner.

Name or Identity of Group	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Sally J. Smith	96,724	(3)	*
Alexander H. Ware	8,507	(4)	*
Emily C. Decker	18,388	(5)	*
Jeffrey B. Sorum	18,118	(6)	*
Kathleen M. Benning(7)	14,119		*
James M. Schmidt(8)	48,985	(9)	*
Judith A. Shoulak(10)	24,163	(11)	*
Mary J. Twinem(12)	36,239		*
Scott O. Bergren	699		*
Cynthia L. Davis	2,297		*
Andre J. Fernandez	1,223		*
Janice L. Fields	699		*
Harry A. Lawton	1,223		*
Richard T. McGuire III	992,399	(13)	6.4%
Jerry R. Rose	5,028		*
Sam B. Rovit	699		*
Harmit J. Singh	1,223		*
All Current Executive Officers and Directors as a Group (15 Persons)	1,161,678	(14)	7.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,765,706	(15)	11.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,403,268	(16)	9.0%
Marcato Capital Management LP Four Embarcadero Center, Suite 2100 San Francisco, CA 94111	992,399	(13)	6.4%

*	Less than one percent.
(1)	Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Accordingly, shares deemed beneficially owned by virtue of an individual’s right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(2)	Percentages are based on 15,530,075 shares of our common stock outstanding as of December 15, 2017.
(3)	Includes 44,811 shares subject to stock options.
(4)	Includes 788 shares subject to time-vested restricted stock units scheduled to vest within 60 days of December 7, 2017; and 6,931 shares subject to stock options.
(5)	Includes 5,094 shares subject to stock options.
(6)	Includes 3,909 shares subject to stock options.
(7)	Ms. Benning resigned from all positions with the company in September 2016.
(8)	Mr. Schmidt retired from the company effective August 14, 2017.
(9)	Includes 8,212 shares subject to deferred settlement of previously vested restricted stock units pursuant to our Management Deferred Compensation Plan and 5,258 shares subject to stock options.
(10)	Ms. Shoulak retired from the company effective June 30, 2017.
(11)	Includes 3,465 shares subject to stock options.
(12)	Ms. Twinem retired from all positions with the company in February 2016.
(13)	Information is based on Amendment No. 16 to Schedule 13D filed with the SEC by Marcato Capital Management LP (“Marcato”) on December 1, 2017, reflecting securities beneficially owned as of December 1, 2017. In its capacity as investment manager, Marcato reported holding shared voting and dispositive power with respect to all 992,399 shares identified above; Marcato International Master Fund Ltd. reported holding shared voting and dispositive power over 950,699 shares; and Marcato Special Opportunities Master Fund LP reported holding shared voting and dispositive power over 41,700 shares. By virtue of his position as the managing partner of Marcato, Richard T. McGuire III may be deemed to have the shared power to vote or direct the vote (and the shared power to dispose or direct the disposition) of the shares 992,399 identified and, therefore, Mr. McGuire may be deemed to be the beneficial owner of such shares. Marcato International Master Fund Ltd. reported entering into a short sale against the box position with respect to 950,000 shares.
(14)	Includes 8,212 shares subject to deferred settlement of previously vested restricted stock units; 1,688 shares subject to time-vested restricted stock units scheduled to vest within 60 days of December 7, 2017; and 66,522 shares subject to stock option.
(15)	Information is based on Amendment No. 8 to Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on March 9, 2017, reflecting securities beneficially owned as of February 28, 2017. BlackRock is the parent holding company of investment adviser subsidiaries that hold shares of our common stock: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asses Management Canada Limited, Black Rock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investments Management, LLC, and FutureAdvisor, Inc. BlackRock, Inc. reported sole voting power with respect to 1,726,925 shares and sole dispositive power with respect to 1,765,706 shares.
(16)	Information is based on Amendment No. 5 to Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2017, reflecting securities beneficially owned as of December 31, 2016. In its capacity as investment advisor, The Vanguard Group has sole voting power with respect to 37,196 shares, sole dispositive power with respect to 1,364,957 shares and shared dispositive power with respect to 38,311 shares.

MARKET PRICES AND DIVIDEND DATA

THE MARKET FOR OUR COMMON STOCK

Currently, our common stock is listed on the Nasdaq Global Select Market, a market tier of The Nasdaq Stock Market LLC, under the symbol “BWLD.” As of the close of business on the record date there were                  shares of our common stock outstanding, held by approximately                  shareholders of record.

Following the merger, there will be no further market for our common stock. In particular, if the merger is completed:

•	Our stock will be delisted from Nasdaq and deregistered under the Exchange Act.

•	We will no longer file periodic reports with the SEC.

•	Our stock transfer books will be closed when the merger closes, and there will be no further registration of share transfers on our stock transfer books.

•	Subject to dissenters’ rights (described above under “The Merger—Dissenters’ Rights” on page 62), all shares of our common stock outstanding prior to the effective time of the merger will be automatically cancelled and converted into the right to receive the merger consideration.

HISTORICAL MARKET PRICES

The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the Nasdaq during each the quarters indicated.

	Price Range of Common Stock
	High	Low
Fiscal Year Ended December 27, 2015
Quarter Ended March 29, 2015	$195.83	173.83
Quarter Ended June 28, 2015	186.66	149.00
Quarter Ended September 27, 2015	205.83	155.72
Quarter Ended December 27, 2015	198.48	147.69
Fiscal Year Ended December 25, 2016
Quarter Ended March 27, 2016	$168.91	134.95
Quarter Ended June 26, 2016	154.34	122.25
Quarter Ended September 25, 2016	172.92	133.34
Quarter Ended December 25, 2016	175.10	133.71
Fiscal Year Ended December 31, 2017
Quarter Ended March 26, 2017	$163.30	140.40
Quarter Ended June 25, 2017	165.70	126.30
Quarter Ended September 24, 2017	131.10	95.00
Quarter Ending December 31, 2017 (through December 15, 2017)	156.95	99.05

The closing price of our common stock on Nasdaq on November 13, 2017, the last trading day before the publication of articles suggesting that we and Arby’s were engaged in sale discussions, was $117.25 per share. The closing price of our common stock on Nasdaq on November 27, 2017, the last trading day before the public announcement of the merger agreement, was $146.40 per share. On                 ,                 , the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on Nasdaq was $        per share. You are encouraged to obtain current market quotations for our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. Our capital allocation policy has been to allocate capital for growth and, in the event we have excess capital, to return capital to shareholders by way of our share repurchase program.

Our revolving credit facility contains customary covenants that could, among other things, limit or prohibit the payment of dividends under certain circumstances. The merger agreement prohibits the payment of dividends pending the consummation of the merger without the prior written consent of Arby’s.

MISCELLANEOUS

RECEIVING THE MERGER CONSIDERATION

If the merger is completed, the paying agent will send information to our shareholders of record explaining how to exchange shares of our common stock for the merger consideration. You should not send in your Buffalo Wild Wings stock certificates before you receive these transmittal materials. If your shares of our common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to receive the merger consideration. Do not send in your certificates now.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING

This proxy statement and other related proxy materials for the special meeting are available at http//www.cstproxy.com/buffalowildwings/2018.

HOUSEHOLDING

We may deliver just one proxy statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Each shareholder will receive a separate proxy card. This practice, which is commonly referred to as “householding,” is permitted by Rule 14a-3(e)(1) under the Exchange Act. It helps to reduce costs, clutter and paper waste for the company and our shareholders.

However, we will promptly deliver a separate copy if requested by any shareholder at a shared address subject to householding. Requests for additional copies of this proxy statement should be directed to proxy solicitor, Morrow Sodali LLC, by telephone at +1 (800) 662-5200, by email at BWLD@morrowsodali.com, or by mail to 470 West Avenue, Stamford CT, 06902.

In addition, shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy of any future proxy materials by contacting us at Emily Decker, Senior Vice President, General Counsel and Secretary, at Buffalo Wild Wings, Inc., 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416 (if your shares are registered in your own name) or your bank, broker or other nominee (if your shares are registered in their name).

SHAREHOLDER PROPOSALS FOR OUR 2018 ANNUAL MEETING

If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.

We will hold our 2018 Annual Meeting of Shareholders only if the merger has not already been completed. If a shareholder desires to propose an item of business for consideration without inclusion in our proxy materials or to nominate persons for election as a director at our 2018 Annual Meeting of Shareholders (if any), then the shareholder must comply with all of the applicable requirements set forth in our bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our bylaws for the 2018 Annual Meeting of Shareholders, we must receive such notice not earlier than the close of business on February 2, 2018 and not later than the close of business on March 4, 2018. The deadline under our Bylaws for the submission of shareholder proposals (other than director nominations) for inclusion in our proxy materials relating to our 2018 Annual Meeting of Shareholders is December 21, 2017.

LEGAL AND CAUTIONARY DISCLOSURES

No Determination by Securities Regulators

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the merger, or determined if the information contained in this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

No Solicitation Where Prohibited

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction.

Sources of Information

We have supplied all information relating to the company. Arby’s has supplied, and we have not independently verified, all of the information relating to Arby’s, Merger Sub and the financing sources.

Other Information Not Authorized by Buffalo Wild Wings

We have not authorized anyone to provide any information other than that which is contained or incorporated by reference in this proxy statement. We have not authorized any other person to provide you with different or additional information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Further, you should not assume that the information contained or incorporated by reference in this proxy statement, or in any document incorporated by reference is accurate as of any date other than the respective dates thereof.

For your convenience, we have included certain website addresses and other contact information in this proxy statement. However, information obtained from those websites or contacts is not part of this proxy statement (except for any particular documents specifically incorporated by reference into this proxy statement, as set forth under “Where You Can Find More Information—Incorporation by Reference” on page 104).

Subsequent Developments

This proxy statement is dated                 ,          . You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not and will not create any implication to the contrary. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may (and in certain limited circumstances may be legally required to) update this proxy statement prior to the special meeting, including by filing documents with the SEC for incorporation by reference into this proxy statement without delivering them to our shareholders. Therefore, you should monitor and review our SEC filings until the special meeting is completed. However, although we may update this proxy statement, we undertake no duty to do except as otherwise expressly required by law.

Context for Assertions Embodied in Agreements

The merger agreement and other agreements are being included or incorporated by reference into this proxy statement only to provide our shareholders with information regarding their respective terms, and not to provide investors with any other factual information regarding the parties, their affiliates, or their respective businesses. In particular, you should not rely on the assertions embodied in the representations, warranties, and covenants contained in these agreements, or any descriptions of them, as characterizations of any actual state of facts. The representations, warranties, and covenants in each of these agreements (1) were made only for purposes of that agreement and solely for the benefit of the parties to that agreement (and not for the benefit of our shareholders), (2) were made only as of specified dates and do not reflect subsequent information, (3) are subject to limitations agreed upon by the parties to such agreement, including in certain cases being subject to confidential disclosure schedules that modify, qualify, and create exceptions to such representations, warranties, and covenants, (4) may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws, and (5) may have been made for the purposes of allocating risk between the parties to that agreement instead of establishing matters of fact.

Forward-Looking Statements

This proxy statement contains a variety of forward-looking statements, which are subject to a number of risks and uncertainties. We caution you not to place undue reliance on forward-looking statements. See “Preface—Forward-Looking Statements” on page iii.

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this document. These documents contain important information about the company and our financial condition.

We incorporate by reference (1) the documents listed below and (2) any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date of the special meeting (including any adjournment or postponement thereof):

•	Our Annual Report on Form 10-K for the fiscal year ended December 25, 2016;

•	Our Quarterly Reports on Forms 10-Q for the fiscal quarters ended March 26, 2017, June 25, 2017, and September 24, 2017;

•	Portions of our Definitive Proxy Statement for the 2017 Annual Meeting, filed on April 21, 2017 that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 25, 2016; and

•	Our Current Reports on Form 8-K and Form 8-K/A, to the extent filed and not furnished with the SEC, filed on January 24, 2017, March 6, 2017, March 27, 2017, April 7, 2017, April 19, 2017, June 2, 2017, June 8, 2017, June 9, 2017, June 12, 2017, July 20, 2017, September 18, 2017 and November 28, 2017.

The documents incorporated by reference into this proxy statement are available to you as described below under “Obtaining Copies.”

OBTAINING COPIES

Obtaining Copies from the SEC

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at +1 (800) SEC-0330 for further information about its public reference facilities and their copy charges.

Obtaining Copies from Buffalo Wild Wings

We also make available a copy of our SEC reports, without charge, on our investor website at ir.buffalowildwings.com as soon as reasonably practicable after we file the reports electronically with the SEC. The information included on our website is not incorporated by reference into this proxy statement.

In addition, you may obtain a copy of the reports, without charge, by writing or telephoning us at: Buffalo Wild Wings, Inc., 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416, Attn: Investor Relations, +1 (952) 540-2095. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to us. We undertake to send any information so requested (other than exhibits to incorporated documents that are not themselves specifically incorporated by reference into such document) by first class mail or another equally prompt means within one business day of receiving your request.

APPENDIX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

ARBY’S RESTAURANT GROUP, INC.,

IB MERGER SUB I CORPORATION

and

BUFFALO WILD WINGS, INC.

dated as of

November 27, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 27, 2017, is entered into by and among Arby’s Restaurant Group, Inc., a Delaware corporation (“Parent”), IB Merger Sub I Corporation, a Minnesota corporation and a Subsidiary of Parent (“Merger Sub”), and Buffalo Wild Wings, Inc., a Minnesota corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX. This Agreement is a “plan of merger” as such term is used in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”) and is sometimes referred to as the “Plan of Merger.”

RECITALS

WHEREAS, the respective boards of directors (and any required committee thereof) of each of Merger Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Plan of Merger, are advisable, fair to and in the best interests of their respective shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Plan of Merger and the Merger, on the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend that the respective shareholders of Merger Sub and the Company approve this Agreement;

WHEREAS, the board of directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Plan of Merger, are in the best interest of Parent and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Plan of Merger and the Merger;

WHEREAS, subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), whereby, except as expressly provided in Section 2.01, each issued and outstanding share of common stock, no par value per share, of the Company (“Company Common Stock”) immediately prior to the Effective Time will be canceled and converted into the right to receive the Merger Consideration;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent is entering into a voting agreement with certain shareholders of the Company (the “Voting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

Section 1.01    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger under the MBCA (the “Surviving Corporation”).

Section 1.02    Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of White & Case LLP, located at 1221 Avenue of the Americas, New York, New York 10020, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that in no event shall Parent and Merger Sub be obligated to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until the earlier to occur of (i) a date before or during the Marketing Period specified by Parent on three business days’ prior written notice to the Company and (ii) the third business day immediately following the final day of the Marketing Period, subject to, in each case, the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03    Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the Parties shall file articles of merger (the “Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA, and shall make all other filings and recordings required under the MBCA (if any). The Merger shall become effective on such date and time as the Articles of Merger are filed with the Secretary of State of the State of Minnesota or at such later date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04    Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.05    Articles of Incorporation and Bylaws.

(a)        At the Effective Time, the articles of incorporation of the Company shall be amended in their entirety to read the same as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (which shall not be amended by Merger Sub from the date hereof until such time except as otherwise contemplated hereby), and as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended (subject to Section 6.06(b)) as provided therein or by applicable Law; provided, however, that the articles of incorporation of the Surviving Corporation, as so amended at the Effective Time, shall provide that the name of the Surviving Corporation shall be the name of the Company and the date of incorporation of the Surviving Corporation shall be the date of incorporation of the Company.

(b)    The Company shall take all necessary action so that, as of the Effective Time, the bylaws of the Company shall be amended in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended (subject to Section 6.06(b)) as provided therein or by applicable Law; provided, however, that the bylaws of the Surviving Corporation, as so amended at the Effective Time, shall provide that the name of the Surviving Corporation shall be the name of the Company.

Section 1.06    Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07    Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.08    Taking of Necessary Action.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and the officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock

Section 2.01    Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Sub:

(a)        Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

(b)        Cancellation of Certain Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly or indirectly owned by Parent, any Subsidiary of Parent or any Subsidiary of the

Company, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)        Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) each Company Restricted Stock Award which shall be treated solely in accordance with Section 2.04, (ii) shares to be canceled in accordance with Section 2.01(b) and (iii) the Dissenting Shares) shall be converted into the right to receive $157.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d)        Dissenters’ Rights.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, subject to any rights the holder thereof may have under this Section 2.01(d). Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has (i) not voted in favor of approval of the Merger and adoption of the Plan of Merger, (ii) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares of Company Common Stock in accordance with Sections 302A.471 and 302A.473 of the MBCA and (iii) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01(c), but the holder thereof, if such holder complies in all respects with Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon and subject to any applicable withholding Taxes specified in Section 2.03(h). The Company shall provide prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.02    Adjustment to Merger Consideration.  Without limiting the other provisions of this Agreement, if the outstanding shares of Company Common Stock are changed into a different number or class of shares due to any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company

Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 2.01(c) shall be equitably adjusted by Parent to reflect the effect thereof.

Section 2.03    Exchange Fund.

(a)        Paying Agent.  At or prior to the Effective Time, Parent shall deposit with a paying agent selected by Parent (which shall be the Company’s transfer agent or another reputable bank or trust company reasonably acceptable to the Company, and with whom the Parent shall enter into a paying agent agreement in form and substance reasonably satisfactory to the Company) (the “Paying Agent”) cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b)        Certificate Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c)        No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d)        Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is twelve months after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation (or its designee), upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(e)        No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)        Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations of a domestic issuer rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to the Surviving Corporation (or its designee). Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Equity Award to receive the holder’s Equity Award Amount, in each case as provided herein.

(g)        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

(h)        Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

Section 2.04    Treatment of Company Equity Awards.    As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the board of directors of the Company or any appropriate committee thereof (collectively, the “Company Board”) shall adopt such resolutions and take such other actions as may be required to provide that, at the Effective Time, all unvested or partially vested Company Equity Awards shall become fully vested and:

(a)        each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option at the Effective Time;

(b)        each Company RSU that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Company RSU at the Effective Time;

(c)        each Company PSU that is outstanding immediately prior to the Effective Time shall be vested as to the number of shares of Company Common Stock issuable pursuant to such Company PSU (based upon an assumed attainment of the target level of performance applicable to such Company PSU) (the “PSU Shares”), and, at the Effective Time, canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (x) the Merger Consideration multiplied by (y) the number of PSU Shares attributable to such Company PSU at the Effective Time; and

(d)        each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Company Restricted Stock Award at the Effective Time.

(e)        The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 2.03(h), without duplication. The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 2.04. The term “Company Stock Plan” means each of (i) the 2017 Incentive Compensation Plan, (ii) the 2012 Equity Incentive Plan and (iii) the 2003 Equity Incentive Plan, in each case, as amended and restated.

Section 2.05    Treatment of Company ESPP.  During the period from the date of this Agreement to the Effective Time, the Company shall take all action necessary to ensure that (i) no new offering periods under the Company’s Employee Stock Purchase Plan (the “ESPP”) will commence during the period from the date of this Agreement through the Effective Time, (ii) that there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, (iii) no individuals shall commence participation in the ESPP during the period from the date of this Agreement through the Effective Time, (iv) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, a new exercise date shall be established under the ESPP, which date shall be no later than the business day immediately prior to the anticipated Closing Date (the “ESPP Cut-Off Date”), and (v) the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Company ESPP Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 2.05), be refunded to such participant as promptly as practicable following the ESPP Cut-Off Date (without interest). The accumulated contributions of the participants in the current offering periods shall be used to purchase shares of Company Common Stock as of no later than the ESPP Cut-Off Date, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the business day immediately prior to the Effective Time, the Company shall terminate the ESPP.

Section 2.06    Payment of Company Equity Awards.  As soon as practicable following the Effective Time, but in any event no later than fifteen calendar days following the Effective Time, the Surviving Corporation shall make by a payroll payment through the Surviving Corporation’s or Parent’s payroll provider, subject to Section 2.04(e), the Equity Award Amounts to the applicable holders thereof; provided, that any Equity Award Amount that is considered nonqualified deferred compensation under Section 409A of the Code shall be made at the time required under the applicable arrangement.

ARTICLE III

Representations and Warranties of the Company

Except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company, or incorporated by reference into such document, in each case, after December 28, 2014 and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”), the relevance of which disclosure is reasonably apparent in the Filed SEC Documents and other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood that this clause (i) shall not be applicable to Section 3.03 or (ii) subject to Section 9.03(g), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01    Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Articles of Incorporation of the Company (the “Company Articles of Incorporation”) and the Bylaws of the Company (the “Company Bylaws”), in each case as in effect on the date of this Agreement, are included in the Filed SEC Documents.

Section 3.02    Subsidiaries.  Section 3.02 of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

Section 3.03    Capital Structure.

(a)        The authorized capital stock of the Company consists of 44,000,000 shares of Company Common Stock and 1,000,000 shares of undesignated stock. At the close of business on November 24, 2017 (the “Measurement Time”), (i) 15,530,075 shares of Company Common Stock were issued and outstanding, including no shares of Company Common Stock subject to restricted stock awards that were subject to service-based vesting or delivery requirements (the “Company Restricted Stock Awards”), (ii) 11,320 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2003 Equity Incentive Plan (the “2003 Plan”), all of which were subject to outstanding options to acquire shares of Company Common Stock (the “2003 Plan Options”), (iii) 463,354 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), including (A) 132,156 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock (the “2012 Plan Options”), (B) 266,215 shares of Company Common Stock were reserved and available for issuance subject to restricted stock unit awards that were subject to performance-based and service-based vesting, 133,106 of which would be issued based on the attainment of performance goals at target levels (the “2012 Plan PSUs”), and (C) 64,983 shares of Company Common Stock were subject to restricted stock unit awards that were subject to time-based vesting or delivery requirements

(the “2012 Plan RSUs”), (iv) 1,936,431 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2017 Incentive Compensation Plan (the “2017 Plan” and, collectively with the 2003 Plan and the 2012 Plan, the “Company Incentive Plan”), including (A) 744 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock (such options, together with the 2003 Plan Options and 2012 Plan Options and any options granted under the 2017 Plan after the Measurement Time, the “Company Stock Options”), (B) 2,590 shares of Company Common Stock reserved and available for issuance subject to restricted stock unit awards that were subject to performance-based and service-based vesting, 1,295 of which would be issued based on the attainment of performance goals at target levels (collectively with the 2012 Plan PSUs, the “Company PSUs”), and (C) 3,580 shares of Company Common Stock subject to restricted stock unit awards that were subject to time-based vesting or delivery requirements (together with the 2012 Plan RSUs, the “Company RSUs”), and (v) 140,076 shares of Company Common Stock were reserved and available for issuance pursuant to the ESPP (the “Company ESPP Shares” and, together with the Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock Awards, the “Company Equity Awards”). Except as set forth above, as of the Measurement Time, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding.

(b)        Section 3.03(b) of the Company Disclosure Letter sets forth each Company Equity Award outstanding as of the Measurement Time, including (to the extent applicable) the Company Stock Plan under which such Company Equity Award was granted, the price at which such Company Equity Award may be exercised (if any) and status (vested or unvested) of each such Company Equity Award. Since the Measurement Time, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Equity Awards), other than issuances of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the Measurement Time or pursuant to the ESPP, and (y) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances pursuant to Company Equity Awards outstanding as of the Measurement Time.

(c)        All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the Measurement Time, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract, agreement, arrangement or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since the Measurement Time, none of the foregoing has been issued, agreed or entered into. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Stock Plans.

(d)        The Company does not have any shareholder rights or similar plan in effect.

Section 3.04    Authority; Recommendation.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the affirmative vote of the holders of not less than a majority of all outstanding shares of Company Common Stock entitled to vote pursuant to a vote at a special meeting of shareholders (the “Shareholder Approval”). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to (i) receipt of the Shareholder Approval and (ii) the preparation, execution and filing with the Secretary of State of Minnesota of the Articles of Merger as required by the MBCA. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)        The Company Board has duly and unanimously adopted resolutions, which as of the date of this Agreement have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approving this Agreement (including the Plan of Merger) and the transactions contemplated hereby, including the Merger (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd.1 and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.08, Section 302A.673 thereof) and (iii) recommending that the Company’s shareholders approve this Agreement (such recommendations, the “Recommendation” and, such actions by the Company Board, the “Board Actions”).

Section 3.05     Non-Contravention.    The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its

Subsidiaries under (other than any such Lien created as a result of any action taken by Parent or Merger Sub), any provision of (a) the Company Articles of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, or (b) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.08, (i) any Specified Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) any supranational, federal, national, state, provincial or local statute, law (including common law), ordinance, rule or regulation of any Governmental Authority, whether or not inside, outside, including or excluding the United States, Canada or any other country (“Law”) or any judgment, order or decree of any Governmental Authority, whether or not inside, outside, including or excluding the United States, Canada or any other country (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) any Authorizations of the Company or its Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any supranational, federal, national, state, provincial or local, government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority, whether or not inside, outside, including or excluding the United States, Canada or any other country (each, a “Governmental Authority”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (A) compliance with and the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (B) compliance with and the filing with the SEC of a proxy statement in preliminary and definitive form relating to the Shareholders’ Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), and the filing of such reports under, and such other compliance with, the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing with the Secretary of State of Minnesota of the Articles of Merger as required by the MBCA and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (D) compliance with, and any filings or notices required under, the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (E) any filings as may be required under Chapter 80B of the Minnesota Statutes and (F) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06    SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)        The Company has filed all material reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company pursuant to the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act since December 28, 2014 (the “SEC Documents”).

As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other SEC Documents), the SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b)        Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes).

(c)        Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of such balance sheet in the Ordinary Course of Business, (B) are incurred in connection with the transactions contemplated by this Agreement, or (C) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)        Internal Controls.

(i)        The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since December 25, 2016, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (x) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company who have (or had) a significant role in the Company’s internal controls over financial reporting.

(ii)        The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to all material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(iii)        The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Since December 28, 2014, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e)        Neither the Company nor any of its Subsidiaries (x) has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), or (y) is a party to, or has any commitment to become a party to, any Contract relating to any material transaction or material relationship with, or material ownership or other material economic interest in, any variable interest entity.

(f)        Since December 28, 2014 through the date of this Agreement, to the Knowledge of the Company, (i) neither the Company nor any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices and (ii) no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. As of the date of this Agreement, to the Knowledge of the Company, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 3.07    Absence of Certain Changes or Events.  Between December 25, 2016 and the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and there has not been:

(a)        any change, effect, event, occurrence or fact that has had or would reasonably be expected to have a Material Adverse Effect;

(b)        any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) in respect of, any capital stock of the Company;

(c)        any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;

(d)        any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (x) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (y) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (z) the acquisition by the Company of Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock Awards in connection with the forfeiture of such awards;

(e)        any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (x) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (y) by Law, including Regulation S-X under the Securities Act;

(f)        with respect to the Company or any of its Subsidiaries, any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), any material amendment with respect to any material Tax Return, any settlement or compromise of any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents, any request for any rulings from or the execution of any closing agreement with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents), any surrender of any right to claim a material Tax refund, any change to an annual accounting period for Tax purposes, or any change of any material accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business;

(g)        the commencement of any new line of business or the opening by the Company or any of its Subsidiaries of any restaurants or the Company or any of its Subsidiaries otherwise engaging in any other operations, in each case, in any country in which they did not, as of December 28, 2014, have an owned or franchised restaurant or conduct other operations;

(h)        any change (other than an immaterial change) to the terms of the Company’s or any of its Subsidiaries’ policies or procedures with respect to its relationships with any of its Franchisees, including any system-wide or regional mandates relating to advertising and marketing, equipment, hardware or software, except in the Ordinary Course of Business; or

(i)        except as required by applicable Law or the terms of any Company Benefit Plan set forth in the Company Disclosure Letter, (A) any granting to any director or member of the Company Executive Team of any increase in compensation (except in the Ordinary Course of Business), (B) any granting to any director or member of the Company Executive Team of any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the Ordinary Course of Business), (C) any entry by the Company or its Subsidiaries into any employment, consulting, severance, retention or termination agreement or arrangement with any director or member of the Company Executive Team, (D) any establishing, adopting, entry into or amending in any material respect any collective bargaining agreement, (E) any establishing, adopting, entry into or amending in any material respect any Company Benefit Plan (except in the Ordinary Course of Business), or (F) any acting to accelerate any rights or benefits under any Company Benefit Plan.

Section 3.08    Litigation.  There is no suit, claim (or counterclaim), litigation, action, charge, complaint, arbitration, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other Governmental Authority, arbitrator or mediator or arbitration or mediation panel (each, a “Litigation”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.09    Contracts.

(a)        Except for this Agreement and for Contracts filed or incorporated by reference as exhibits to the Filed SEC Documents, Section 3.09 of the Company Disclosure Letter sets forth a true and complete list of, as of the date of this Agreement:

(i)        each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)        each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $3,000,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit;

(iii)        each Contract (other than Franchise Agreements) to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries of more than $3,000,000 over the remaining term of such Contract that may not be canceled by the Company or any of its Subsidiaries upon notice of 90 days or less without material penalty or other material liability to the Company or any of its Subsidiaries;

(iv)        each Contract to which the Company or any of its Subsidiaries is a party relating to the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets, in each case, (A) that was entered into since December 28, 2014 for aggregate consideration of more than $3,000,000, except for acquisitions and dispositions of properties and assets in the Ordinary Course of Business, or (B) pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations;

(v)        each Contract of the Company or any of its Subsidiaries that (A) grants a right of exclusivity to a geographic region, area of protection, right of first offer, right of first refusal or similar right with respect to any business or geographic region (“Exclusive Rights”), other than such rights set forth in Franchise Agreements entered into in the Ordinary Course of Business; (B) authorizes any person to grant others the right to license any trademark, service mark or other Intellectual Property owned by the Company or any of its Subsidiaries in any geographic area (“Master Franchise Rights”); (C) restricts the ability of the Company or any of its Affiliates (including post-Closing) to compete with any business or in any geographical area or to solicit customers (“Company Noncompete Restrictions”), other than such restrictions set forth in Franchise Agreements entered into in the Ordinary Course of Business; (D) would require the disposition of any material assets or line of business of the Company or any of its Subsidiaries or, after the Effective Time, of Parent or any of its Subsidiaries; (E) grants “most favored nation” status to, or is a “requirements” Contract with, a Principal Supplier or Specified Franchisee, in each case that, following the Merger, would apply to Parent or any of its Subsidiaries (including the Company or any of its Subsidiaries); or (F) prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Owned Intellectual Property, other than limitations on enforcement arising from non-exclusive licenses of Owned Intellectual Property entered into in the Ordinary Course of Business; in each case under clauses (A)-(F) (and the defined terms therein) that limits in any material respect the operation of the Company and its Subsidiaries (taken as a whole) as currently conducted and that may not be canceled by the Company or any of its Subsidiaries upon notice of 90 days or less without material penalty or other material liability to the Company or any of its Subsidiaries;

(vi)        each Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration in excess of $3,000,000 (net of insurance proceeds actually received), or (C) that would otherwise reasonably be expected to limit in any material respect the operation of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Closing) as currently operated;

(vii)        each Contract to which the Company or any of its Subsidiaries is a party involving the inbound or outbound licensing or grant of any right to use or register (or any consent to or agreement not to assert any rights with respect to the use or registration of) any Intellectual Property (except for (1) off-the-shelf licenses of commercially available software for less than $500,000 on an annual basis, (2) agreements between the Company or any of its Subsidiaries, on the one hand, and their employees or consultants, on the other hand, entered into in the Ordinary Course of Business, (3) non-material non-exclusive licenses entered into in the Ordinary Course of Business, and (4) any Franchise Agreement entered into in the Ordinary Course of Business);

(viii)        each Contract other than Franchise Agreements entered into in the Ordinary Course of Business that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets material to the Company and its Subsidiaries, taken as a whole;

(ix)        each Contract between the Company or any of its Subsidiaries and any current or former director or officer of the Company or any person beneficially owning five percent or more of the outstanding shares of Company Common Stock (other than indemnity agreements with directors or officers of the Company) pursuant to which the Company has continuing obligations, in each case, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit;

(x)        any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries, as the case may be, has ongoing obligations to not acquire assets or securities of the other party or any of its Affiliates and, to the extent not entered into in the Ordinary Course of Business, any Contract under which the Company or any of its Subsidiaries has material ongoing indemnification obligations;

(xi)        each material Contract to which any Principal Supplier is a party (excluding purchase orders in the Ordinary Course of Business) that has a term of more than 90 days and that may not be canceled by the Company or any of its Subsidiaries without material penalty or other material liability to the Company or any of its Subsidiaries, upon notice of 90 days or less; and

(xii)        each Contract of the Company or any of its Subsidiaries that relates to a partnership, joint venture or similar arrangement.

Each Contract set forth on Section 3.09 of the Company Disclosure Letter or required to be set forth thereon is referred to herein as a “Specified Contract.”

(b)        As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Specified Contract. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no breach or default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 25, 2016 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or breach (which has not been cured) with respect to and, to the Knowledge of the Company, no party has delivered written notice threatening to terminate, any Specified Contract.

Section 3.10    Compliance with Laws.

(a)        Each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations (including Franchise Laws, Relationship Laws, Nevada Gaming Laws and Alcohol Laws), in each case except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect and is in compliance with all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of or noncompliance with which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any Authorizations will be terminated or modified or cannot be renewed in the Ordinary Course of Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 3.10 does not relate to compliance with employee benefit matters, which are the subject of Section 3.11 and Section 3.12, tax matters, which are the subject of Section 3.13, or intellectual property matters, which are the subject of Section 3.15.

(b)        Section 3.10(b) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of all Liquor Licenses held or used by the Company and its Subsidiaries that are required for the Company and its Subsidiaries to conduct their business in all material respects as conducted on the date of this Agreement, along with the name and street, city and state address of each restaurant to which such Liquor License relates, and the expiration date of each such Liquor License. Except as would not, individually in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each such restaurant possesses a Liquor License; (ii) each Liquor License is in full force and effect; and (iii) since December 25, 2016, there have not been, and there are not now pending, any disciplinary actions, unresolved citations, unsatisfied penalties, or past disciplinary actions relating to Liquor Licenses that would reasonably be expected to have any adverse impact on the ability to maintain or renew any Liquor License.

(c)        The term “Franchise Laws” means the FTC Rule and any other Law of the United States, Canada or any other jurisdiction in which the Company and its Subsidiaries have, during the relevant times, acted as franchisor or offered franchises (whether inside, outside, including or excluding the United States or Canada) regulating, among other things, the offer or sale of franchises, including any pre-sale registration or disclosure Law. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436.1 et seq. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws of the United States, Canada or any other jurisdiction in which the Company and its Subsidiaries have, during the relevant times, acted as franchisor or offered franchises (whether or not inside, outside, including or excluding the United States, Canada or any other country) including the requirements of such Laws, with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator. The term “Nevada Gaming Laws” means the Nevada Gaming Control Act, the regulations promulgated thereunder and various local regulations related to gaming. The term “Alcohol Laws” means any applicable Law or Judgment applicable to the production, sale or distribution of alcoholic beverage products, including “dram shop” laws, safety laws and other similar regulations. The term “Liquor License” means a liquor or alcohol permit or license, including beer, wine and mixed beverage permits and licenses, issued by a Governmental Authority.

(d)        To the Knowledge of the Company, since December 28, 2014, neither the Company nor any director, officer, other employee or agent of the Company or any of its Subsidiaries has violated any provision of the Foreign Corrupt Practice Act of 1977, as amended, or any similar foreign Law. Since December 28, 2014, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to the Foreign Corrupt Practice Act of 1977, as amended, or any similar Law.

Section 3.11    Labor and Employment Matters.

(a)        Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization, union or association, and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened, and since December 28, 2014, there have been no, strikes, slowdowns, work stoppages, lockouts, or other material labor disputes or similar organized activity against the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as contemplated by this Agreement, to the Knowledge of the Company (but without any duty of inquiry), (i) no member of the Company Executive Team has any present intention as of the date of this Agreement to terminate his or her employment with the Company or any of its Subsidiaries and (ii) no other key employee with annual base compensation in excess of $100,000 has indicated a present intention to terminate his or her employment.

(b)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since December 28, 2014, the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including all Laws related to terms and conditions of employment, immigration and work authorization, occupational safety and health and workers’ compensation, employee classification and wages and hours, including to the extent applicable, Fair Labor Standards Act and similar state and local wage and hour Laws, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and state anti-discrimination laws. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, (i) there are no material charges, complaints, audits or investigations pending by any Governmental Authority pertaining to the employment practices of the Company or any of its Subsidiaries or, to the Company’s Knowledge, otherwise scheduled or threatened by any Governmental Authority against the Company or any of its Subsidiaries, and (ii) to the Company’s Knowledge, no written complaints relating to employment practices of the Company or any of its Subsidiaries have been filed or made with any Governmental Authority or submitted by any Governmental Authority to the Company or any of its Subsidiaries.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since December 28, 2014, (i) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or any of its Subsidiaries is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Company Benefit Plan purposes), (ii) neither the Company nor any of its Subsidiaries has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan, and (iii) each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(d)        Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries: (i) are not delinquent in any payments to, or on behalf of, any independent contractors (who are individuals) or employees for any services or amounts required to be reimbursed or otherwise paid; and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any independent contractors (who are individuals) or employees (other than routine payments to be made in the Ordinary Course of Business).

(e)        Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since December 28, 2014, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any third party employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(f)        Since December 28, 2014, neither the Company nor any of its Subsidiaries have implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law.

Section 3.12    Employee Benefit Matters.

(a)        Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Code), other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)        The Company has made available to Parent true and complete copies of (to the extent applicable) (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof), other than any Company Benefit Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, and (ii) the most recent summary plan description, if any, required under ERISA with respect to each material Company Benefit Plan.

(c)        Each Company Benefit Plan intended to be “qualified” (or registered) within the meaning of Section 401(a) of the Code (or any comparable provision under applicable non-U.S. Laws) has received a favorable determination or opinion letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Authority), and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to cause the loss of any such qualification, registration or Tax-exempt status or the imposition of any material penalty or Tax liability, except where such loss of qualification, registration or Tax-exempt status or the imposition of any material penalty or Tax liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)        Section 3.12(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each material Company Benefit Plan that provides health or welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA, or any other applicable Law, or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). Each such U.S. plan is amendable, terminable or otherwise may be discontinued unilaterally by the Company at any time without material liability or expense to Parent, the Company and its Subsidiaries, taken as a whole, as a result thereof other than ordinary administration expenses typically incurred in a termination event and/or claims incurred prior to the date of such amendment, and no such plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan. Each Company Benefit Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the “2010 Health Care Law”), to the extent applicable, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The operation of each Company Benefit Plan will not result in the incurrence of any penalty to the Company, Parent or any of their respective Subsidiaries pursuant to the 2010 Health Care Law, to the extent applicable that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e)        No Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA and none of the Company or its Subsidiaries has any liability, contingent or otherwise, with respect to any employee benefit plan that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(f)        None of the Company, its Subsidiaries or any ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in any way, directly or indirectly, has any liability with respect to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code). The term “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(g)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Benefit Plans, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to the Company Benefit Plans, and (iii) no Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the

Internal Revenue Service, Department of Labor or, to the Knowledge of the Company, any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(h)        There are no loans by the Company or any of its Subsidiaries to any of their current or former employees, other than loans under any Company Benefit Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the Ordinary Course of Business.

(i)        Each Company Benefit Plan that is subject to Section 409A of the Code has operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except as would not reasonably be expected to have a Material Adverse Effect.

(j)        Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Merger (either alone or together with any other event) will, in respect of any employee, officer, director or independent contractor of the Company or any of its Subsidiaries (whether current, former or retired), except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) cause any payment or benefit to become due or payable, including severance pay, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time or otherwise trigger, either directly or indirectly, any funding (through a grantor trust or otherwise) of any such compensation or benefits or cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (v) otherwise give rise to any material liability under any Company Benefit Plan, (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. As of the date of this Agreement, the Company has made available to Parent a working draft copy of preliminary Section 280G calculations that were recently prepared with respect to disqualified individuals in connection with the Merger (it being understood such calculations are not final and were provided “as-is” for informational purposes only). Neither the Company nor any of its Subsidiaries has any gross-up or indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.

(k)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical, disability, life insurance or other welfare benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to comply with Section 4980B of the Code or any similar Law. To the extent that the Company or any of its Subsidiaries sponsors any such plan, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health, medical, disability or life insurance coverage.

(l)        None of the Company or any of its Subsidiaries has made any promises or commitments to create any additional material Company Benefit Plan or to modify or change in any material way any existing material Company Benefit Plan other than those amendments or modifications required by Law.

(m)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan that is mandated by a Governmental Authority other than a Governmental Authority of the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, (ii) each Foreign Company Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special Tax treatment, satisfies all requirements for such treatment, and (iii) except as required by Law, no condition or term under any relevant material Foreign Company Plan exists which would prevent Parent from terminating or amending any material Foreign Company Plan at any time for any reason without material liability to Parent.

(n)        Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that has resulted, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code, except for any payment or lack of deductibility that, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.

(o)        The term “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consulting, indemnification, change in control, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand pursuant to which the Company or any of its Subsidiaries has any continuing obligations as of the date of this Agreement, other than any agreement or arrangement mandated by applicable Law, as well as each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation leave, sick leave, paid time off, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries as of the date of this Agreement, in each case for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than any plan, policy, program, arrangement or understanding mandated by applicable Law.

Section 3.13    Taxes.

(a)        Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it with the appropriate Governmental Authority (taking into account any valid extensions with respect thereto) and all such Tax Returns are true, complete and correct in all material respects.

(b)        Each of the Company and its Subsidiaries has: (i) duly and timely paid all material Taxes due and payable by it other than such Taxes that are being contested in good faith through appropriate proceedings and in respect of which adequate reserves have been established in accordance with GAAP in the financial statements contained in the Filed SEC Documents; (ii) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority all such withheld Taxes and other amounts required by applicable Laws to be remitted by it; and (iii) duly and timely collected, in all material respects, all amounts on account of sales or transfer Taxes, including goods and services, harmonized sales, value added and federal, provincial, state or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority all such collected Taxes required by applicable Laws to be remitted by it.

(c)        No deficiencies for any material Taxes have been proposed, asserted, assessed or threatened in writing against the Company or any of its Subsidiaries which have not been settled and paid. No audit, action, investigation, examination, suit or other proceeding is pending or is being threatened in writing with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d)        The charges, accruals, and reserves for Taxes reflected on the financial statements contained in the Filed SEC Documents (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income Taxes) are adequate under GAAP to cover Taxes of the Company and each of its Subsidiaries accruing through the date of such financial statements contained in the Filed SEC Documents. For periods not covered by the financial statements contained in the Filed SEC Documents, the Company and each of its Subsidiaries accrued all material taxes incurred but not yet due and payable on its books and records in accordance with GAAP.

(e)        There are no material Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(f)        Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, unitary, or combined Tax Return (other than a group the common parent of which was the Company).

(g)        No private letter rulings, technical advice memoranda, closing agreements, or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material Taxes.

(h)        Since December 28, 2014, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i)        None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof. Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(j)        The term “Tax” or “Taxes” means (i) any and all taxes, duties, fees, imposts, levies or other governmental assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, profits, capital gains, capital stock, goods and services, branch, alcoholic beverage tax, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, escheat, use, withholding, value added, ad valorem, registration, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, license, estimated taxes, deficiency assessments and other taxes (including all penalties and additions to any such taxes and interest thereon) imposed by any Governmental Authority, whether disputed or not, (ii) liability for the payment of any amount imposed on any person of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amount imposed on any person of a type described in clause (i) or clause (ii) as a transferor or successor or a result of any existing express or implied indemnification agreement or arrangement. The term “Tax Return” means any return, statement, report, form, election, designations, estimates, claims for refund, declarations of estimated Tax, information statements or filings, including in each case any amendments, schedules or attachments thereto, filed or required to be filed with any Governmental Authority. The term “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any nonmaterial commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

Section 3.14    Real Property.

(a)        Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real

Property, and to all real property owned by the Company and its Subsidiaries relating to a restaurant, in each case free and clear of all Liens and defects in title, except for Permitted Liens.

(b)        Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material locations where the Company or any of its Subsidiaries is a tenant or a subtenant (each such location, a “Leased Real Property” and, the leases of the Leased Real Property collectively, the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Leased Real Property, free and clear of all Liens and defects in title, except for Permitted Liens, (ii) all Real Property Leases and all Real Property Subleases are in full force and effect (subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles) and (iii) neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(c)        Section 3.14(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all locations where the Company or any of its Subsidiaries is the landlord or the sublandlord under any Real Property Lease (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”).

Section 3.15    Intellectual Property.

(a)        Section 3.15(a)(i) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list, as of the date of this Agreement, of all issued or registered Intellectual Property or applications for issuance or registration of any Intellectual Property, foreign and domestic, owned by the Company or its Subsidiaries (indicating for each, as applicable, the owner(s), jurisdiction, application number and date and registration number and date). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) all Owned Intellectual Property, and is licensed or otherwise has the right to use, all other Company Intellectual Property used in or necessary for the conduct of the respective businesses of the Company or any of its Subsidiaries as currently conducted; provided, however, that the foregoing representation and warranty in this Section 3.15(a) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, dilution or violation of any Intellectual Property (which is addressed in Section 3.15(b)). The Company or one of its Subsidiaries is the sole and exclusive owner of (A) all right, title and interest in and to the trademarks and service marks included in the Owned Intellectual Property and identified as Key Intellectual Property in Section 3.15(a)(i) of the Company Disclosure Letter, and (B) all formulas and recipes that are material to any of the businesses of the Company or its Subsidiaries (clauses (A) and (B) collectively the “Key Intellectual Property”), in each case, free and clear of any Liens, other than Permitted Liens. All of the material registrations, issuances and applications owned by the Company or any of its Subsidiaries and set forth in Section 3.15(a)(i) of the Company Disclosure Letter, including any such registrations, issuances and applications of the Key Intellectual Property, are subsisting and, to the Knowledge of the Company, valid and enforceable and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the transactions contemplated by this Agreement will not impair the right, title, or interest of the Company or any of its Subsidiaries in or to any Company Intellectual Property and, (ii) upon the Closing Date, all of the material Company Intellectual Property will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing Date.

(b)        (i) No claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person, or that contest the validity, use, ownership or enforceability of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries, except, other than with respect to the Key Intellectual Property, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (ii) Neither the Company’s nor any of its Subsidiaries’ use of any Company Intellectual Property, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, has in the past three years infringed, misappropriated, diluted, or otherwise violated or currently infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any other person except where such infringement, misappropriation, dilution or other violation would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (iii) To the Knowledge of the Company, as of the date of this Agreement, no person is infringing, misappropriating, diluting or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property, except, other than with respect to the Key Intellectual Property, where such infringement, misappropriation, dilution or other violation would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (iv) The Owned Intellectual Property is not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to materially impair the continued operation of the businesses of the Company or its Subsidiaries (taken as a whole) as currently conducted.

(c)        The Company and its Subsidiaries have taken commercially reasonable steps to maintain, preserve, police, and protect the Owned Intellectual Property, including the confidentiality, integrity and availability of Owned Intellectual Property consisting of trade secrets and other material confidential information and, to the Knowledge of the Company, no material trade secret that constitutes Owned Intellectual Property has been used, disclosed or discovered by any person except pursuant to customary non-disclosure and/or license agreements, in each case, except where a failure to take such steps or where such use, disclosure or discovery, respectively, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have policies in place requiring all employees who develop Intellectual Property on behalf of the Company and its Subsidiaries to assign such Intellectual Property to the Company or its Subsidiaries; and (ii) the Company and its Subsidiaries have obtained assignments of all Intellectual Property on behalf of the Company and its Subsidiaries by all employees who have developed Intellectual Property on behalf of the Company and its Subsidiaries.

(e)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its Subsidiaries is and since December 28, 2014 has been in compliance with its posted privacy policies and all other related notices, policies and programs and all applicable data protection, privacy and other applicable Laws and contractual commitments regarding the collection, use, storage, distribution, transfer, import, export, breach notification, disposal or disclosure (in any form or medium) of or regarding any personally identifiable information that could be used to identify, contact or locate an individual (“Personal Information”) including the Payment Card Industry Data Security Standard (PCI DSS), (ii) to the Knowledge of the Company, no person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its Subsidiaries, (iii) no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Information and (iv) to the Knowledge of the Company, there have been no material security breaches in the information technology systems used by the Company and its Subsidiaries. The Company and its Subsidiaries have commercially reasonable security measures in place to protect the confidentiality, integrity and availability of Personal Information in their possession or control, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (x) the consummation of the transactions contemplated by this Agreement do not violate the Company’s or its Subsidiaries’ posted privacy policies as they currently exist; and (y) upon the Closing Date, the Company and its Subsidiaries will own and continue to have the right to use all such Personal Information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing Date.

(f)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, all software owned by the Company or any of its Subsidiaries (i) is free from any material software defect, and (ii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

(g)        The term “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) any patent, patentable invention or other patent right (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), (ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all goodwill associated therewith, (iii) any copyright, work of authorship (whether or not copyrightable), design, design registration and database rights, (iv) any computer software programs, (v) any Internet domain names, and (vi) any trade secrets, know-how, formulae, recipes and other confidential or proprietary information and rights.

Section 3.16    Environmental Matters.

(a)        Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and has for the past five years been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) none of the Company or any of its Subsidiaries has Released or exposed any person to, any Hazardous Materials, and to the Knowledge of the Company no Hazardous Materials have been Released by any other person at, on, under or from any of the Owned Real Property or the Leased Real Property, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries.

(b)        The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices by or from any Governmental Authority or any other person alleging liability under Environmental Laws, including liability arising out of the Release of or exposure to any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials. The term “Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the indoor or outdoor environment.

Section 3.17    Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due with respect to all such insurance policies have been timely paid, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 3.18    Franchise Matters.

(a)        Section 3.18(a)(i) of the Company Disclosure Letter sets forth a true and complete list of all currently effective area development agreements in which the Company or any of its Subsidiaries has granted Exclusive Rights or Master Franchise Rights. Section 3.18(a)(ii) of the Company Disclosure Letter sets forth a list of each group of related Franchisees that operates ten or more franchised restaurants (each, a “Specified Franchisee”). For purposes of this Agreement, “Franchise Agreements” means any written or oral contract or agreement pursuant to which the Company or any of its Subsidiaries grants or has granted any franchise or the right or option to acquire any franchise to develop or operate or license others to develop or operate within one or more countries, states, provinces or other geographic areas any franchised restaurants (each such restaurant, a “Franchised Restaurant”). Without limiting the foregoing, Franchise Agreements include area development agreements, area license or franchise agreements, master franchise agreements, area representative agreements and similar agreements that cover the development or franchising of franchises, including (A) any agreements listed on Section 3.18(a)(i) of the Company Disclosure Letter, (B) the Franchise

Agreements to which the Specified Franchisees are parties, (C) current Franchise Agreements with any Franchisee listed on Exhibit E to the FDD dated March 28, 2017 and (D) current Franchise Agreements with any Franchisee signed after January 1, 2017.

(b)        Each of the Franchise Agreements is valid and binding on and enforceable against the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no breach or default under any Franchise Agreement by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict in any respect with, or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created from any action taken by Parent or Merger Sub) or any right of rescission or set-off under, any provision of any Franchise Agreement except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)        Section 3.18(c) of the Company Disclosure Letter sets forth a true and complete list of all material FDDs that the Company or any of its Subsidiaries have used to offer or sell Franchises within the United States, Canada or any other jurisdiction outside of the United States and Canada at any time since December 28, 2014 to the date of this Agreement. The Company has made available to Parent true and complete copies of each such FDD. Since December 28, 2014, the Company and its Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Authority under any United States federal or state Franchise Law or any other applicable Law (whether or not inside, outside, including or excluding the United States, Canada or any other country) made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)        Neither the Company nor any of its Subsidiaries is subject to any Judgment with respect to the offer or sale of Franchises in any jurisdiction except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)        To the Knowledge of the Company, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Franchises at any time since December 28, 2014, including funds that Franchisees contributed for advertising and promotion and rebates (“Advertising Funds”) and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in accordance in all material respects with the applicable franchise agreements, applicable Laws and any other Contract to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, since December 28, 2014, neither the Company nor any of its Subsidiaries has (i) expended Advertising Funds for the promotion, marketing or sale of new franchises, (ii) offered, sold or granted a franchise to be operated outside of the United States, or (iii) other than by setting standards, undertaken responsibility for, asserted control over or otherwise intervened in the day-to-day management of any of the Franchises in any material respect.

(f)        Either the FDD or Section 3.18(f) of the Company Disclosure Letter contains a summary of all material franchise-related arbitrations, litigation, class proceedings, material complaints or disputes, or other Litigations which are pending or, to the Knowledge of the Company, threatened (i) from any Franchisee or association purporting to represent a group of Franchisees, or (ii) from any other Franchisee except where such Litigation (as it relates to (i) and (ii)), either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g)        The term “FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of franchises in the United States, Canada or any other jurisdiction outside of the United States and Canada (whether or not inside, outside, including or excluding the United States, Canada or any other country). The term “Franchisee” means a person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries) to develop or operate, or is granted a right to license others to develop or operate, a Franchised Restaurant within a specific geographic area or at a specific location.

(h)        Section 3.18(h) of the Company Disclosure Letter identifies by jurisdiction and effective date all currently effective registrations under the Franchise Laws that are applicable to the Company and its Subsidiaries. The Company and its Subsidiaries have complied with the Franchise Laws except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)        As of the date of this Agreement and since December 25, 2014, no person, to the Knowledge of the Company, has provided written notice alleging that the Company or any of its Subsidiaries is a joint or co-employer of or has any liability whatsoever with respect to any employees of any Franchisee, and no determination (preliminary or otherwise) has been made by any Governmental Authority that the Company or any of its Subsidiaries is a joint or co-employer or has any liability whatsoever with respect to any employees of any other employer, including employees of Franchisees.

Section 3.19    Quality and Safety of Food & Beverage Products.  Since December 28, 2014, (a) there have been no recalls of any food or beverage product of the Company or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Subsidiary has been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or was unfit for human consumption when consumed in the intended manner, except as (a) and (b), either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.20    Affiliate Transactions.  There have not been during the preceding three years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Filed SEC Documents filed prior to the date hereof.

Section 3.21    Certain Business Practices.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under applicable Laws; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States or Canadian government or any other Governmental Authority.

Section 3.22    Company Swaps.  Neither the Company nor any of its Subsidiaries is party to any interest rate swaps or currency exchange swaps (the “Company Swaps”) in effect as of the date of this Agreement. Any Company Swaps entered into after the date of this Agreement will be entered into in accordance in all material respects with applicable Laws, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries and will be entered into with counterparties believed at the time to be financially responsible and able to bear the risks of such Company Swaps.

Section 3.23    Information Supplied.  None of the information contained in or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.24    Suppliers.

(a)        Section 3.24(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the 20 largest suppliers of the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such persons by the Company and its Subsidiaries for the fiscal year ended December 25, 2016 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to, or received from, as applicable, each such Principal Supplier for the fiscal year ended December 25, 2016.

(b)        As of the date of this Agreement, the Company has not received any written notice from any Principal Supplier indicating that any such person is ceasing, will cease or plans to cease dealing with the Company or its Subsidiaries.

Section 3.25    State Takeover Statutes.  Assuming the accuracy of the representations and warranties set forth in Section 4.08, and as a result of the unanimous approval, at a meeting duly called and held, by the Company Board of the Merger, the Plan of Merger, this Agreement and the transactions contemplated by this Agreement, (a) no further action is required by the Company Board or any committee thereof or the shareholders of the Company to render inapplicable the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA or the definitions in Section 302A.011 of the MBCA related thereto, as they relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (b) there is no other state anti-takeover statute or regulation (or similar statute or regulation) under the Laws of the State of Minnesota or, to the Company’s Knowledge, any other Governmental Authority, or any takeover-related provision in the Company Articles of Incorporation or Company Bylaws would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger, and (c) the Merger does not constitute a “control share acquisition” subject to the provisions of Section 302A.671 of the MBCA by virtue of Section  302A.011, Subd. 38(d), of the MBCA.

Section 3.26    Sanction Laws.  Since December 28, 2014, neither the Company nor any of its Subsidiaries has been in violation of, or, to the Company’s Knowledge, has been investigated for, or charged by any Governmental Authority with a violation of, any Sanctions Laws, and there are not now, nor have there been since December 28, 2014 and prior to the date of this Agreement, any Litigation, allegations, or inquiries pending or, to the Company’s Knowledge, overtly threatened against the Company or any of its Subsidiaries concerning violations of any Sanctions Law. The Company and its Subsidiaries have instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws. None of the Company, its Subsidiaries or any director or officer of the Company or any of its Subsidiaries is a Sanctioned Person. No Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of the Company. To the Company’s Knowledge, since December 28, 2014, neither the Company nor any of its Subsidiaries, directly or indirectly, has had any transactions with or investments in any Sanctioned Person or Sanctioned Country in violation of applicable Sanctions Laws.

Section 3.27    Brokers and Other Advisors.  Except as set forth on Section 3.27 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial or similar advisor or incurred any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the Merger or the related transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of the persons set forth on Section 3.27 of the Company Disclosure Letter related to the Merger and the other transactions contemplated hereby.

Section 3.28    Opinion of Financial Advisor.  The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, to be confirmed in writing (as so confirmed, the “Fairness Opinion”), to the effect that, as of the date of this Agreement, and based upon and subject to the factors, assumptions, and limitations set forth in the opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its Affiliates) pursuant to the Agreement is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except, subject to Section 9.03(g), as set forth in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01    Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

Section 4.02    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and any financing obtained in connection with the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, including the Merger, by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceedings (including any shareholder action) on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.03     Non-Contravention.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (a) the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) any Law or Judgment, in each case applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets or (iii) any Authorizations of Parent or Merger Sub or any of their respective Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (A) compliance with and the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (B) compliance with and the filing with the SEC of the Proxy Statement, and such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing with the Secretary of State of the State of Minnesota of the Articles of Merger as required by the MBCA, (D) any filings as may be required under Chapter 80B of the Minnesota Statutes and (E) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04    Financing.  Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (a) an executed commitment letter dated as of the date of this Agreement from Roark Capital Partners II Sidecar LP (the “Equity Investor” and, such letter, the “Equity Commitment Letter”) to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein to Parent (the “Equity Financing”) and (b) an executed commitment letter from Barclays Bank plc dated as of the date of this Agreement (including the exhibits, annexes and schedules thereto, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in the aggregate principal amount set forth therein as of the Closing Date (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to herein as the “Financing”). As of the date of this Agreement, the Financing Letters, in the form so delivered, are in full force and effect and are legal, valid and binding obligations of Parent, enforceable against Parent and the Equity Investor (in the case of the Equity Commitment Letter) in accordance with their terms, and, to the Knowledge of Parent, the other parties thereto, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As of the date of this Agreement, Parent is not in breach, violation or default under the Financing Letters and has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date of this Agreement. Assuming the accuracy of the Company’s representations and warranties set forth in Article III and the funding of the Financing in accordance with the terms of the Financing Letters, the net proceeds contemplated by the Financing will, together with Parent’s existing unrestricted cash and cash equivalents in the aggregate, be sufficient to consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II and any repayment or refinancing of any outstanding debt contemplated by this Agreement (to the extent required by, and pursuant to the terms of, this Agreement). As of the date of this Agreement, to the Knowledge of Parent, no event has occurred (and no event is reasonably expected to occur), that individually or in the aggregate, with or without notice, lapse of time or both, in each case that would reasonably be expected to (i) constitute a default or breach on the part of Parent under any term or condition of either Financing Letter, (ii) permit any of the other parties thereto to terminate, or to not make the initial funding of the facilities to be established thereunder upon satisfaction of all conditions thereto, or (iii) preclude the satisfaction of the funding conditions set forth in the Financing Letters. Except as set forth in the Financing Letters, there are no conditions precedent to the respective obligations of the Equity Investor and the lenders party to the Debt Commitment Letter to fund the full amount of the Financing. Except for any fee letters (redacted solely with respect to fee amounts or other sensitive information that does not impact conditionality, enforceability, availability or aggregate principal amount of the Financing) that have been provided to the Company (the “Fee Letters”), there are no contractual contingencies under any agreements, side letters or arrangements (other than) relating to the Financing to which either Parent, Merger Sub or any of their respective Affiliates is a party that would permit the Equity Investor or the lenders party to the Debt Commitment Letter to reduce the total amount of the Financing, or that would materially and adversely affect the availability of the Financing. Assuming the accuracy of the Company’s representations and warranties set forth in Article III, after giving effect to each of the transactions contemplated hereby, Parent and its Subsidiaries, taken as a whole, will be solvent (solvency to be defined in the same manner as in the solvency certificate attached to the Debt Commitment Letter as Annex I to Exhibit D). Regardless of whether the Financing is consummated, Parent has on the date of this Agreement and will have when any payment of the Parent Termination Fee is required, access to immediately available funds sufficient to pay the Parent Termination Fee.

Section 4.05    Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.06    Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.07    Operation of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement.

Section 4.08    Ownership of Company Common Stock; Certain Arrangements.  None of Parent, Merger Sub or their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date (other than pursuant to the transactions contemplated hereby), beneficially own any shares of Company Common Stock, (b) is an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA or (c) is party to any agreement, arrangement, or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act. Other than this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent, Merger Sub or the Equity Investor or any of their respective controlled Affiliates, on the one hand, and any member of the Company’s management or the Company Board, the Company Financial Advisor or any of their respective Affiliates, on the other hand, relating to the Transactions or the operations of the Company after the Effective Time or that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

Section 4.09    Brokers and Other Advisors.  Neither Parent nor any of its Affiliates, nor any of their respective officers or directors has employed any broker, finder or financial or similar advisor or incurred any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the Merger or the related transactions contemplated by this Agreement, in each case that would reasonably be expected to impose any liability on the Company or any of its Subsidiaries.

Section 4.10    Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article III, none of the Company nor any of its Subsidiaries, nor any of their respective shareholders or Representatives, nor any other person, has made or is making any representation or warranty in connection with this Agreement, including with respect to the Company or any of its Subsidiaries or their respective businesses and operations. Without limiting the foregoing, in connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and its Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective shareholders or Representatives, or any other person, with respect thereto.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01    Conduct of Business.

(a)        Except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly provided by this Agreement, required by Law or Judgment, required by the terms of any Contract or Company Benefit Plan in effect on the date of this Agreement, or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) carry on its business in the Ordinary Course of Business, (y) preserve in all material respects its current business organization and to preserve its relationships with Specified Franchisees and the franchise system as a whole, key employees, and its material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with the Company or any of its Subsidiaries or its Franchisees and (z) comply in all material respects with applicable Law, in each case in a manner consistent with past practice; provided, however, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 5.01(b) shall constitute a breach under this Section 5.01(a) unless such action or failure to take action would constitute a breach of such provision of Section 5.01(b).

(b)        Without limiting the generality of Section 5.01(a), except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly provided by this Agreement, required by Law or Judgment, or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)        declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or set any record date therefor, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii)        split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii)        repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (C) the acquisition by the Company of Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock Awards in connection with the forfeiture of such awards;

(iv)        issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement in accordance with their present terms, (B) subject to Section 2.05, pursuant to and in accordance with the ESPP, and (C) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement;

(v)        amend the Company Articles of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company, in each case, whether by merger, consolidation or otherwise;

(vi)        (A) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (1) any other person (or all or substantially all of the assets of any person) or (2) any assets, real property, securities, properties, interests, or businesses that are material to the Company and its Subsidiaries (taken as a whole), or (B) make any investment (whether by purchase of stock or securities, contributions to capital, loans, or property transfers, but excluding any investment solely among the Company and its wholly-owned Subsidiaries), in each case, other than acquisitions of raw materials, supplies, equipment, inventory and third party software in the Ordinary Course of Business (it being understood and agreed that the acquisition of any other person (or all or substantially all of the assets of any person) is not in the Ordinary Course of Business);

(vii)        sell, transfer, lease, license, sublicense, covenant not to assert, allow to lapse, encumber, abandon or otherwise dispose of any of, or omit to take any action necessary to maintain or renew, the tangible or intangible properties or assets (including capital stock of any Subsidiary of the Company) material to the business of the Company and its Subsidiaries, taken as a whole, other than (x) sales of products and inventory in the Ordinary Course of Business, (y) dispositions of equipment or Intellectual Property that is no longer used or useful in the operations of the Company or any of its Subsidiaries or (z) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries may sell or refranchise any restaurant;

(viii)        (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than the Company or any wholly-owned Subsidiary of the Company) (collectively, “Indebtedness”), other than (1) Indebtedness incurred, assumed or otherwise entered into in the Ordinary Course of Business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) and in no event in excess of $1,000,000 in the aggregate, and (2) intercompany Indebtedness between the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries of the Company or (B) make any loans or capital contributions to, or investments in, any other person, other than to any Subsidiary of the Company, in an aggregate amount of $1,000,000 or more for all such investments;

(ix)        (1) increase the compensation or bonus payable or that could become payable by the Company or any of its Subsidiaries to current or former directors, officers or employees, except as required by the terms of any Company Benefit Plan in effect on the date hereof, (2) increase the pension, welfare, severance or termination pay calculation, fringe or other benefits payable or that could become payable by the Company or any of its Subsidiaries to current or former directors, officers or employees, (3) pay any bonus to any of the current or former directors, officers, employees or consultants of the Company or its Subsidiaries, except as required by the terms of any Company Benefit Plan in effect on the date hereof, (4) establish, adopt, enter into, amend, modify in any way or terminate any Company Benefit Plan, other than renewals of Company Benefit Plans that are health, welfare and insurance plans in the Ordinary Course of Business on terms not materially more favorable to employees than those in effect on the date hereof, (5) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this

Agreement, or promote a non-officer employee to an officer position, (6) grant any new awards under any Company Benefit Plan, (7) take any action to amend, waive or accelerate any rights or benefits under any Company Benefit Plan, except as required by the terms of any Company Benefit Plan in effect on the date hereof, (8) grant, amend or modify any equity or equity-based awards, (9) hire or terminate without cause any officer, employee, independent contractor or consultant, other than in the Ordinary Course of Business with respect to any such person who (x) has annual base salary or wages of less than $200,000 and (y) is not a vice president or more senior employee of the Company or any of its Subsidiaries, (10) take any action to accelerate the payment of or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (11) forgive any loans, or issue any loans (other than routine travel advances issued in the Ordinary Course of Business), to directors, officers, contractors or employees of the Company or any of its Subsidiaries, (12) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, or (13) implement any plant closing or layoff of employees that implicates the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law;

(x)        settle any claim or Litigation, in each case made or pending against the Company or any of its Subsidiaries, other than (A) the settlement of claims or Litigation in the Ordinary Course of Business that require payments by the Company or any of its Subsidiaries in an amount not to exceed, individually or in the aggregate, $1,500,000 and (B) the settlement of claims or Litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved; provided, however, that the foregoing clauses (A) and (B) shall not permit the Company or any of its Subsidiaries to settle any claim or Litigation (x) that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries, involve any admission of any wrongdoing by the Company or any of its Subsidiaries, or involve any license, cross license or similar arrangement with respect to material Intellectual Property owned by the Company or any of its Subsidiaries or (y) for which such settlement is not permitted pursuant to Section 6.03(e);

(xi)        make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(xii)        adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among wholly owned Subsidiaries of the Company);

(xiii)        make, change, revoke or rescind any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), make any material amendment with respect to any material Tax Return, settle or compromise any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents, request any rulings from or the execution of any closing agreement with any

Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents), surrender any right to claim a material Tax refund, change an annual accounting period for Tax purposes, or change any material accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business;

(xiv)        make any capital expenditures, other than (A) maintenance capital expenditures and required repairs, (B) capital expenditures for new restaurants under construction, capital expenditures for restaurants remodeled in the Ordinary Course of Business, or capital expenditures under leases entered into prior to date of this Agreement, in each case of clause (A) and clause (B), made in the Ordinary Course of Business;

(xv)        (A) terminate, amend, modify or waive material rights or claims under any Specified Contract or Franchise Agreement with a Specified Franchisee or of the type listed in Section 3.18(a)(i) of the Company Disclosure Letter or any Contract entered into on or after the date of this Agreement that would have been considered a Specified Contract or a Franchise Agreement with a Specified Franchisee or of the type listed in Section 3.18(a)(i) of the Company Disclosure Letter if it had been entered into prior to the date of this Agreement (“New Specified Contracts”) or (B) enter into (1) any New Specified Contract (other than in the Ordinary Course of Business with respect to any Franchise Agreement with a Specified Franchisee or of the type required to be listed in Section 3.18(a)(i) of the Company Disclosure Letter or any Contract of the types contemplated by clauses (i), (ii), (iii), (vii), or (xi) of Section 3.09(a)) (provided that in no event shall the Company or its Subsidiaries enter into any Contract containing Company Noncompete Restrictions or granting Exclusive Rights), (2) any Contract that provides for the lease, sublease or purchase of real property, other than real property relating to a restaurant in the Ordinary Course of Business, or (3) any New Specified Contract that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to or would give rise to any material rights (including termination rights) of such other party or parties in connection with the consummation of the Merger (including in combination with any other event or circumstance);

(xvi)        make any material change to the terms of the Company’s or any of its Subsidiaries’ policies or procedures with respect to its relationships with any of its Franchisees, including (A) any change to the terms of policies relating to Franchisee rent, royalty or other fees and charges, maintenance of Advertising Funds, (B) any new program or plan, or any modification to any existing program or plan providing any franchisee incentives or franchisee economic assistance or waiving of fees and charges due by Franchisees to the Company or any of its Subsidiaries or (C) requiring or issuing any system-wide or regional mandates relating to equipment, hardware or software (except for technical updates to existing mandates in the Ordinary Course of Business);

(xvii)        except as required by any Contract entered into, and made available to Parent, prior to the date of this Agreement, open any restaurant in a country where the Company or any Subsidiary does not currently have an owned or franchised restaurant or otherwise engage in any other operations in any country in which the Company or any Subsidiary does not currently conduct other operations;

(xviii)        commence any new line of business or new franchise system;

(xix)        unless required by applicable Law, reclassify any independent contractor as an employee of the Company or any of its Subsidiaries who would have an annual base salary exceeding $200,000;

(xx)        (A) fail to use commercially reasonable efforts to renew or maintain insurance policies maintained by the Company or any of its Subsidiaries or comparable replacement policies, other than in the Ordinary Course of Business, or (B) form any captive insurance company or program; or

(xxi)        authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (i) through (xx).

(c)        Control of the Company.  Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

(d)        Optional Consent Procedure.  Without limiting any other method of consent permitted by this Agreement, any written consent of Parent required under this Section 5.01 may be requested by email to all of the individuals set forth in Section 5.01(d) of the Company Disclosure Letter, and any of such individuals may grant the requested consent by e-mail. Parent shall use reasonable best efforts to respond as promptly as practicable to any such request.

(e)        Conduct of Business by Parent.  Except as expressly provided by this Agreement, required by any Law, Judgment or the terms of any Contract, or consented to by the Company, during the period from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not take any actions or omit to take any actions that, to the Knowledge of Parent, would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.02    Solicitation; Takeover Proposals; Change of Recommendation.

(a)        No Solicitation.

(i)        From the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 8.01, the Company shall not, and shall cause its controlled Affiliates and its and their directors and executive officers not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning the Company or any of its Subsidiaries related to, or to any person or group who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iv) approve, support, adopt, endorse or recommend any Takeover Proposal or any Acquisition Agreement with respect thereto, (v) otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations or (vi) resolve or agree to do any of the foregoing.

(ii)        Subject to Section 5.02(c), the Company shall, and shall cause its controlled Affiliates and its and their directors and executive officers to, and shall use its reasonable best efforts to cause its other Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person or group conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (B) immediately terminate access by any Third Party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (C) promptly (and in any event within 24 hours after the date of this Agreement) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve months immediately preceding the date of this Agreement in connection with any Takeover Proposal or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Takeover Proposal. Any violations of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by the Company.

(b)        Certain Definitions.

(i)        The term “Takeover Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent or Merger Sub), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by this Agreement, with a person or group relating to (x) the issuance to such person or group or acquisition by such person or group of at least 15% of the equity interests in the Company or (y) the acquisition by such person or group of at least 15% of the consolidated assets of the Company (including indirectly through ownership of equity in Subsidiaries of the Company) and the Subsidiaries of the Company, taken as a whole, pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction.

(ii)        Wherever the term “group” is used in this Section 5.02, it is used as defined in Rule 13d-3 under the Exchange Act.

(iii)        The term “Superior Proposal” means any bona fide, written Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) more than fifty percent (50%) of the outstanding shares of Company Common Stock or (b) more than fifty percent (50%) of the assets of the Company and its Subsidiaries, taken as a whole, in either case that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of this Agreement deemed relevant by the Company Board (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.02(h)).

(iv)        The term “Intervening Event” means a change, effect, event, occurrence or fact that materially affects the Company and its Subsidiaries, taken as a whole (other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by the Company and other than any Takeover Proposal) that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), which change, effect, event, occurrence or fact becomes known to the Company Board prior to obtaining the Shareholder Approval.

(c)        Response to Takeover Proposals.  Notwithstanding anything to the contrary contained in Section 5.02(a), if at any time following the execution and delivery of this Agreement and prior to obtaining the Shareholder Approval (i) the Company has received a bona fide, written Takeover Proposal from a third party that did not result from a breach of this Section 5.02, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and the failure to take the following actions is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with the person making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish information with respect to the Company and its Subsidiaries to such person pursuant to such Acceptable Confidentiality Agreement, provided, that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or its Subsidiaries to which any person is provided such access and which was not previously provided to Parent, or (B) engage in discussions or negotiations with the person making such Takeover Proposal and such person’s Representatives regarding such Takeover Proposal.

(d)        Notice to Parent of Takeover Proposals.  The Company shall promptly (and, in any event, within 24 hours) notify Parent in the event that the Company receives (or obtains Knowledge that any of its Representatives has received) any Takeover Proposal, or any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or any initial request for discussions or negotiations related to, any Takeover Proposal (including any material changes related to the foregoing), and in connection with such notice, provide the identity of the person or group making such Takeover Proposal or request (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement) and the material terms and conditions thereof (including copies of any written requests, proposals or offers, including proposed agreements (which in each case may be redacted if necessary to remove the identity of the person making such request, proposal or offer to comply with any confidentiality obligation in effect prior to the execution of this Agreement), and a description of any material oral terms and conditions); provided, that the Company and its Subsidiaries and their respective Representatives shall not engage in any substantive discussions or negotiations or provide any non-public information concerning the Company or any of its Subsidiaries unless and until such person’s identity has been disclosed to Parent and such redactions have been unredacted. Thereafter the Company shall keep Parent reasonably informed on a prompt (and, in any event, within 24 hours) basis of the status, details and terms (other than immaterial details and terms) of any such Takeover Proposal or request (including copies of any written requests, proposals, offers or agreements).

(e)        Prohibited Activities.  Subject in all cases to Section 5.02(f) and Section 5.02(g), neither the Company Board nor any committee thereof shall (i) withhold, withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or rescind (or modify in a manner adverse to Parent), the Recommendation, (ii) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (iii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 5.02(c) (an “Acquisition Agreement”) or (iv) publicly propose or announce an intention to take any of the foregoing actions (any action described in clauses (i), (ii) or (iv) being referred to as an “Adverse Recommendation Change”).

(f)        Intervening Event.  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Shareholder Approval, and subject to compliance with Section 5.02(h), the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g)        Superior Proposal.  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Shareholder Approval, if, in response to a bona fide written Takeover Proposal made after the execution and delivery of this Agreement and not withdrawn that did not result from a breach of this Section 5.02, the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that such Takeover Proposal constitutes a Superior Proposal, (i) subject to compliance with Section 5.02(h), the Company Board may make an Adverse Recommendation Change and/or (ii) the Company may terminate this Agreement pursuant to Section 8.01(f) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(f) unless the Company (A) has complied with its obligations under Section 5.02(h), (B) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.03(b) prior to or concurrently with such termination and (C) immediately following or concurrently with such termination, enters into a definitive Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

(h)        Certain Conditions.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make an Adverse Recommendation Change pursuant to Section 5.02(f) and Section 5.02(g) or terminate this Agreement pursuant to Section 8.01(f) unless:

(i)        the Company shall have provided to Parent prior written notice at least four business days in advance (the “Match Right Period” and, such notice, the “Match Right Notice”), advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal or details of such Intervening Event, as applicable); and

(ii)        during such Match Right Period, if requested by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent so that an Adverse

Recommendation Change would no longer be necessary or to cause such Takeover Proposal to no longer constitute a Superior Proposal, as applicable; and

(iii)        the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last business day of the Match Right Period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that, after giving effect to such Proposed Changed Terms, the failure to make the Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f), as applicable, would be reasonably likely to be inconsistent with its fiduciary obligations of the Company Board under applicable Law.

For the avoidance of doubt, any (1) material changes in the changes, effects, events, occurrences or facts relating to an Intervening Event, (2) material revisions to the terms of a Superior Proposal or (3) material revisions to a Takeover Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Intervening Event or Takeover Proposal, as applicable, and shall in each case require the Company to deliver to Parent a new Match Right Notice; provided that, in such event, each reference in this Section 5.02(h) to the Match Right Period shall be deemed to be a two business day period.

(i)        Standstills; Confidentiality Agreements.  Notwithstanding any provision of Section 5.02(e) to the contrary, the Company shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Shareholder Approval, the Company may grant a waiver or release under any standstill agreement if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. The Company shall provide written notice to Parent of any waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and circumstances relating thereto. Except for the waiver or release of standstill as contemplated by this Section 5.02(i), the Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.02.

(j)        Communications With Shareholders.  Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in the good faith determination of the Company Board after consultation with its outside legal counsel, the failure to make such disclosure would reasonably be expected to violate applicable Laws or (iii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) in which the Company indicates that it has not changed the Recommendation; provided, however, that clause (ii) shall not be deemed to permit the

Company Board to make an Adverse Recommendation Change or take any of the actions referred to in Section 5.02(e), Section 5.02(f) or Section 5.02(g) except, in each case, to the extent expressly permitted by Section 5.02(e), Section 5.02(f) or Section 5.02(g), respectively; provided, further, that nothing in this Section 5.02 shall prohibit the Company from contacting and engaging in any discussions with any person or group or their respective Representatives who has made a Takeover Proposal solely for the purpose of clarifying such Takeover Proposal and the terms thereof.

ARTICLE VI

Additional Agreements

Section 6.01    Preparation of the Proxy Statement; Shareholders’ Meeting.

(a)        Shareholders’ Meeting.  The Company shall, as promptly as reasonably practicable after the date hereof, duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company (the “Shareholders’ Meeting”) for the purpose of obtaining the Shareholder Approval as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the Company Board after consultation with Parent). Subject to the terms of this Agreement, the Company Board shall recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of this Agreement. At the Shareholders’ Meeting, Parent will cause all shares of Company Common Stock held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon to be voted in favor of the approval of the Merger and the adoption of this Agreement. The Company shall comply in all material respects with the MBCA, the Company Articles of Incorporation, the Company Bylaws, the Exchange Act and the rules and regulations of NASDAQ in connection with the Shareholders’ Meeting, including preparing and delivering the Proxy Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 6.01(b) below. Subject to the terms of this Agreement, unless there has been an Adverse Recommendation Change, the Company shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of the Merger and the adoption of this Agreement in compliance in all material respects with all applicable Laws and all rules of NASDAQ, and secure any other approval of shareholders of the Company that is required by applicable Law to effect the Merger. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement to its shareholders at the Shareholders’ Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven business days prior to the date of the Shareholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Shareholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) and a non-binding vote on executive compensation shall be the only matters (other than procedural matters) that the Company shall propose to be acted on by the shareholders of the Company at the Shareholders’ Meeting.

(b)        Preparation of Proxy Statement.  As promptly as reasonably practicable after the date hereof (and in any event within fifteen business days), the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement in form and substance reasonably satisfactory to each of the Company and

Parent relating to the Merger and the transactions contemplated hereby. Subject to the terms of this Agreement, the Proxy Statement shall reflect the Recommendation and shall include a description of the other Board Actions. The Company shall also include in the Proxy Statement, and represents that it will have obtained at the relevant time all necessary consents of the Company’s financial advisor to permit the Company to include in the Proxy Statement, in its entirety, the Fairness Opinion, together with a summary thereof. Parent shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act or as reasonably requested by the Company. The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company’s shareholders in accordance with Section 6.01(a). Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps reasonably necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and the Company and Parent shall cooperate in filing with the SEC or its staff, and, if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Proxy Statement shall comply in all material respects with all applicable requirements of Law.

Section 6.02    Access to Information; Confidentiality.  The Company shall, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees and Representatives of the Company to whom Parent requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all financial, operating and other data and information concerning its and its Subsidiaries’ business, properties and personnel that are in the possession, custody or control of the Company as Parent through its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives may reasonably request (it being agreed, however, that the foregoing shall not permit Parent or any such Representatives to conduct any Phase II environmental assessment). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party (provided that the Company shall in such event use reasonable best efforts to avoid such constraints on disclosure, including entering into a joint defense agreement in customary form). No investigation or access permitted, or knowledge obtained, pursuant to this Section 6.02 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such investigation, access or knowledge be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement. Except for disclosures expressly permitted by the Confidentiality Agreement, Parent shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to keep confidential and not disclose, all Confidential Information (as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives.

Section 6.03    Reasonable Best Efforts; Approvals; Transaction Litigation.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any third party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and, if and to the extent determined to be applicable to the Merger, the competition, merger control, antitrust, foreign investment or similar Law of any jurisdiction (collectively, the “Non-U.S. Merger Control Laws”)) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation in connection with the transactions contemplated by this Agreement by any Governmental Authority; (ii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; and (iii) defend or contest any claim, suit, action or other proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement. Parent shall pay all filing fees and other charges for the filings under the HSR Act and each Non-U.S. Merger Control Law.

(b)        Notwithstanding anything to the contrary in this Agreement, no Party shall be required, nor shall the Company or any of its Subsidiaries be permitted, to (x) undertake any efforts, or to take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would be reasonably likely to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (y) take or agree to take any action with respect to the business or operations of Parent or its Affiliates (other than the Company and its Subsidiaries after the Closing, subject to the other limitations herein), or (z) take or agree to take any action with respect to its business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any Non-U.S. Merger Control Law or approvals from any other Governmental Authorities, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

(c)        In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable after the date of this Agreement and in any event no later than ten business days after the date of this Agreement, (ii) use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(d)        Subject to applicable Laws and the instructions of any Governmental Authority and subject to the Confidentiality Agreement, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep the other apprised on a reasonably timely basis of any material communications, and provide copies thereof in the case of any such written communications, received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated hereby. Subject to reasonable limitations limiting access to outside counsel and subject to the Confidentiality Agreement, the Company and Parent each shall, upon request by the other, consult with the other regarding all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein (including Section 6.03(e)), Parent shall, following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to gain regulatory clearance either before any Governmental Authority or in any action brought to enjoin the transactions contemplated hereby pursuant to the HSR Act.

(e)        Except as expressly set forth in Section 6.03(d) and this Section 6.03(e), the Company shall control the defense or settlement of any Action against the Company, any of its Subsidiaries or any of its or their respective Representatives relating to this Agreement or the transactions contemplated hereby. Each of Parent and the Company shall promptly advise the other of any material developments regarding, and the Company shall reasonably cooperate with Parent in connection with, and shall reasonably consult with and permit Parent and its Representatives to participate (at Parent’s expense) in, the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise, settle or come to a settlement arrangement regarding any Transaction Litigation unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld, conditioned or delayed. “Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental

Authority or any private party relating to, arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated hereby.

(f)        Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

(g)        From and after the date hereof until the Effective Time, Parent and Merger Sub shall take all actions necessary or desirable to cause the representation and warranty set forth in Section 4.04 to be true, correct and complete as of the Closing.

Section 6.04    State Takeover Statutes. Subject to the accuracy of Parent’s representations in Section 4.08, if any Takeover Statute becomes or is deemed to be applicable to the Company, Parent or Merger Sub, or the Merger, or any other transaction contemplated by this Agreement, then the Company, the Company Board and an appropriate committee thereof, as applicable, shall to the extent permitted by applicable Law, (a) grant all approvals and take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and (b) otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Statute on this Agreement, the Merger and the other transactions contemplated hereby. No Adverse Recommendation Change shall change the approval of the Company Board or the appropriate committee thereof for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

Section 6.05    Benefit Plans.

(a)        From and after the Effective Time,  Parent shall cause its Subsidiaries (including the Surviving Corporation) to honor all Company Benefit Plans, including all employment agreements with executives of the Company, in accordance with their terms as in effect immediately before the Effective Time, except as otherwise specifically provided herein. For the period commencing at the Effective Time and ending on December 31, 2018 (or, if shorter, during the period of continued employment of the relevant employee), Parent shall cause its Subsidiaries to provide to each individual who is employed by the Company or any of its Subsidiaries immediately before the Effective Time who continues employment with Subsidiaries of Parent immediately following the Effective Time (each, a “Company Employee”) (i) base compensation and cash incentive opportunities that are substantially comparable in the aggregate to what was provided to the Company Employee as of immediately prior to the Effective Time, and (ii) all other compensation and employee benefits that are substantially comparable in the aggregate to those provided to the Company Employee as of immediately prior to the Effective Time (excluding all equity-based compensation); provided that Parent shall cause its Subsidiaries (including the Surviving Corporation) to honor, without any adverse modification, the benefits specifically listed on Section 6.05(a) of the Company Disclosure Letter for the period commencing at the Effective Time and ending on the date that is one year following the Effective Time (or, if shorter, during the period of continued employment of the relevant employee).

(b)        Parent shall use commercially reasonable efforts to give each Company Employee credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation, or any of their Subsidiaries, including any such plans providing vacation, sick pay, other paid time off, severance pay and benefits, and retirement benefits maintained by Parent or its Subsidiaries in which such Company Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation or sick leave or other paid time off entitlement (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits), to the extent past service was recognized for such Company Employees under the comparable Company Benefit Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 6.05 shall be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan or any grandfather or frozen plan Parent benefit plan.

(c)        In the event of any change in the welfare benefits provided to Company Employees following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible dependents) under any welfare benefit plans in which Company Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Company Employee (or his or her eligible dependents) with any payments made that accumulated towards all deductibles and out-of-pocket maximums paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d)        If requested by Parent in writing within thirty business days prior to the Effective Time, effective as of, and contingent upon, the Closing Date, the Company shall adopt such resolutions and/or amendments to terminate each Company Benefit Plan listed in Section 6.05(d) of the Company Disclosure Letter (each, a “Terminated Plan”). The Company shall provide Parent with a copy of the resolutions and/or plan amendments (the form and substance of which shall be subject to review and approval by Parent) evidencing that each Terminated Plan has been terminated.

(e)        The Parties acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates or to employment or continued employment or to a particular term or condition of employment with Parent or any of its Subsidiaries, or any of their respective Affiliates, (ii) shall be treated as an amendment or other modification of any employee benefit plan, or (iii) shall limit the right of Parent or its Subsidiaries to (A) amend, terminate or otherwise modify any employee benefit plan of Parent or its Subsidiaries following the Effective Time or (B) terminate the employment or service of any employee or other service-provider following the Effective Time at any time and for any or no reason. For the avoidance of doubt, the foregoing clause (iii)(A) does not relieve Parent of any obligations it may have under Section 6.05(a) through (c).

Section 6.06    Indemnification, Exculpation and Insurance.

(a)        Prior to the Closing, Parent and the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six year period following Effective Time and at a price not to exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, which amount is set forth on Section 6.06(a) of the Company Disclosure Letter (the “Current Premium”). If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 6.06(a), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If the Company fails to purchase such “tail” or “runoff” policy prior to the Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain an officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six years after the Effective Time; provided further, that in satisfying its obligation under this Section 6.06(a)(ii), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the Current Premium and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.

(b)        From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) made available to Parent; and (ii) any indemnification provision and any exculpation provision set forth in the Company Articles of Incorporation or the Company Bylaws or similar governing documents of any Subsidiary of the Company as in effect on the date of this Agreement, in each case, to the fullest extent permitted under applicable Law. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the articles of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c)        Except as otherwise required by applicable Law, from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party in respect of acts or omissions in their capacity as a director or officer of the Company or its Subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of the Company or any of its Subsidiaries, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by applicable Law or provided under the articles of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending Litigation to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer, director, employee, fiduciary or agent of another enterprise (including any Litigation arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions contemplated hereby), to the fullest extent permitted by applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Litigations, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within thirty calendar days of receipt by Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party provides a written affirmation of such Indemnified Party’s good faith belief that he or she has met all applicable standards of conduct applicable to indemnification and an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 6.06(c) or otherwise.

(d)        If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.06.

(e)        Notwithstanding anything herein to the contrary, if an Indemnified Party is or has been a party to or is or has been otherwise involved (including as a witness) in any Litigation (whether arising before, at or after the Effective Time) on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.06 shall continue in effect until the final disposition of such Litigation.

(f)        The provisions of this Section 6.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise.

Section 6.07        Public Announcements.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of NASDAQ or any other national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 5.02. The Parties agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties. Prior to making any written communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication. Notwithstanding the foregoing, this Section 6.07 shall not apply to any communication (a) that is consistent with the initial press release and the terms of this Agreement and does not contain any information relating to the Company, Parent or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.07, (b) is made in the Ordinary Course of Business and does not primarily relate to this Agreement or the transactions contemplated hereby or (c) with respect to any Adverse Recommendation Change or announcement made with respect to any Takeover Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the Parties regarding this Agreement or the transactions contemplated hereby.

Section 6.08    Financing.

(a)        Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken by their Representatives, all actions and to do, or cause to be done by their Representatives, all things necessary to obtain the Financing on the terms and subject to the conditions described in the Financing Letters, and, without the consent of the Company, will not consent to any amendment or modification to be made to, or any waiver of any provision or remedy under, or any assignment of the obligations of the other parties thereto under (i) the Equity Commitment Letter whatsoever (except to increase the amount of the Equity Financing) or (ii) the Debt Commitment Letter, in the case of this clause (ii), solely to the extent such amendment, modification, waiver or assignment would (A) reduce the aggregate principal amount of the Debt Financing (unless the Equity Financing is increased by a corresponding amount or Parent otherwise has immediately available cash and cash equivalents on hand in an amount at least equal to such reduction), (B) expand or impose new or additional conditions, or otherwise expand or adversely amend or modify any of the conditions, to the receipt of the Financing, or (C) otherwise reasonably be expected to (1) materially delay or prevent the consummation of the transactions contemplated by this Agreement, including the Closing, (2) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur at the Effective Time or (3) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto (such definitive agreements, together with the Debt Commitment Letter, the “Debt Financing Agreements” and, together with the Equity Financing Agreements (as defined below), the “Financing Agreements”) (clauses

(A) through (C), collectively, the “Consent Requirements”). Subject to the foregoing, Parent and Merger Sub may (I) consent to the assignment of the commitments of any lender under the Debt Commitment Letter, and to amend the Debt Commitment Letter solely to add or replace any lender under the Debt Commitment Letter with other lenders, arrangers, bookrunners, agents, syndication agents, documentation agents or similar entities and (II) amend or otherwise modify the Debt Commitment Letter solely to implement any flex provisions set forth in the Fee Letters. In the event of any such assignment, amendment or modification of the Debt Commitment Letter as permitted by the immediately preceding sentence, the financing under such assigned, amended or modified Debt Commitment Letter will be deemed to be “Debt Financing” as such term is used in this Agreement.

(b)        Parent and Merger Sub shall use their reasonable best efforts, and shall use their reasonable best efforts to cause their Representatives, to (i) maintain in effect the Financing Letters (including any definitive agreements entered into in connection therewith) until the earliest of the consummation of the transactions contemplated by this Agreement, the termination of this Agreement or the time at which any Alternative Financing is available, (ii) satisfy on a timely basis all conditions in the Financing Agreements applicable to Parent and Merger Sub (and that are within their control) to obtaining the Financing, (iii) negotiate and enter into definitive agreements with respect to the Equity Financing on terms and conditions contained in the Equity Commitment Letter (such definitive agreements, together with the Equity Commitment Letter, the “Equity Financing Agreements”) and definitive agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter (as modified, to the extent exercised, by the flex provisions set forth in the Fee Letters) or on other terms acceptable to Parent that would not result in the Consent Requirements being applicable, (iv) consummate the Financing at or prior to the Closing (which efforts shall include, making demand upon the lenders and the Equity Investor to consummate the Financing to the extent the conditions thereto have been satisfied (other than those which are dependent upon, or are to occur simultaneously with, the funding of the Financing), and (v) using cash or cash equivalents on hand and/or amounts available under other existing credit facilities to fund the portion of the Merger Consideration not funded by the Financing (if necessary).

(c)        At the Company’s request, Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing (or any Alternative Financing in accordance with this Section 6.08), including providing prompt written notice of any actual or threatened breach or default by any party to any Financing Agreement and the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened breach, default, termination or repudiation by any party to any Financing Agreement of any provision thereof. If any portion of the Financing becomes reasonably likely to be unavailable on the material terms and conditions contemplated by the applicable Financing Agreements (in the case of the Debt Financing Agreements, giving effect to, to the extent exercised, the flex provisions set forth in the Fee Letters), (1) Parent will promptly (and in any event, within two business days) notify the Company, provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that (x) is subject to attorney-client or similar privilege if Parent or Merger Sub shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege (including entering into a joint defense agreement in customary form), or (y) would contravene any Law, and (2) Parent will use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement (it being understood that Parent shall have no obligation to accept any terms or conditions that are materially less favorable, taken as a whole, to Parent, Merger Sub and the Company than the terms and conditions set forth in the applicable Financing Agreements) (“Alternative Financing”) as promptly as reasonably practicable following the occurrence of such event. For purposes of this Agreement, (x) the terms “Financing”, “Debt Financing” and/or “Equity Financing” (as the case may be) as used in this Agreement will be deemed to include any such Alternative Financing, (y) the term “Debt Commitment Letter” and/or “Equity Commitment Letter” (as the case may be) will be deemed to include any commitment letters with respect to any such Alternative Financing and (z) the term “Financing Agreements”, “Debt Financing Agreements” and/or “Equity Financing Agreements” (as the case may be) will be deemed to include any definitive agreement with respect to the Alternative Financing.

(d)        Notwithstanding anything contained herein to the contrary, compliance by Parent and Merger Sub with this Section 6.08 shall not relieve Parent or Merger Sub of their obligations to consummate the Transactions whether or not the Financing or the Alternative Financing is available.

Section 6.09    Financing Cooperation.

(a)        The Company and its Subsidiaries shall use reasonable best efforts to provide, and cause their respective Representatives to provide, all cooperation that is reasonably necessary, customary or advisable and reasonably requested by Parent to assist Parent in connection with the consummation, arrangement, marketing and syndication of the Debt Financing or any replacement, amended, modified or alternative financing permitted by this Agreement (collectively with the Debt Financing, the “Available Financing”) (it being understood that the receipt of such financing is not a condition to the Merger); provided, however, that nothing in this Section 6.09 shall require such cooperation or other action on the part of the Company, its Subsidiaries or their respective Representatives to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries or (B) require the Company, any of its Subsidiaries or any of their respective Representatives to enter into any agreement, take any corporate action or otherwise agree to pay any fees, reimburse any expenses or otherwise incur any liability (other than out-of-pocket expenses that shall be subject to reimbursement by Parent as set forth below) or give any indemnities prior to the Effective Time. Subject to the foregoing proviso, cooperation shall include using reasonable best efforts to (i) prepare and furnish the Required Information, (ii) make available financial information and data derived from the historical books and records of the Company and its Subsidiaries that is (x) required to permit Parent to prepare the pro forma financial statements contemplated by paragraph 8 of Exhibit D of the Debt Commitment Letter as in effect as of the date hereof (provided that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the transactions contemplated hereby for use in connection with the offering of the Available Financing, it being understood that the Company shall cooperate with Parent in the preparation of such pro forma information to the extent its cooperation relates to financial information and data derived from the Company’s historical books and records) or (y) pertinent and customary financial and other information (other than pro forma financial statements) as Parent shall reasonably request of the type and form that are customarily included in private placements of non-convertible debt securities pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the

Securities Act, (iii) participate, in each case upon reasonable notice, at agreed times and places, in a reasonable number of meetings (including one-on-one meetings or conference calls) with parties acting as agents or arrangers for, and prospective lenders of, the Available Financing for the transactions contemplated by this Agreement, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and to reasonably cooperate with the marketing or solicitation efforts of Parent and Merger Sub and their financing sources, in each case as reasonably requested by Parent and Merger Sub and reasonably required in connection with the Available Financing, (iv) as reasonably requested by Parent, assist Parent with the preparation of customary materials for rating agency presentations, marketing materials, offering memoranda and bank information memoranda (including with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein), lender presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing, (v) reasonably facilitate the pledging of collateral, provided that no such pledging or related documents or agreements shall be effective prior to the Effective Time, (vi) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Financing (provided that no such action shall be required of the Company Board prior to the Effective Time), (vii) furnish Parent and any lenders involved with the Available Financing, with all documentation and other information required by any Governmental Authority with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations, (vii) assist in the preparation and execution of any customary credit agreements (or amendments thereto), pledge and security documents, guarantees, indentures, contribution agreements, management and services agreements, purchase agreements, and other customary definitive documentation relating to the Available Financing and (ix) in the case of the Required Information delivered in connection with the offering of any debt securities as part of the Available Financing contained in the offering memorandum and any marketing materials utilized as part of the portion of the Available Financing constituting debt securities, assist Parent and Merger Sub in obtaining customary comfort letters (including customary “negative assurance” comfort) from the Company’s independent accountants and confirmation that such accountants are prepared to issue the agreed upon form of comfort letters (by delivering drafts thereof) when customarily required to be delivered during the Marketing Period.

(b)        Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.09 that would (i) contravene any applicable Law or require the Company or any of its Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege), (ii) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other fee or incur any other expense (except to the extent Parent will promptly reimburse such expense), liability or obligation in connection with the Available Financing prior to the Closing, (iv) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) require the Company, its Subsidiaries or any persons who are directors of the Company or its Subsidiaries to pass any resolution or consent to approve or authorize the execution of the Available Financing, (vi) require the Company, its Subsidiaries or any persons who are officers of the Company or its Subsidiaries to execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (provided that in no event shall this Section 6.09 require the Company or any of its Subsidiaries to cause any officer of the Company or any of its Subsidiaries that is not continuing in such capacity after the Closing to execute any certificate, document, instrument or agreement), or (vii) interfere in any material respect with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.09 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to any of the Available Financing. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Available Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(c)        Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financing statements in the Ordinary Course of Business) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with such financing or pursuant to this Section 6.09. In addition, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Available Financing, and any information used in connection therewith, except with respect to (x) any information provided by the Company or any of its Subsidiaries pursuant to this Section 6.09 containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) any fraud or intentional misrepresentation or willful misconduct by any such persons.

(d)        All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Sub, or any of their respective Representatives pursuant to this Section 6.09 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding the foregoing or anything to the contrary contained herein or in the Confidentiality Agreement, Parent and the Company, as the parties to the Confidentiality Agreement, hereby agree that the sharing of such confidential information with, and the use of such information by, the Debt Financing Sources shall be permitted subject to the terms set forth in the Debt Commitment Letter so long as such information is disclosed subject to customary confidentiality arrangements.

(e)        The Company and its Subsidiaries shall use reasonable best efforts to deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Existing Credit Agreement, the repayment in full (or, in the case of letters of credit, the cash collateralization) on the Closing Date of all obligations in respect of the Indebtedness thereunder, and the release on the Closing Date of any Liens (other than in respect of any such cash collateralization) securing such Indebtedness and guarantees of such Indebtedness. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent prior to the Closing an executed payoff letter with respect to the Existing Credit Agreement (the “Payoff

Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (other than in respect of any such cash collateralization), if any, securing such Indebtedness and guarantees, if any, of such Indebtedness shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. The obligations of the Company pursuant to this Section 6.09(e) shall be subject to Parent and/or Merger Sub providing or causing to be provided all funds required to effect all such repayments at or prior to the Effective Time.

Section 6.10        Rule 16b-3 Matters.    The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE VII

Conditions Precedent

Section 7.01        Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)        Shareholder Approval.    The Shareholder Approval shall have been obtained.

(b)        Regulatory Approvals.    The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

(c)        No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or Judgment issued by any court of competent jurisdiction or Law (collectively, “Restraints”) shall be in effect restraining, enjoining or otherwise preventing or prohibiting the consummation of the Merger.

Section 7.02    Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.    (i) The representation and warranty of the Company set forth in Section 3.07(a) shall be true and correct in all respects as of the date of this Agreement, (ii) the representations and warranties of the Company set forth in Section 3.04(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representations and warranties of the Company set forth in Section 3.03 shall be true and correct, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (iv) for such failures to be true and correct that (alone or in the aggregate with all such other failures of representations and warranties of the Company under this Agreement to be true and correct) have not had a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(b)      Performance of the Obligations of the Company.    The Company shall have performed and complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)        Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred and be continuing any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(d)        Officer’s Certificate.    The Company shall have delivered to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) above have been satisfied.

Section 7.03    Conditions to Company’s Obligations to Effect the Merger.    The obligations of the Company to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.02 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (ii) for such failures to be true and correct that (alone or in the aggregate with all such other failures of representations and warranties of Parent and Merger Sub under this Agreement to be true and correct) have not had a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(b)        Performance of the Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed and complied in all material respects with their obligations required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)        Officer’s Certificate.    Parent and Merger Sub shall have delivered to the Company a certificate executed on behalf of Parent and Merger Sub by an officer of each of

Parent and Merger Sub certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) above have been satisfied.

Section 7.04        Frustration of Closing Conditions.    Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was principally caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was principally caused by its failure to perform any of its obligations under this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01        Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a)        by mutual written consent of Parent and the Company;

(b)        by either of Parent or the Company:

(i)        if the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on May 29, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of this Section 8.01(b)(i)); provided, further, that if the Marketing Period has not expired by the Outside Date, then either Party may elect to extend the Outside Date until 5:00 p.m. (New York City time) on June 26, 2018 by delivery of written notice of such extension to the other party prior to the Outside Date;

(ii)        if any Restraint that shall be in effect enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any Party unless such Party shall have complied with its obligations under Section 6.03 in connection with seeking to prevent, oppose or remove such Restraint; or

(iii)        if a Shareholders’ Meeting is duly convened and the Shareholder Approval is not obtained by reason of the failure to obtain the required vote upon a final vote taken at the Shareholders’ Meeting (or at any adjournment or postponement thereof at which such vote was taken);

(c)        by Parent, if there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 7.02(a) or Section 7.02(b), and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within the earlier of (1) thirty calendar days following Parent’s delivery of written notice to the Company of such breach and (2) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this

Section 8.01(c) if there shall then be any material breach or inaccuracy in any of Parent’s representations, warranties, covenants or agreements hereunder;

(d)        by the Company, if there shall be any breach or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in this Agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of the conditions set forth in Section 7.03(a) or Section 7.03(b), and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within the earlier of (1) thirty days following the Company’s delivery of written notice to Parent of such breach and (2) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if there shall then be any material breach or inaccuracy in any of the Company’s representations, warranties, covenants or agreements hereunder;

(e)        by Parent, in the event that any of the following shall have occurred: (i) an Adverse Recommendation Change, (ii) the Company failed to include in the Proxy Statement when mailed, the Recommendation, (iii) if, following the public disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (iv) below), the Company Board shall have failed to reaffirm publicly the Recommendation within ten business days after Parent requests in writing that the Recommendation under such circumstances be reaffirmed publicly, or (iv) a tender or exchange offer relating to securities of the Company shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company shall not have announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Shareholder Approval shall have been obtained;

(f)        by the Company, in accordance with Section 5.02(g) in order to accept a Superior Proposal that did not result from a breach of Section 5.02 and enter into the Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Company Termination Fee pursuant to Section 8.03(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 8.01(f); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Shareholder Approval shall have been obtained; or

(g)        by the Company, if after three business days following the completion of the Marketing Period (i) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing but which are then capable of being satisfied at the Closing on such date) have been satisfied, (ii) the Company confirmed to Parent in writing that all conditions set forth in Section 7.03 have been satisfied (or that it is willing to waive (to the extent permitted by Law) any unsatisfied conditions set forth in Section 7.03) and that it stands and will stand ready, willing and able to consummate the Merger at such time, (iii) Parent and Merger Sub failed to consummate the Merger by the time set forth in Section 1.02, (iv) the Company shall have given Parent written notice at least fifteen calendar days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(g) and the basis for such termination and (v) the Closing shall not have been consummated by the end of such fifteen calendar day period.

Any proper termination of this Agreement pursuant to this Section 8.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 8.02    Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the Confidentiality Agreement, the last sentence of Section 6.02, Section 6.09(c), this Article VIII, Article IX and Article X, which shall survive such termination; provided, however, that subject to the limitations set forth in Section 8.03 (including the limitations on liability contained therein), Section 10.10 and Section 10.11, nothing herein shall relieve any Party from liability for any intentional and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 8.03    Termination Fees.

(a)        If this Agreement is terminated by Parent pursuant to Section 8.01(e) or is terminated by the Parent or the Company pursuant to Section 8.01(b)(iii) if, at the time of such termination, Parent would have been entitled to terminate this Agreement pursuant to Section 8.01(e), then the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds within two business days following the date of such termination of this Agreement, in consideration for the disposition of Parent’s rights under this Agreement.

(b)        If this Agreement is terminated by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement, in consideration for the disposition of Parent’s rights under this Agreement.

(c)        If (i) after the execution and delivery of this Agreement, a Takeover Proposal shall have been made to the Company Board or become publicly known prior to the termination of this Agreement and not withdrawn, (ii) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (B) by Parent pursuant to Section 8.01(c) and (iii) within 12 months after such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Takeover Proposal (regardless of when made), or consummates any Takeover Proposal (regardless of when made), then, in any such case, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds on the date such transaction is consummated, in consideration for the disposition of Parent’s and Parent’s rights under this Agreement. Solely for purposes of this Section 8.03(c)(iii), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(b)(i), except that all references to at least 15% therein shall be deemed to be references to “more than 50%”.

(d)        In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.01(g) or (ii) the Company or Parent pursuant to Section 8.01(b)(i) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.01(g) (without giving effect to clauses (iv) and (v) specified in Section 8.01(g)), Parent shall pay or cause to be paid to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company within five business days of such termination.

(e)        Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent fails promptly to pay any amount due pursuant to Section 8.03, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in an award against the Company or Parent for such amount, the Company shall pay to Parent (or its designee) Parent’s and Merger Sub’s, or Parent shall pay to the Company the Company’s, reasonable and documented costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. In no event shall the Company or Parent be required to pay any termination amount on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x)(A) if Parent (or its designee) receives the Company Termination Fee from the Company pursuant to Section 8.03, then any such payment shall be the sole and exclusive remedy of Parent, any of its Subsidiaries, and any of their respective former, current or future officers, employees, directors, partners, equityholders, managers, members, attorneys, agents, advisors or other Representatives or any of the Financing Sources (the “Parent Related Parties”) against the Company and its Subsidiaries and any of their respective former, current or future officers, employees, directors, partners, equityholders, managers, members, attorneys, agents, advisors or other Representatives (the “Company Related Parties”), and none of the Company Related Parties shall have any further liability or obligation, whether in law, equity, contract, tort or otherwise, relating to or arising out of this Agreement or the transactions contemplated hereby, (B) if the Company receives the Parent Termination Fee from Parent pursuant to Section 8.03, then, without limiting Section 10.11(b), any such payment shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties and none of the Parent Related Parties shall have any further liability or obligation, whether in law, equity, contract, tort or otherwise, relating to or arising out of this Agreement, the Financing Letters or the transactions contemplated hereby or thereby (including in connection with any breach of, or default under, this Agreement or the Financing Letters), or (y)(A) if Parent (or its designee) receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent (or its designee) is entitled to receive the Company Termination Fee under Section 8.03, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent (or its designee) in respect of any such breaches of this Agreement, and (B) if the Company receives any payments from Parent in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 8.03, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent to the Company in respect of any such breaches of this Agreement.

(f)        The Parent Termination Fee and the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company Related Parties or the Parent Related Parties, as the case may be, in connection with this Agreement and the Financing Letters (and the termination of any of the foregoing), the transactions contemplated hereby or thereby (and the abandonment thereof) or any matter forming the basis for such termination (or for any breach or failure to perform hereunder, thereunder or otherwise (in each case, whether willfully, intentionally, unintentionally or otherwise)) and the Company Related Parties and the Parent Related Parties shall not have any further liability, whether pursuant to a claim in contract or tort, at law or in equity or otherwise, to the Parent Related Parties or the Company Related Parties, as the case may be, under this Agreement or the Financing Letters (and the termination of any of the foregoing), the transactions contemplated hereby or thereby (and the abandonment thereof) or any matter forming the basis for such termination (or for any breach or failure to perform hereunder, thereunder or otherwise (in each case, whether willfully, intentionally, unintentionally or otherwise)).

Section 8.04    Amendment.  This Agreement may be amended by the Parties at any time before or after the Closing shall have occurred or receipt of the Shareholder Approval; provided, however, that after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. In the event that any Party seeks an amendment to or waiver of clause (x)(B) of the third sentence of Section 8.03(e) (Termination Fees), this Section 8.04 (Amendment), Section 10.04 (Entire Agreement), Section 10.05 (No Third-Party Beneficiaries), Section 10.06 (Assignment), Section 10.07 (GOVERNING LAW), Section 10.08 (Jurisdiction; Service of Process), Section 10.09 (WAIVER OF JURY TRIAL) and Section 10.11 (Non-Recourse to Non-Parties) that is materially adverse to any Financing Source, the prior written consent of each such party shall be required before any such amendment or waiver may become effective.

Section 8.05    Extension; Waiver.  At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to the proviso to the first sentence of Section 8.04 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

Interpretation

Section 9.01    Certain Definitions.  For purposes of this Agreement:

(a)        an “Acceptable Confidentiality Agreement”  means a confidentiality agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement (x) shall expressly not prohibit compliance by the Company with any provision of this Agreement and (y) need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Takeover Proposal, acquiring the Company or taking any other similar action.

(b)        an “Affiliate”  of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(c)        “beneficial ownership”  (and its correlative terms) has the meaning provided in Rule 13d-3 under the Exchange Act.

(d)        “business day”  means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the Minneapolis, Minnesota, Atlanta, Georgia or New York, New York.

(e)        “Company Disclosure Letter”  means the letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement.

(f)        “Company Executive Team”  means, collectively, all employees of the Company with a title of vice president or higher.

(g)        “Company Intellectual Property”  means (i) all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries (“Owned Intellectual Property”) and (ii) all Intellectual Property used or licensed for use by the Company or any of its Subsidiaries in the conduct of their respective businesses.

(h)        “Company Termination Fee”  means $74 million.

(i)        “Compliant”  means, with respect to the Required Information, that (a) such Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, in light of the circumstances under which the statements contained in such Required Information were made, (b) in the case of the Required Information delivered in connection with the offering of any debt securities as part of the Available Financing is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of such debt securities), and (c) the Company’s independent accountants shall not have withdrawn their audit opinion with respect to any annual audited financial statements contained in the Required Information.

(j)        “Confidentiality Agreement”  means that certain Mutual Non-Disclosure Agreement, dated as of April 18, 2017, by and between ARG Holding Corporation and the Company.

(k)        “Contract”  means any written contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement, with respect to which there are continuing rights, liabilities or obligations (other than immaterial rights, liabilities or obligations of the type that customarily survive termination of a Contract).

(l)        “Debt Financing Source”  means, in its capacity as such, any lender, purchaser, noteholder or other debt financing source (including each agent and each arranger) providing a commitment pursuant to the Debt Commitment Letter or any Financing Agreement (or any other commitment letter or definitive agreement in connection with any Alternative Financing) and their respective former, current and future Affiliates, and such lender’s, purchaser’s, noteholder’s or other debt financing source’s (and their respective Affiliates’) former, current and future equityholders, members, partners, or Representatives and any heirs, executors, successors and assigns of any of the foregoing. For purposes of the foregoing, Debt Financing Sources shall be deemed not to include Parent, Merger Sub or their respective Subsidiaries, or their Representatives (in their capacities as such).

(m)        “Equity Financing Source”  means, in its capacity as such, each of the Equity Investor and any other equity financing source providing any commitment letter or definitive agreement to provide equity financing in connection with the transactions contemplated by this Agreement and their respective former, current and future Affiliates, and the Equity Investor’s or other equity financing source’s (and their respective Affiliates’) former, current and future equityholders, members, partners, or Representatives and any heirs, executors, successors and assigns of any of the foregoing. For purposes of the foregoing, Equity Financing Sources shall be deemed not to include Parent, Merger Sub or their respective Subsidiaries, or their Representatives (in their capacities as such).

(n)    “Existing Credit Agreement”  means that certain Credit Agreement, dated as of October 6, 2016, by and among the Company, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, in each case, as amended by all amendments, modifications and supplements thereto.

(o)        “Financing Sources”  means the Debt Financing Sources and Equity Financing Source.

(p)        “Knowledge”  means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 9.01(p) of the Company Disclosure Letter, in each case, after reasonable inquiry and investigation, and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the officers of Parent or Merger Sub, in each case, after reasonable inquiry and investigation.

(q)        “Marketing Period”  means the first period of at least fifteen consecutive business days after the date of this Agreement, commencing upon receipt of the Required Information and such Required Information is Compliant; provided that the Marketing Period shall be deemed not to have commenced if (i) the conditions set forth in Section 7.01(b) and Section 7.01(c) shall not have been satisfied, (ii) on or prior to the completion of any such fifteen consecutive business day period, (A) the Company’s independent accountant shall have withdrawn its audit opinion with respect to any annual audited financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence, at the earliest, unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company and its Subsidiaries for the applicable periods by the independent accountant or another independent public accounting firm of international standing; (B) the Company shall have indicated its intent to restate any financial statements included in the Required Information, in which case the Required Information shall only be deemed as received for purposes of the “Marketing Period” on the date (if any) that (1) such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or (2) the Company has provided written notice to Parent that it has concluded that no restatement shall be required in accordance with GAAP; (C) the Company shall have failed to timely file any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until any such delinquent report has been filed; or (D) the Required Information ceases to be Compliant or would be required to be updated in order to be Compliant on any day during such fifteen consecutive business day period, in which case the Marketing Period shall not be deemed to commence until the receipt of Parent of such Compliant updated Required Information; provided further that the Marketing Period shall have either ended on or prior to December 21, 2017 or, if the Marketing Period has not ended on or prior to December 21, 2017, then such period shall commence no earlier than January 2, 2018. Notwithstanding the foregoing, (x) the Marketing Period will be deemed to be completed upon the consummation of the Debt Financing (or any Alternative Financing), (y) if the Company reasonably believes in good faith that the Required Information has been delivered to Parent and is Compliant or that the Marketing Period has been completed, it may deliver to Parent a written notice to that effect (stating when the Company believes it completed any such delivery or when the Marketing Period was completed, as applicable), in which case the Required Information shall be deemed to have been so delivered and to be Compliant or the Marketing Period shall be deemed to have been so completed, as applicable; unless Parent in good faith reasonably believes the Seller has not completed delivery of such Required Information, that such Required Information is not Compliant, that such delivery was completed on a different date, or that the Marketing Period has not been completed and within three business days after its receipt of such notice by the Company, delivers a written notice to Parent to that effect (stating with specificity which Required Information has not been delivered or is not Compliant or why the Marketing Period has not been completed, as applicable), and (z) for the avoidance of doubt, the occurrence or non-occurrence of any of the circumstances in the foregoing clauses (x) and (y) shall not delay or prevent any earlier completion of the Marketing Period that might otherwise occur; provided that, for the avoidance of doubt, the Marketing Period shall not be deemed completed prior to the date on which the latest financial statements required by the definition of Required Information have been provided and are Compliant unless the Debt Financing (or any Alternative Financing) has been consummated prior to such time.

(r)        “Material Adverse Effect”  means any change, effect, event, occurrence or fact that individually or in the aggregate with all other changes, effects, events, occurrences or facts (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially impede or materially delay the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the ability of the Company to perform its obligations under this Agreement; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: any change, effect, event, occurrence or fact that arises out of or results from (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which the Company and its Subsidiaries primarily operate, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that, subject to the other limitations in this proviso, the underlying facts giving rise or contributing to such failure or change may constitute, or be taken into account in determining whether there has been, a Material Adverse Effect), (vii) the taking or not taking of any action by, at the written request of or with the written consent of Parent or Merger Sub or as required or expressly permitted by this Agreement, (viii) announcement and pendency of this Agreement and the transactions contemplated hereby or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates, in each case of this clause (viii), including the impact thereof (including any loss or impairment of) on the relationships, contractual or otherwise, of the Company or its Subsidiaries with employees, franchisees, labor unions, customers, suppliers or partners and including any fiduciary duty or disclosure Litigation with respect to, or any Litigation pursuant to any Contract with a third party in connection with, this Agreement, the Merger or any of the other transactions contemplated hereby (provided, that this clause (viii) shall not apply to references to “Material Adverse Effect” in Section 3.05 (Non-Contravention)), except in the cases of clauses (i), (ii), (iii), (iv) or (v), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

(s)        “Ordinary Course of Business”  means the ordinary course of business and consistent with past practice.

(t)        “Parent Disclosure Letter”  means the letter dated as of the date of this Agreement delivered by Parent to the Company prior to or in connection with the execution and delivery of this Agreement.

(u)        “Parent Material Adverse Effect”  means any change, effect, event, occurrence or fact that would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Merger or any of the other transactions contemplated by this Agreement or the ability of Parent to perform its obligations under this Agreement.

(v)        “Parent Termination Fee”  means $134 million.

(w)        “Permitted Liens”  mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business as to which there is no default on the part of the Company or any of its Subsidiaries, (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit the current use of any Owned Real Property or Leased Real Property, (vi) Liens discharged at or prior to the Closing Date and (vii) such other Liens as would not reasonably be expected to materially interfere with the business of the Company and its Subsidiaries, as currently conducted.

(x)        “person”  means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

(y)        “Representative”  means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, managers, employees, investment bankers, financial advisors, attorneys, accountants, auditors or other advisors, agents or representatives.

(z)        “Required Information”  means (i) audited consolidated balance sheets and related statements of income and cash flows of the Company and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least ninety days prior to the Closing Date, and (ii) unaudited consolidated balance sheets and related statements of income of the Company and its consolidated Subsidiaries for the fiscal quarter after the date of the most recent financial statements delivered pursuant to clause (i) above and ended at least forty-five days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year); provided that the filing of the financial statements on Form 10-K and Form 10-Q within such time periods by the Company will satisfy the requirements set forth in clauses (i) and (ii) above.

(aa)        “Sanctioned Country”  means any country or region subject to economic sanctions or trade restrictions of the United States, Canada, the United Nations or any other applicable jurisdiction in which the Company or any of its Subsidiaries has operations that broadly prohibit or restrict dealings with such country or region.

(bb)        “Sanctioned Person”  means any person subject to economic sanctions, trade restrictions, or similar restrictions imposed by the United States, Canada, the United Nations or any other applicable jurisdiction in which the Company or any of its Subsidiaries has operations, including (i) any person identified in any sanctions list maintained by (A) the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (B) the Canadian government, including The Minister of Foreign Affairs (Canada) and the Canadian Governor-in-Council; or (C) the United Nations Security Council; (ii) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any person who, to the Knowledge of the Company, is directly or indirectly owned or controlled by or acting for the benefit or on behalf of a person described in (i) or (ii).

(cc)        “Sanctions Laws”  means all applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by Office of Foreign Assets Control of the U.S. Treasury Department, the Bureau of Industry and Security of the U.S. Department of the Commerce and the U.S. Department of State, and those administered by The Minister of Foreign Affairs (Canada) and the Canadian Governor-in-Council, and any other similar Laws of any other jurisdiction which may be applicable to the Company or any of its Subsidiaries.

(dd)        a “Subsidiary”  of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

(ee)        a “Takeover Statute”  means (i) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA, (ii) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA, (iii) the “fair price requirement” set forth in Section 302A.675 of the MBCA and (iv) any other antitakeover or similar statute or regulation under the MBCA, other than Chapter 80B of the Minnesota Statutes.

(ff)    “Third Party”  means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

Section 9.02    Index of Defined Terms.  The following terms have the meanings ascribed to them, as indicated below:

Term	Section
2003 Plan	3.03(a)
2003 Plan Options	3.03(a)
2010 Health Care Law	3.12(d)
2012 Plan	3.03(a)
2012 Plan Options	3.03(a)
2012 Plan PSUs	3.03(a)
2012 Plan RSUs	3.03(a)
2017 Plan	3.03(a)
Acceptable Confidentiality Agreement	9.01(a)
Acquisition Agreement	5.02(e)
Adverse Recommendation Change	5.02(e)
Advertising Funds	3.18(e)
Affiliate	9.01(b)
Agreement	Preamble
Alcohol Laws	3.10(c)
Alternative Financing	6.08(c)
Articles of Merger	1.03
Authorizations	3.10(a)
Available Financing	6.09(a)
Board Actions	3.04(b)
beneficial ownership	9.01(c)
business day	9.01(d)
Certificate	2.01(c)
Closing	1.02
Closing Date	1.02
Code	2.03(h)
Company	Preamble
Company Articles of Incorporation	3.01

Term	Section
Company Benefit Plan	3.12(o)
Company Board	2.04
Company Bylaws	3.01
Company Common Stock	Recitals
Company Disclosure Letter	9.01(e)
Company Employee	6.05(a)
Company Equity Awards	3.03(a)
Company ESPP Shares	3.03(a)
Company Executive Team	9.01(f)
Company Incentive Plan	3.03(a)
Company Intellectual Property	9.01(g)
Company Noncompete Restrictions	3.09(a)(v)
Company PSUs	3.03(a)
Company Related Parties	8.03(e)
Company Restricted Stock Awards	3.03(a)
Company RSUs	3.03(a)
Company Stock Options	3.03(a)
Company Stock Plans	2.04(e)
Company Swaps	3.22
Company Termination Fee	9.01(h)
Compliant	9.01(i)
Confidentiality Agreement	9.01(j)
Consent Requirements	6.08(a)
Contract	9.01(k)
Current Premium	6.06(a)
Debt Commitment Letter	4.04
Debt Financing	4.04
Debt Financing Agreements	6.08(a)
Debt Financing Sources	9.01(l)
Dissenters’ Rights	2.01(d)
Dissenting Shares	2.01(d)
Effective Time	1.03
Environmental Claims	3.16(b)
Environmental Law	3.16(b)
Equity Award Amounts	2.04(e)
Equity Commitment Letter	4.04
Equity Financing	4.04
Equity Financing Agreements	6.08(b)
Equity Financing Source	9.01(m)
Equity Investor	4.04
ERISA	3.12(a)
ERISA Affiliate	3.12(f)
ESPP	2.05
ESPP Cut-Off Date	2.05
Exchange Act	3.05
Exchange Fund	2.03(a)
Exclusive Rights	3.09(a)(v)
Existing Credit Agreement	9.01(n)
Fairness Opinion	3.28
FDD	3.18(g)

Term	Section
Fee Letters	4.04
Filed SEC Documents	Article III
Financing	4.04
Financing Agreements	6.08(a)
Financing Letters	4.04
Financing Sources	9.01(o)
Foreign Company Plan	3.12(m)
Franchise Agreements	3.18(a)
Franchise Laws	3.10(c)
Franchised Restaurant	3.18(a)
Franchisee	3.18(g)
FTC Rule	3.10(c)
GAAP	3.06(b)
Governmental Authority	3.05
group	5.02(b)(ii)
Hazardous Materials	3.16(b)
HSR Act	3.05
Indebtedness	5.01(b)(viii)
Indemnified Party	6.06(b)
Intellectual Property	3.15(g)
Intervening Event	5.02(b)(iv)
Judgment	3.05
Key Intellectual Property	3.15(a)
Knowledge	9.01(p)
Law	3.05
Leased Real Property	3.14(b)
Liens	3.02
Liquor License	3.10(c)
Litigation	3.08
Marketing Period	9.01(q)
Master Franchise Rights	3.09(a)(v)
Match Right Notice	5.02(h)(i)
Match Right Period	5.02(h)(i)
Material Adverse Effect	9.01(r)
MBCA	Preamble
Measurement Time	3.03(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
NASDAQ	3.05
Nevada Gaming Laws	3.10(c)
New Specified Contracts	5.01(b)(xv)
Non-U.S. Merger Control Laws	6.03(a)
Ordinary Course of Business	9.01(s)
Outside Date	8.01(b)(i)
Owned Intellectual Property	9.01(g)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Disclosure Letter	9.01(t)
Parent Material Adverse Effect	9.01(u)

Term	Section
Parent Related Parties	8.03(e)
Parent Termination Fee	9.01(v)
Party	Preamble
Parties	Preamble
Paying Agent	2.03(a)
Payoff Letter	6.09(e)
Permitted Liens	9.01(w)
person	9.01(x)
Personal Information	3.15(e)
Plan of Merger	Preamble
Principal Supplier	3.24(a)
Proposed Changed Terms	5.02(h)(iii)
Proxy Statement	3.05
PSU Shares	2.04(c)
Real Property Leases	3.14(b)
Real Property Subleases	3.14(c)
Recommendation	3.04(b)
Relationship Laws	3.10(c)
Release	3.16(b)
Representative	9.01(y)
Required Information	9.01(z)
Restraints	7.01(c)
Sanctioned Country	9.01(aa)
Sanctioned Person	9.01(bb)
Sanctions Laws	9.01(cc)
SEC	Article III
SEC Documents	3.06(a)
Securities Act	3.06(a)
Shareholder Approval	3.04(a)
Shareholders’ Meeting	6.01(a)
Specified Contract	3.09(a)
Specified Franchisee	3.18(a)
Subsidiary	9.01(dd)
Superior Proposal	5.02(b)(iii)
Surviving Corporation	1.01
Takeover Proposal	5.02(b)(i)
Takeover Statute	9.01(ee)
Tax Return	3.13(j)
Tax Sharing Agreements	3.13(j)
Taxes	3.13(j)
Terminated Plan	6.05(d)
Third Party	9.01(ff)
Transaction Litigation	6.03(e)
Voting Agreement	Recitals
Voting Company Debt	3.03(c)

Section 9.03    Interpretation.

(a)    When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b)    The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used in this Agreement is not exclusive.

(d)    The phrase “made available,” when used in reference to anything made available to Parent, Merger Sub or their Representatives shall be deemed to mean that such item has been provided in writing (including via email or posting to an electronic data site) to Parent, Merger Sub or their Representatives prior to the execution and delivery of this Agreement.

(e)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f)    References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g)    All capitalized terms not defined in the Company Disclosure Letter or the Parent Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(h)    The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(i)    Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(j)    Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

ARTICLE X

General Provisions

Section 10.01    Nonsurvival of Representations and Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, that this Section 10.01 shall not limit any obligation of any Party which by its terms contemplates performance after the Effective Time.

Section 10.02    Expenses.    Except as provided in Section 6.03(a), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 10.03    Notices.    Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one business day by transmission by facsimile (with written confirmation of transmission) or hand delivery by courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Arby’s Restaurant Group, Inc.

1155 Perimeter Center West

Atlanta, Georgia 30338

Attn:	Nils Okeson
Email:	nokeson@arbys.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attn:	John M. Reiss
Chang-Do Gong
Telephone:	(212) 819-8200
Facsimile:	(212) 354-8113
Email:	jreiss@whitecase.com
cgong@whitecase.com

if to the Company, to:

Buffalo Wild Wings, Inc.

5500 Wayzata Boulevard, Suite 1600

Minneapolis, Minnesota 55416

Attn:	Alexander H. Ware
Emily C. Decker
Telephone:	(952) 953-9943
Facsimile:	(952) 593-9787
Email:	AWare@buffalowildwings.com
EDecker@buffalowildwings.com

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn:	Steven C. Kennedy
Michael A. Stanchfield
Kate Sherburne
Telephone:	(612) 766-7000
Facsimile:	(612) 766-1600
Email:	steven.kennedy@FaegreBD.com
mike.stanchfield@FaegreBD.com
kate.sherburne@FaegreBD.com

Section 10.04    Entire Agreement.    This Agreement, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.

Section 10.05    No Third-Party Beneficiaries.    Except for (a) the provisions of Section 6.06 and Section 10.13, (b) the rights, at and after the Effective Time, of the former holders of shares of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) those third party beneficiary rights of the Company specified in the Equity Commitment Letter and (d) the rights, at and after the Effective Time, of the holders of the Company Equity Awards to receive the payments contemplated by Section 2.04, neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any person other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters. Notwithstanding anything in the foregoing to the contrary, each Financing Source is an express third-party beneficiary of clause (x)(B) of the third sentence of Section 8.03(e) (Termination Fees), Section 8.04 (Amendment), Section 10.04 (Entire Agreement), this Section 10.05 (No Third-Party Beneficiaries), Section 10.06 (Assignment), Section 10.07 (GOVERNING LAW), Section 10.08 (Jurisdiction; Service of Process), Section 10.09 (WAIVER OF JURY TRIAL) and Section 10.11 (Non-Recourse to Non-Parties) and may enforce such sections directly.

Section 10.06    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to the Debt Financing Sources (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Debt Financing) so long as such assignment would not reasonably be expected to have a Parent Material Adverse Effect. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.07    GOVERNING LAW.    SUBJECT TO THE TERMS OF THE DEBT COMMITMENT LETTER AND THE EQUITY COMMITMENT LETTER RELATING TO THE APPLICATION OF NEW YORK LAW (TO THE EXTENT SET FORTH THEREIN ON THE DATE HEREOF), THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY, ANY RIGHT OR OBLIGATION WITH RESPECT TO ANY DEBT FINANCING SOURCE, THE AVAILABLE FINANCING, THE DEBT COMMITMENT LETTER, EQUITY INVESTOR, EQUITY COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ANY LITIGATION RELATING THERETO OR ARISING THEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES AND PROVISIONS.

Section 10.08    Jurisdiction; Service of Process.

(a)        Each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Hennepin County, Minnesota for the purpose of any

Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such Litigation shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought. Each of the Parties agrees that a final judgment in any Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)        Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other Litigation relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 10.03. Nothing in this Section 10.08 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(c)        Notwithstanding anything herein to the contrary, each Party acknowledges and irrevocably agrees (i) that any Litigation, whether in contract or tort, at law or in equity or otherwise, involving any Financing Source arising out of, or relating to, the transactions contemplated hereby, the Financing Letters, the Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each Party submits for itself and its property with respect to any such Litigation to the exclusive jurisdiction of such court and agrees not to bring (or permit any of its Affiliates to bring or support anyone else in bringing) any such Litigation in any other court, (ii) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Litigation in any such court and (iii) that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 10.09    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY (INCLUDING THE FINANCING AND THE FINANCING LETTERS OR AGAINST ANY FINANCING SOURCE) OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.10    Specific Performance.

(a)        The Parties acknowledge and agree that, subject to the provisions of this Section 10.10, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.01, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.08, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity; provided, that the Company shall only be entitled to enforce or seek to enforce specifically Parent’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or otherwise cause Parent or Merger Sub to consummate the Merger (including the obligation to pay the aggregate Merger Consideration) if: (i) the conditions set forth in Section 7.01 and Section 7.02 have been satisfied and remain satisfied at the time when the Closing would have occurred but for the failure of the Financing to be funded (other than those conditions that by their nature are to be satisfied at the Closing but which are then capable of being satisfied at the Closing), (ii) the Debt Financing is available to be funded at the Closing and has been funded or will be funded if the Equity Financing is funded, (iii) the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Financing is funded, then the Closing will occur and (iv) Parent and Merger Sub have failed to consummate the Merger by the date the Merger is required to have occurred pursuant to Section 1.02. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or cause Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby (including the obligation to pay the Merger Consideration) if the Debt Financing has not been funded or will not be funded at the Closing even if the Equity Financing is funded at the Closing.

(b)        The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 10.10 are an integral part of the Merger and the other transactions contemplated hereby and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c)        Notwithstanding anything in this Agreement to the contrary, while the Company may seek (i) specific performance, subject in all respects to this Section 10.10, and

(ii) payment of the Parent Termination Fee, if, as and when payable pursuant to Section 8.03(d), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance or other equitable relief pursuant to which the Merger is actually consummated and the aggregate Merger Consideration is actually received, on the one hand, and payment of any monetary damages whatsoever or the payment of all or a portion of the Parent Termination Fee, on the other hand, or (B) both payment of any monetary damages, on the one hand, and payment of all or any portion of the Parent Termination Fee, on the other hand (except to the extent the amounts of such payments actually received by the Company from all such payments do not exceed the amount of the Parent Termination Fee).

(d)        Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Parent and Merger Sub for monetary damages or other monetary remedies in connection with this Agreement (including, for the avoidance of doubt, under Section 8.02, Section 8.03 or Section 10.10(c)), the Equity Commitment Letter and/or the transactions contemplated hereby and thereby shall be limited to an amount equal to the Parent Termination Fee, and in no event shall any Company Related Party seek or obtain, nor shall it permit any of its Representatives or any other person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against Parent and Merger Sub in excess of an amount equal to the Parent Termination Fee.

Section 10.11    Non-Recourse to Non-Parties.

(a)        Without limiting any of the express terms or conditions of this Agreement or any of the Financing Agreements, each Party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or any other agreement referenced herein or the transactions contemplated hereunder (including any financing obtained in connection with the transactions contemplated by this Agreement), (B) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (C) any breach or violation of this Agreement or any other agreement referenced herein and (D) any failure of the transactions contemplated hereunder or any other agreement referenced herein (including any agreement in respect of financing obtained in connection with the transactions contemplated by this Agreement) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as a Party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder) and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder).

(b)        Notwithstanding anything to the contrary contained herein, but subject (as it relates to any Equity Financing Source) to the express terms of the Equity Commitment Letter, the Company (on behalf of itself and the Company Related Parties) (i) hereby waives any claims or rights against any Financing Source relating to or arising out of this Agreement, the Available Financing, the Financing Letters and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Financing Source in connection with this Agreement, the Available Financing, the Financing Letters and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Financing Source by or on behalf of the Company Related Parties in connection with this Agreement, the Available Financing, the Financing Letters and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Available Financing, the Financing Letters and the transactions contemplated hereby and thereby.

(c)        Notwithstanding anything to the contrary contained herein, no Financing Source shall be responsible for any indirect, incidental, special, punitive, exemplary or consequential damages in connection with this Agreement, the Available Financing, the Financing Letters and the transactions contemplated hereby and thereby.

Section 10.12    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner.

Section 10.13    Legal Representation.    In any Litigation arising under or in connection with this Agreement, each member of the Company Board shall have the right, at his or her election, to retain the firm of Faegre Baker Daniels LLP to represent the Company Board or any of its members in such matter, and each party hereto, for itself, its Affiliates and its and their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Company Board or any of its members in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company or the Company Board. Each party hereto, for itself, its Affiliates and its and their respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Company Board and counsel, including Faegre Baker Daniels LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any Litigation arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Company Board and its counsel shall continue after the Closing to be privileged communications between the Company Board and such counsel. Each member of the Company Board and Faegre Baker Daniels LLP are entitled to rely upon this Section 10.13.

Section 10.14    Counterparts; Facsimile and Electronic Signatures.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

ARBY’S RESTAURANT GROUP, INC.

By:	/s/ Paul J. Brown
	Name:	Paul J. Brown
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

MERGER SUB:

IB MERGER SUB I CORPORATION

By:	/s/ Nils H. Okeson
	Name:	Nils H. Okeson
	Title:	General Counsel and Secretary

[Signature Page to Merger Agreement]

COMPANY:

BUFFALO WILD WINGS, INC.

By:	/s/ Sally J. Wold
	Name:	Sally J. Wold
	Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement]

APPENDIX B

VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 26, 2017 (this “Agreement”), is entered into by and between Arby’s Restaurant Group, Inc., a corporation existing under the laws of Delaware (“Parent”), and the parties listed on Schedule A attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buffalo Wild Wings, Inc., a Minnesota corporation (the “Company”), Parent and IB Merger Sub I Corporation, a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation, on the terms and subject to the conditions of the Merger Agreement (the “Merger”). Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement;

WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock, no par value per share, set forth opposite such Stockholder’s name on Schedule A hereto (together, with any additional securities of the Company described in Section 1.2, for so long as such shares or additional securities are beneficially owned by a Stockholder, being referred to herein as the “Subject Shares” ); and

WHEREAS, as a material inducement to enter into the Merger Agreement and to consummate the Merger, Parent has required that each of the Stockholders enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Voting of Subject Shares.

Section 1.1    Voting Agreement.

(a)        At every meeting of the stockholders of the Company called with respect to the adoption and approval of the Merger Agreement and the terms thereof, the Merger and each of the other transactions contemplated thereby, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to such matters, each Stockholder shall Vote or cause to be Voted such Stockholder’s Subject Shares in favor of adoption and approval of the Merger Agreement and the terms thereof, the Merger and each of the other transactions contemplated thereby and any other action reasonably requested by Parent in furtherance thereof. Furthermore, no Stockholder shall (i) enter into any agreement, arrangement or understanding with any Person to Vote or give instructions inconsistent with this Section 1.1(a), including any granting of proxies, options, rights of first offer or refusal, or any voting agreement, voting trust or arrangement with respect to such Stockholder’s Subject Shares, or (ii) take any other action that would, or would reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

(b)        In addition to the foregoing, at any meeting of the stockholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which any Vote, consent or other approval is sought, each Stockholder shall Vote (or cause to be Voted) all of such Stockholder’s Subject Shares against (i) the approval of any Takeover Proposal or the adoption of any agreement relating to any Takeover Proposal and (ii) any amendment of the Company Articles of Incorporation or the Company By-Laws or any other action, agreement, proposal or transaction involving the Company or any of its Subsidiaries which amendment or other action, agreement, proposal or transaction would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholders contained in this Agreement or would, or would reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Each of the Stockholders further agrees not to commit or agree to take any action inconsistent with the foregoing. For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action; “Voting” and “Voted” shall have correlative meanings. Any such Vote shall be cast, or consent shall be given, for purposes of this Section 1, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent.

(c)        Each Stockholder hereby severally grants to, and appoints, Paul Brown and Nils Okeson, in their respective capacities as designees of Parent, and each of them individually, or any of them, such Stockholder’s proxies and attorneys-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to Vote all of such Stockholder’s Subject Shares in accordance with Sections 1.1(a) and 1.1(b).

(d)        Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable and that all such proxies are hereby revoked.

Section 1.2    Adjustments; Additional Shares.  In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Subject Shares, or (b) that any of the Stockholders shall have become the beneficial owners of any additional shares of common stock or other securities of the Company, then all shares of common stock or other securities of the Company held by any Stockholder immediately following the effectiveness of any event described in clause (a) or any of the Stockholders becoming the beneficial owners of the shares or other securities as described in clause (b), shall, in each case, automatically and without any further action become Subject Shares hereunder.

Section 1.3    Waiver of Appraisal Rights.  Each of the Stockholders hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights that such Stockholder may have in connection with the Merger.

2.	Other Obligations.

Section 2.1    Voting Agreement.  After the execution of this Agreement until the Expiration Date, no Stockholder will, directly or indirectly enter into any voting agreement, voting trust or other voting arrangements with respect to any of the Subject Shares.

Section 2.2    Other Obligations.  From and after the date of this Agreement until the Expiration Date, each of the Stockholders agrees (a) not to, and to cause its Affiliates not to, and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, the “Stockholder Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iii) otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations or (vi) resolve or agree to do any of the foregoing, and (b) not to take any action which makes, or would reasonably be expected to make, any representation or warranty of such Stockholder herein untrue or incorrect.

3.        Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Parent that:

(a)        such Stockholder is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act, but without regard to any conditions (including the passage of time) to the acquisition of beneficial ownership of such shares) of, and has good and valid and marketable title to, such Stockholder’s Subject Shares free and clear of all Liens;

(b)        as of the date hereof, such Stockholder is not the record or beneficial owner of any shares of Company Common Stock, any securities convertible into or exchangeable for any shares of Company Common Stock or other voting securities or instruments of the Company, other than such Stockholder’s Subject Shares;

(c)        (i) such Stockholder (A) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (B) has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite organizational action and no other organizational proceedings on the part of such Stockholder are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby;

(d)        this Agreement has been duly and validly executed and delivered by such Stockholder, and assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity); and

(e)        the execution, delivery and timely performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both): (i) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) contravene or conflict with the certificate of incorporation or the bylaws or other organizational documents of such Stockholder; (iii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a Lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets is bound; or (iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Stockholder.

Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the Expiration Date.

4.        Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that:

(a)        Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement;

(b)        (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby and (ii) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity); and

(c)        the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both): (i) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) contravene or conflict with the certificate of incorporation or the bylaws of Parent; (iii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a Lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound; or (iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent, except in the case of clauses (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of the transactions contemplated by this Agreement.

5.    Covenants of the Stockholders.  Each of the Stockholders shall use such Stockholder’s reasonable best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement and the Merger Agreement. Each of the Stockholders shall notify Parent of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any representation or warranties set forth in Section 3 herein.

6.    Termination.  This Agreement shall terminate upon and shall have no further force or effect after the earliest to occur of (a) the Effective Time, (b) the termination or amendment (in a manner adverse to the stockholders of the Company) of the Merger Agreement in accordance with its terms and (c) the termination of this Agreement by the mutual written agreement of Parent and the Stockholders (the date of such earliest to occur, the “Expiration Date”); provided, that any termination shall not relieve any party from liability for breach of this Agreement prior to such termination.

7.    Fiduciary Duties.  No Person executing this Agreement or any affiliate thereof who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each of the Stockholders is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or restrict such Stockholder or affiliate thereof from taking any action in such Stockholder or Stockholder affiliate’s capacity as a director or officer of the Company or otherwise affect any action or decision by such Stockholder or affiliate thereof in such Stockholder or Stockholder affiliate’s capacity as a director or officer of the Company.

8.    Miscellaneous.

Section 8.1    Fees and Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 8.2    Amendments and Modification.  This Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 8.3    Survival of Representations and Warranties.  The representations and warranties in this Agreement shall survive the Expiration Date and the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement prior to such termination.

Section 8.4    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one business day by transmission by facsimile (with written confirmation of transmission) or hand delivery by courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

Arby’s Restaurant Group, Inc.

1155 Perimeter Center West

Atlanta, Georgia 30338

Attention: Nils Okeson

Email: nokeson@arbys.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: John M. Reiss; Chang-Do Gong

Email: jreiss@whitecase.com; cgong@whitecase.com

Facsimile: (212) 354-8113

and if to any of the Stockholders, to:

Marcato Capital Management LP

Four Embarcadero Center

Suite 2100

San Francisco, California 94111

Attention: Richard T. McGuire III

Email: McGuire@marcatollc.com

Facsimile: (415) 796-6388

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: Richard M. Brand; Joshua A. Apfelroth

Email: richard.brand@cwt.com; joshua.apfelroth@cwt.com

Facsimile: (212) 504-6666

Section 8.5    Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

Section 8.6    Entire Agreement.  This Agreement and the documents and the instruments referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. The parties acknowledge and agree that there were no prior agreements, arrangements or understandings, either written or oral, among the parties with respect to the subject matter hereof.

Section 8.7    Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable in any applicable jurisdiction, (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.8    Governing Law.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.9    Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any court of the State of Delaware or the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by the Merger Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief. PARENT AND THE STOCKHOLDERS EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10    Extension, Waiver.  At any time prior to the Expiration Date, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.11    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are transferred prior to the Expiration Date. No assignment by any party hereto shall relieve such party of its obligations under this Agreement.

Section 8.12    Legal Counsel.  The Stockholders acknowledge that they have been advised to, and have had the opportunity to, consult with their attorneys prior to entering into this Agreement. The Stockholders acknowledge that attorneys for the Company represent the Company and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 8.13    Agreement Negotiated.  The form of this Agreement has been negotiated by or on behalf of Parent and the Stockholders, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

Section 8.14    Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

Section 8.15    Cooperation.  Without limiting Section 5, if any notices, approvals or filings are required with any Governmental Authority in order to allow the parties hereto to effectively carry out the transactions contemplated by this Agreement, the Stockholders and Parent shall cooperate in making such notices or filings or in obtaining such approvals.

Section 8.16    Joint and Several Liability.  The Stockholders shall be jointly and severally liable for the performance by any Stockholder of such Stockholder’s obligations hereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

ARBY’S RESTAURANT GROUP, INC.

By:	/s/ Paul J. Brown
Name: Title:	Paul Brown Chief Executive Officer

[Signature Page to Voting Agreement]

STOCKHOLDERS:

Marcato Capital Management LP By: Marcato Holdings LLC, its General Partner

By:	/s/Richard T. McGuire III
Name: Title:	Richard T. McGuire III Managing Member

Marcato International Master Fund Ltd.

By:	/s/Richard T. McGuire III
Name: Title:	Richard T. McGuire III Director

Marcato Special Opportunities Master Fund LP By: Marcato General Partner LLC, its General Partner

By:	/s/Richard T. McGuire III
Name: Title:	Richard T. McGuire III Director

[Signature Page to Voting Agreement]

Schedule A

Name and Address of Stockholder	Number of Outstanding Shares of Common Stock Owned of Record	Number of Shares Under Options for Common Stock that are Exercisable within 60 days	Other Shares Beneficially Owned

Marcato Capital Management LP Four Embarcadero Center Suite 2100 San Francisco, California 94111	0	0	992,399

Marcato International Master Fund Ltd. Four Embarcadero Center Suite 2100 San Francisco, California 94111	2,000	0	948,699

Marcato Special Opportunities Master Fund LP Four Embarcadero Center Suite 2100 San Francisco, California 94111	0	0	41,700

APPENDIX C

OPINION OF GOLDMAN SACHS & CO. LLC

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

November 27, 2017

Board of Directors

Buffalo Wild Wings, Inc.

5500 Wayzata Blvd., Suite 1600

Minneapolis, MN 55416

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Arby’s Restaurant Group, Inc. (“Arby’s”) and its affiliates) of the outstanding shares of common stock, no par value per share (the “Shares”), of Buffalo Wild Wings, Inc. (the “Company”) of the $157.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 27, 2017 (the “Agreement”), by and among Arby’s, IB Merger Sub I Corporation, a subsidiary of Arby’s (“Merger Sub”), and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Arby’s, any of their respective affiliates and third parties, including Roark Capital Partners, an affiliate of Arby’s (“Roark”), and any of its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

C-1

Board of Directors

Buffalo Wild Wings, Inc.

November 27, 2017

underwriting services to Roark and its affiliates and/or portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of 5,750,000 shares of Common Stock of Wingstop Inc., a former portfolio company of Roark, in March 2016; and as joint lead arranger and joint bookrunner with respect to senior secured credit facilities (aggregate principal amount $725,000,000) of International Car Wash Group Limited, a portfolio company of Roark, in September 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Arby’s and their respective affiliates, and Roark and any of its affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Roark and its affiliates from time to time and may have invested in limited partnership units of affiliates of Roark from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 25, 2016; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the US restaurant industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

C-2

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Arby’s and its affiliates) of Shares, as of the date hereof, of the $157.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $157.00 in cash per Share to be paid to the holders (other than Arby’s and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Arby’s or Merger Sub or the ability of the Company, Arby’s or Merger Sub to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $157.00 in cash per Share to be paid to the holders (other than Arby’s and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC

(GOLDMAN SACHS & CO. LLC)

C-3

Board of Directors

Buffalo Wild Wings, Inc.

November 27, 2017

APPENDIX D

DISSENTERS’ RIGHTS PROVISIONS

DISSENTERS’ RIGHTS UNDER THE MINNESOTA BUSINESS CORPORATIONS ACT

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B or 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B or 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion is adopted by the corporation and becomes effective;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

If you have questions or need assistance voting your shares,

please contact our proxy solicitor:

Toll-Free: +1 (800) 662-5200 Collect: +1 (203) 658-9400
BWLD@morrowsodali.com
470 West Avenue Stamford CT, 06902

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK « « « EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

BUFFALO WILD WINGS, INC.	As a shareholder of Buffalo Wild Wings, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Standard Time, on XXXXX, 2018.

INTERNET/MOBILE — www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲
PROXY	Please mark your votes like this

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED

“FOR” ALL PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS

1.	Merger Proposal. To approve the Agreement and Plan of Merger, dated as of November 27, 2017 (which, as it may be amended from time to time, we refer to as the “merger agreement”), by and among Buffalo Wild Wings, Inc., Arby’s Restaurant Group, Inc., and IB Merger Sub I Corporation, pursuant to which Buffalo Wild Wings, Inc. would be acquired by way of a merger and become a wholly owned subsidiary of Arby’s Restaurant Group, Inc., which we refer to as the “merger.”	FOR ☐	AGAINST ☐	ABSTAIN ☐	3.	Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Golden Parachute Proposal. To approve, in a non-binding advisory vote, certain compensation that may be paid or become payable by Buffalo Wild Wings, Inc. to its named executive officers in connection with the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐	CONTROL NUMBER

Signature                                                                  Signature, if held jointly                                             Date                        , 2018.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

BUFFALO WILD WINGS, INC.

5500 WAYZATA BOULEVARD, SUITE 1600

MINNEAPOLIS, MINNESOTA 55416

Important Notice Regarding the Availability of Proxy Materials

for The Special Meeting of Shareholders:

The Notice and Proxy Statement are available at:

http://www.cstproxy.com/buffalowildwings/sm2018

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BUFFALO WILD WINGS, INC.

SPECIAL MEETING OF SHAREHOLDERS

XXXXX, XXXXX, 2018, XXX CENTRAL STANDARD TIME

The undersigned appoints Alexander H. Ware and Emily C. Decker or either of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Buffalo Wild Wings, Inc. held of record by the undersigned at the close of business on XXXXX, XXXX at the Special Meeting of Shareholders of Buffalo Wild Wings, Inc. to be held at XXXXXX CST on XXXXXX, XXXX, or at any adjournment thereof, at XXXXX.

(Continued, and to be marked, dated and signed, on the other side)